Exhibit 4(b)

COMMON AGREEMENT

dated as of April 29, 2003

among

GRUPO MINERO MEXICO, S.A. DE C.V.,

MINERA MEXICO, S.A. DE C.V.,

INDUSTRIAL MINERA MEXICO, S.A. DE C.V.,
MINERA MEXICO INTERNACIONAL, INC.,
MEXICANA DE COBRE, S.A. DE C.V.,
MINERALES METALICOS DEL NORTE, S.A.,
MEXICANA DE CANANEA, S.A. DE C.V.,
MEXICANA DEL ARCO, S.A. DE C.V.,
MINERALES Y MINAS MEXICANAS, S.A. DE C.V.,
COMPANIA DE TERRENOS E INVERSIONES DE SAN LUIS POTOSI, S.C. POR A., S.A.,
MEXICO COMPANIA INMOBILIARIA, S.A.,
PROYECCIONES URBANISTICAS S. DE R.L. DE C.V.,

EACH OTHER PERSON IDENTIFIED ON THE SIGNATURE PAGES HERETO
as a PRINCIPAL SUBSIDIARY,

THE FINANCIAL INSTITUTIONS IDENTIFIED HEREIN
as SEN HOLDERS and BANK HOLDERS,

BANK OF AMERICA, N.A.,
as BANK HOLDERS ADMINISTRATIVE AGENT,

HSBC BANK USA,
as SHARED PAYMENT AND COLLATERAL AGENT,

HSBC BANK USA,
as SEN COLLATERAL AGENT,

and

THE BANK OF NEW YORK,
not in its individual capacity
but solely as trustee for
GRUPO MEXICO EXPORT MASTER TRUST NO. 1,
as SEN TRUSTEE.

i

LIST OF APPENDIXES

Appendix A	–	Uniform Definitions and Rules of Interpretation

LIST OF EXHIBITS

Exhibit 2.01(h)(i)	-	Form of Affiliate Guaranty
Exhibit 2.01(h)(ii)	-	Form of GM Guaranty
Exhibit 2.01(n)(i)-A	-	Form of Secretary’s Certificate (U.S. Entities)
Exhibit 2.01(n)(i)-B	-	Form of Secretary’s Certificate (Mexican Entities)
Exhibit 2.01(n)(ii)	-	Form of Responsible Officer Certificate
Exhibit 2.01(r)(i)	-	Form of Legal Opinion of Sidley Austin Brown & Wood LLP
Exhibit 2.01(r)(ii)	-	Form of Legal Opinion of Borrower’s General Counsel
Exhibit 2.01(r)(iii)	-	Form of Legal Opinion of Jauregui, Navarrete, Nader y Rojas, S.C.
Exhibit 2.01(r)(iv)	-	Form of Legal Opinion of Ritch, Heather y Mueller, S.C.
Exhibit 2.01(r)(v)	-	Form of Legal Opinion of Emmet, Marvin & Martin
Exhibit 2.01(y)(iv)(A)	-	Form of Legal Opinion of Sidley Austin Brown & Wood LLP relating to the GM Guaranty
Exhibit 2.01(y)(iv)(B)	-	Form of Legal Opinion of Borrower’s General Counsel relating to the GM Guaranty
Exhibit 2.01(z)(ii)	-	Form of GM’s Responsible Officer Certificate
Exhibit 2.01(aa)	-	Form of Lost Note Affidavit
Exhibit 4.05(a)(i)	-	Form of Summary of Sources and Uses of Cash
Exhibit 4.05(a)(ii)	-	Form of Borrower Operating Report
Exhibit 4.05(c)(ii)	-	Form of CEO Report
Exhibit 4.05(h)	-	Lender Payments
Exhibit 4.06(a)	-	Forms of Intercompany Payable Restructuring Documents
Exhibit 5.10	-	Base Net Intercompany Account Balance Total
Exhibit 6	-	Financial Statement Example
Exhibit 6.01	-	Sample Calculation of Net Working Capital
Exhibit 6.02	-	Sample Calculation of Interest Coverage Ratio
Exhibit 6.03	-	Sample Calculation of Debt Coverage Ratio
Exhibit 6.04	-	Sample Calculation of Total Debt to Net Capitalization Ratio
Exhibit 7.01	-	SEN Make-Whole Amount Calculation Definitions
Exhibit 7.01(f)(i)	-	SEN Make-Whole Amount Calculation (Liquidation/Amortization)
Exhibit 7.01(f)(iii)	-	SEN Make-Whole Amount Calculation (Trapped Funds Prepayment)
Exhibit 7.01(g)	-	SEN Make-Whole Amount Calculation (Series D)
Exhibit 8.01	-	Cash Flow Calculations
Exhibit 8.01(c)	-	Cash Flow Prepayment
Exhibit 14.23	-	Form of Subordination Agreement

v

LIST OF SCHEDULES

Schedule A-1	-	Primary Accounts
Schedule A-2	-	Scheduled Assets
Schedule 1.1	-	SEN Holders
Schedule 1.2	-	Bank Holders
Schedules 2.01(x)	-	Translated Documents
Schedule 3.06	-	Pending or Threatened Litigation
Schedule 3.08	-	Retiree Benefits
Schedule 3.08(f)	-	Labor Issues
Schedule 3.09	-	Title to Properties
Schedule 3.10(a)	-	Taxes
Schedule 3.12	-	Environmental Compliance
Schedule 3.14	-	Subsidiaries
Schedule 3.23	-	Customers and Contracts
Schedule 3.27	-	Deposit Accounts
Schedule 4.01(b)	-	Restructured Debt Payment Schedule
Schedule 4.03(b)	-	Acknowledgement Percentage Cash Trapping Amounts
Schedule 5.09	-	Certain Payments
Schedule 5.11	-	Capitalized Stripping and Capital Expenditures
Schedule 14.14	-	Notices

COMMON AGREEMENT (this “Agreement”) dated as of April 29, 2003 by and among GRUPO MINERO MEXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico, as the borrower prior to the Intercompany Payable Restructuring (“GMM”), MINERA MEXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico, as equity contributor and, from and after the Intercompany Payable Restructuring, the borrower (“MM”), INDUSTRIAL MINERA MEXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“IMMSA”), MINERA MEXICO INTERNACIONAL, INC., a New York corporation (“MMI”), MEXICANA DE COBRE, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Mexcobre”), MINERALES METALICOS DEL NORTE, S.A., a sociedad anónima organized under the laws of Mexico (“Mimenosa”), MEXICANA DE CANANEA, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Mexcananea”), MEXICANA DEL ARCO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Mexarco”), MINERALES Y MINAS MEXICANAS, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“MMM”), COMPANIA DE TERRENOS E INVERSIONES DE SAN LUIS POTOSI, S.C. POR A., S.A., a sociedad anónima organized under the laws of Mexico (“TISLP”), MEXICO COMPANIA INMOBILIARIA, S.A., a sociedad anónima organized under the laws of Mexico (“MCI”), PROYECCIONES URBANISTICAS S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“PU”), each other Person identified as a “Principal Subsidiary” on the signature pages hereto from time to time, the financial institutions identified on Schedule 1.1 hereto as SEN Holders (the “SEN Holders”), the financial institutions identified on Schedule 1.2 hereto as Bank Holders (the “Bank Holders”), BANK OF AMERICA, N.A., as the Bank Holders Administrative Agent (the “Bank Holders Administrative Agent”), HSBC BANK USA, solely in its capacity as the Shared Payment and Collateral Agent (the “Shared Payment and Collateral Agent”), HSBC BANK USA, solely in its capacity as the SEN Collateral Agent (the “SEN Collateral Agent”), and THE BANK OF NEW YORK, a banking corporation organized under the laws of the State of New York, not in its individual capacity but solely as trustee (in such capacity, the “SEN Trustee”) of GRUPO MEXICO EXPORT MASTER TRUST NO. 1, a trust formed under the laws of the State of New York (the “SEN Trust”).

W I T N E S S E T H:

WHEREAS, the parties hereto include the parties to the Existing Bank Agreements and the Existing SEN Agreements;

WHEREAS, GMM and the Guarantors that are party to the Existing Bank Agreements and the Existing SEN Agreements acknowledge they currently owe debt in favor of the Bank Holders under the Existing Bank Agreements and in favor of the SEN Trustee and the SEN Holders under the Existing SEN Agreements; and

WHEREAS, the parties hereto desire to amend and restate all of the Existing Bank Agreements and certain of the Existing SEN Agreements, in the form of, and upon the terms and conditions set forth in, this Agreement and the other Operative Documents.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01                                Definitions.  For all purposes of this Agreement, the capitalized terms used herein that are defined in Appendix A hereto have the respective meanings assigned in such Appendix A.

Section 1.02                                Construction of References.  For all purposes of this Agreement, terms used herein shall be interpreted in accordance with paragraphs A-F of Appendix A.

ARTICLE II
CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 2.01                                Conditions of Effectiveness.  The effectiveness of this Agreement and the occurrence of the closing of the transactions contemplated herein on the Closing Date shall be deemed to have occurred upon satisfaction of the conditions precedent listed in this Section 2.01.  Such conditions precedent shall be deemed satisfied upon confirmation to each of the Bank Holders, the SEN Holders, the Bank Holders Administrative Agent, the Shared Mexican Trustee, the SEN Collateral Agent and the SEN Trustee by the Shared Payment and Collateral Agent that each of the Bank Holders, the SEN Trustee and the SEN Holders accept or are deemed to accept each of the items listed in this Section 2.01.

The Shared Payment and Collateral Agent shall give not less than one (1) Business Day’s notice of the anticipated Closing Date to each of the Bank Holders, the SEN Holders, the Bank Holders Administrative Agent, the Shared Mexican Trustee, the SEN Collateral Agent and the SEN Trustee.  Each of the Bank Holders, the SEN Trustee and the SEN Holders shall be deemed to have agreed to and accepted each item listed below, unless any such Person notifies the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent (in the case of the Bank Holders) and the SEN Collateral Agent (in the case of the SEN Holders) that it does not so agree to or accept such item by 5:00 p.m. (New York City time) on the Business Day on which the notice referred to in the previous sentence of this paragraph is transmitted.

(a)                                  Common Agreement.  This Agreement shall have been duly authorized, executed and delivered by each of the parties hereto.

(b)                                 Restructured Trust Indenture.  The Restructured Trust Indenture shall have been duly authorized, executed and delivered by each of the parties thereto.

(c)                                  Bank Holders Restructured Loan Agreement.  The Bank Holders Restructured Loan Agreement shall have been duly authorized, executed and delivered by each of the parties thereto.

(d)                                 Mexican Security Trust Agreement.  The Mexican Security Trust Agreement shall have been duly authorized, executed and delivered by each of the parties thereto, and (i) filed for registration in (A) the Public Registry of Commerce with jurisdiction in the corporate domicile of each of the grantors under the Mexican Security Trust Agreement and (B) the Registro Público de Minería, and (ii) be in proper form for filing and registration in (A) the Instituto Mexicano de la Propriedad Industrial, (B) the Public Registry of Property with jurisdiction in each place where real property subject to the Mexican Security Trust Agreement is located, and (C) in any other registry or institution that, in light of the nature of the assets subject to the Mexican Security Trust Agreement, is required under Applicable Law to perfect or maintain the transfer of ownership to the Shared Mexican Trustee under the Mexican Security Trust Agreement (including any supplement thereto whereby any real property is transferred as of the Closing Date) of the assets subject thereto, in all cases in proper legal form naming the Shared Mexican Trustee as owner of such assets in favor of the Shared Payment and Collateral Agent and The Bank of New York as trustee under the Yankee Bank Indenture.  In addition, (x) the Shared Mexican Trustee shall have received in ownership all certificates representing the shares of Capital Stock subject to the Mexican Security Trust Agreement duly endorsed in favor of the Shared Mexican Trustee, in each case respectively by the corresponding transferor, and each such transfer of ownership shall have been duly recorded in the appropriate corporate registry of the corresponding issuer of such certificates, (y) Borrower shall have delivered evidence that all of the foregoing has been delivered and performed and that appropriate instruments have been filed in all locations in which filings necessary to register properly the ownership interest of the Shared Mexican Trustee in each asset subject to the Mexican Security Trust Agreement are required to be filed on or prior to the Closing Date in accordance with the terms of the Mexican Security Trust Agreement and (z) the Shared Payment and Collateral Agent shall have executed and delivered the Trust Acceptance Letter.

(e)                                  Security Agreements.

(i)                                     The U.S. Security Agreement shall have been duly authorized, executed and delivered by the parties thereto.

(ii)                                  The SEN Security Agreement shall have been duly authorized, executed and delivered by the parties thereto.

(f)                                    [Reserved.]

(g)                                 Liens.  The Lenders shall have received reports acceptable to the Lenders from each of the appropriate filing or recording offices, in respect of a search of the applicable files and any indices of Liens maintained by such offices (including, if applicable, indices of judgment, revenue and tax Liens), which reports shall evidence that the property covered by the U.S. Security Agreement, the SEN Security Agreement and the Mexican Security Trust Agreement, respectively, is free and clear of all Liens other than Permitted Liens.

(h)                                 Affiliate Guaranty and GM Guaranty.

(i)                                     Each Guarantor shall have duly authorized, executed and delivered to each Lender an originally executed counterpart of the Affiliate Guaranty, substantially in the form attached hereto as Exhibit 2.01(h)(i), and provided a copy of the same to each Agent for each Lender; and

(ii)                                  GM, GMM and MM shall have duly authorized, executed and delivered to each GM Guaranty Beneficiary an originally executed counterpart of the GM Guaranty, substantially in the form attached hereto as Exhibit 2.01(h)(ii), and provided a copy of the same to each Agent for each Lender.

(i)                                     Perfection Matters.  Borrower and Guarantors shall have filed appropriate Uniform Commercial Code financing statements, made such other filings and taken such actions as may be necessary or advisable to perfect a first priority security interest with respect to the SEN Collateral and the Shared Collateral, as applicable, pursuant to the terms and provisions of, and to the extent required by, the Operative Documents.

(j)                                     Notes.  Each of the SEN Trustee, the SEN Holders and the Bank Holders shall have received any Notes, duly executed by the maker thereof and, with respect to the Bank Holders Notes only, por aval by each Guarantor, being issued to them pursuant to the terms of the Restructured Trust Indenture or the Bank Holders Restructured Loan Agreement, as applicable.

(k)                                  Updated Projections.  Borrower shall have adopted and delivered updated projections for Borrower and its Subsidiaries for the period 2003-2010 containing a forecast on a quarterly basis through such period, which projections shall be satisfactory in all material respects to the Super-Majority Lenders (the “Updated Projections”).

(l)                                     Governmental and Third Party Approvals.  All licenses, authorizations and permits of any Governmental Authority (including Hacienda) and all consents and approvals of any Governmental Authority or third party, in each case as may be required to maintain the Restructured Debt, grant the Liens provided for in the Collateral Documents, make the Affiliate Guaranty by each of the Guarantors, make the GM Guaranty by GM, or otherwise enter into the Operative Documents, shall have been obtained and be in full force and effect.

(m)                               Deliveries to the SEN Trustee, the SEN Collateral Agent and the Bank Holders Administrative Agent.  The SEN Trustee, the SEN Collateral Agent and the Bank Holders Administrative Agent shall have received each of the following, each in form and substance satisfactory to the SEN Trustee, the SEN Collateral Agent and the Bank Holders Administrative Agent and certified by a Responsible Officer of Borrower:

(i)                                     such documents and certifications as may be necessary or advisable to evidence that each of Borrower and the Guarantors is duly organized or formed (including the documents listed in Section 2.01(n));

(ii)                                  (A) copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such party and the validity against such party of the Operative Documents to which it is a party or (B) a certificate stating that no such consents, licenses or approvals are so required;

(iii)                               evidence that all insurance required to be maintained pursuant to the Operative Documents has been obtained and is in effect;

(iv)                              evidence that the Process Agent has accepted its appointment as such for Borrower and each Guarantor, together with copies of the notarial deeds pursuant to which each such party (other than MMI) shall have granted to the Process Agent an irrevocable power of attorney for lawsuits and collections;

(v)                                 evidence that the Customer Notice and Acknowledgement requirements of Section 4.03 have been complied with; and

(vi)                              a calculation of the Intercompany Payable as of March 31, 2003, and any other information or documents reasonably requested by the Lenders or the Financial Advisor.

(n)                                 Secretary and Officer Certificates. The SEN Trustee, the SEN Collateral Agent and the Bank Holders Administrative Agent shall have received each of the following, dated as of the Closing Date:

(i)                                     a Secretary’s Certificate in substantially the form of Exhibit 2.01(n)(i)-A or Exhibit 2.01(n)(i)-B, as applicable, of each of AMC, Borrower and the Guarantors; and

(ii)                                  a certificate signed by a Responsible Officer of Borrower and each Guarantor, in substantially the form attached hereto as Exhibit 2.01(n)(ii), certifying that:

(A)                              the representations and warranties contained in Article III are true and correct on and as of such date, as though made on and as of such date; except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date;

(B)                                no Default or Event of Default exists or would result from the restructuring contemplated by the Operative Documents;

(C)                                there has not occurred since September 30, 2002 any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(D)                               at all times during the Interim Funding Period, each of Borrower and each Guarantor complied in all material respects with the Affirmative Covenants and Negative Covenants;

(E)                                 no new payment, bankruptcy or insolvency-related Event of Default has occurred, other than those expressly waived by the Lenders, and is continuing under any Existing Bank Agreement or Existing SEN Agreement;

(F)                                 neither MM nor any of its Subsidiaries has made any voluntary payments or has voluntarily given any property or collateral to Westdeutsche Landesbank Girozentrale or Siemens Financial Services GmbH (or any of their respective successors and assigns) with respect to the Enron Obligations; and

(G)                                all conditions of this Section 2.01 have been met.

(o)                                 Equity Contribution.  The Lenders shall have received satisfactory evidence that the Equity Contribution has been delivered to a bank account of Borrower in immediately available funds for unrestricted use in operations.

(p)                                 SEN Closing Date Contribution.  The Lenders shall have received satisfactory evidence that the SEN Closing Date Contribution has been released by the SEN Holders on an unrestricted basis from any of the Original Collection Accounts and the Debt Service Reserve Account and delivered to a bank account of Borrower in immediately available funds.

(q)                                 ASARCO Confirmation and Release.  The Lenders shall have received (i) a confirmation from ASARCO that any inventory of Borrower or any Guarantor in the possession and control of ASARCO, including any inven11tory that is in transit in the United States, does not belong to ASARCO, and (ii) a release from ASARCO, in form and substance satisfactory to the Lenders, with respect to any and all rights it may have in, against, or to such inventory, including any rights of set-off.

(r)                                    Legal Opinions.  The Lenders and the Agents (but as to clause (iii) below, the Bank Holders and the Bank Holders Administrative Agent only, as to clause (iv) below, the SEN Trustee, the SEN Collateral Agent and the SEN Holders only, and as to clause (v) below, the SEN Holders and the SEN Collateral Agent only) shall have received favorable legal opinions, dated as of the Closing Date, of:

(i)                                     Sidley Austin Brown & Wood LLP, special New York counsel to Borrower and each Guarantor, as to matters set forth in Exhibit 2.01(r)(i) and as to such other matters as the Required Lenders may reasonably request;

(ii)                                  Mexican counsel to AMC and the general counsel of Borrower and each Guarantor, as to the matters set forth in Exhibit 2.01(r)(ii) and as to such other matters as the Required Lenders may reasonably request;

(iii)                               Jauregui, Navarrete, Nader y Rojas, S.C., special Mexican counsel to the Bank Holders, as to matters set forth in Exhibit 2.01(r)(iii) and as to such other matters as the Bank Holders’ Administrative Agent or the Required Bank Holders may reasonably request;

(iv)                              Ritch, Heather y Mueller, S.C., special Mexican counsel to the SEN Trustee and the SEN Holders, as to matters set forth in Exhibit 2.01(r)(iv) and as to such other matters as the SEN Trustee and the Required SEN Holders may reasonably request; and

(v)                                 Emmet, Marvin & Martin, LLP, special New York counsel to the SEN Trustee, as to matters set forth in Exhibit 2.01(r)(v) and as to such other matters as the Required SEN Holders may reasonably request.

(s)                                  Absence of Event of Default.  Borrower shall have certified that no new payment, bankruptcy or insolvency-related Event of Default shall have occurred, other than any that have been expressly waived in writing by the Lenders, and be continuing under any Existing Bank Agreement or Existing SEN Agreement.

(t)                                    Interest Related Payments by Borrower.  The Lenders shall have received payment in full, in immediately available funds, of (i) all accrued and unpaid Current Cash Interest as of the Closing Date, and (ii) the excess, if any, of (a) all Cash Interest that would have accrued during the Interim Funding Period under the Operative Documents had the terms set forth herein and therein been effective and binding on Borrower during the Interim Funding Period less (b) the sum (without duplication) of (x) all Current Cash Interest, if any, that accrued and was actually paid to the Lenders during the Interim Funding Period and (y) all Current Cash Interest that accrued during the Interim Funding Period and is to be paid pursuant to the immediately preceding clause (i).

(u)                                 Payment of Fees and Transaction Expenses.  Borrower shall have paid all fees, costs and expenses due and payable pursuant to Section 8.05 and Section 11.02.

(v)                                 The Bank of Nova Scotia.  The Bank of Nova Scotia shall have received payment of the Scotiabank Unpaid Default Interest.

(w)                               SEN Interest Reserve Account. On the Closing Date, there shall be on deposit in the SEN Interest Reserve Account, or Borrower shall have caused to be deposited into such account on such date, an amount of cash equal to the SEN Interest Reserve Account Required Balance as of the Closing Date.

(x)                                   Translated Documents.  Borrower shall cause to be delivered to the Shared Payment and Collateral Agent English translations of the documents listed in Part I of Schedule 2.01(x) and any other documents that are required to be translated under Applicable Law in Mexico for the performance of the transactions contemplated in the Operative Documents.

(y)                                 Deliveries to the GM Agent.  The GM Agent shall have received each of the following, each in form and substance satisfactory to the GM Agent and its legal counsel and certified by a Responsible Officer of each of GM, MM and GMM:

(i)                                     such documents and certifications as the GM Agent may reasonably require to evidence that each of GM, MM and GMM is duly organized or formed (including the documents listed in Section 2.01(z));

(ii)                                  (A) copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by GM, MM and GMM, as the case may be, and the validity against GM, MM and GMM, as the case may be, of the GM Guaranty, and such consents, licenses and approvals shall be in full force and effect, or (B) a certificate stating that no such consents, licenses or approvals are so required;

(iii)                               evidence that the Process Agent has accepted its appointment as such under Section 6.20 of the GM Guaranty for GM and under Section 14.22 for each of MM and GMM, together with copies of the notarial deeds pursuant to which GM, MM and GMM, as the case may be, shall have granted to the Process Agent an irrevocable power of attorney for lawsuits and collections;

(iv)                              favorable legal opinions, dated as of the Closing Date, and addressed to the GM Agent and the GM Guaranty Beneficiaries of:

(A)                              Sidley Austin Brown & Wood LLP, special New York counsel to GM, MM and GMM, as to matters set forth in Exhibit 2.01(y)(iv)(A) and as to such other matters as the GM Agent may reasonably request, and

(B)                                The general counsel of GM, MM and GMM, as to the matters set forth in Exhibit 2.01(y)(iv)(B) and as to such other matters as the GM Agent may reasonably request; and

(v)                                 any other information reasonably requested pursuant to the terms hereof by the GM Guaranty Beneficiaries or the GM Agent.

(z)                                   Corporate Documents, Incumbency Certificates, etc. The GM Agent shall have received each of the following, each in form and substance satisfactory to the GM Agent and its legal counsel:

(i)                                     a Secretary’s Certificate in substantially the form of Exhibit 2.01(n)(i)-B of GM; and

(ii)                                  a certificate signed by a Responsible Officer of each of GM, MM and GMM in substantially the form attached hereto as Exhibit 2.01(z)(ii), stating that:

(A)                              the representations and warranties contained in Article III of the GM Guaranty in the case of GM and Article III of the Common Agreement (as modified by Section 6.21(a) of the GM Guaranty) are true and correct on and as of such date, as though made on and as of such date; except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date,

(B)                                no GM Guaranty Default or GM Guaranty Event of Default (as each such term is defined in the GM Guaranty) exists or would result from the restructuring contemplated by the Operative Documents, and

(C)                                there has not occurred since September 30, 2002 any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect (as defined in the GM Guaranty).

(aa)                            Cancelled Notes.  Each SEN Holder, each Bank Holder and the SEN Trustee shall have delivered on the Closing Date, against delivery of the Notes described in Section 2.01(j), either (i) the original notes issued to them pursuant to the terms of the Original Trust Indenture or the Existing Bank Agreements or (ii) an affidavit in the form attached hereto as Exhibit 2.01(aa) by an authorized officer of such Person.

(bb)                          Ex-Im Guarantees.   Each of Bank of America, N.A. and Société Générale shall have received written confirmation, in form and substance satisfactory to each of them,

respectively, from Export-Import Bank of the United States that it agrees to extend its currently existing guarantees to the Restructured Debt held by each of such Bank Holders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower and each Guarantor jointly and severally represent and warrant to each Agent, the SEN Trustee and each Lender, as of the date hereof and as of the Closing Date, that:

Section 3.01                                Corporate Existence and Power.  Borrower and each Guarantor:

(a)                                  is a sociedad anónima de capital variable, except for Mimenosa, TISLP and MCI, each of which is a sociedad anónima, PU, which is a sociedad de responsabilidad limitada de capital variable, and MMI, which is a corporation, duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its formation;

(b)                                 has the requisite power and authority and all licenses, authorizations, consents and approvals to own, lease and operate its assets and to conduct its business (except to the extent, in each such case, that the failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect) and to execute, deliver, and perform its obligations under the Operative Documents;

(c)                                  is duly qualified as a foreign entity and is licensed and in good standing (or the equivalent, if any, under Mexican Applicable Law) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license (except to the extent that the failure to be so qualified, licensed or in good standing could not reasonably be expected to have a Material Adverse Effect);

(d)                                 is in compliance with all Applicable Laws (except to the extent that the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect); and

(e)                                  has no outstanding shares of Capital Stock other than such shares that have been validly issued and are fully paid and non-assessable and are owned as indicated in Schedule 3.14.

Section 3.02                                Corporate Authorization; No Contravention.  The execution, delivery and performance by Borrower and each Guarantor of this Agreement and each other Operative Document to which such Person is party have been duly authorized by all necessary corporate action, and do not and will not:

(a)                                  contravene the terms of any such Person’s Organizational Documents;

(b)                                 conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any such Person is a party (including the Yankee Bond Indenture), or any order, injunction, writ or decree of any Governmental Authority to which any such Person or its property is subject; provided that the parties hereto acknowledge that the assignments under the Mexican Security Trust Agreement and the pledge under the U.S. Security Agreement may give rise to equitable Liens pursuant to the Yankee Bond Indenture (and Borrower and each Guarantor further represent and warrant that the provisions of the Operative Documents comply fully with the provisions of the Yankee Bond Indenture); or

(c)                                  violate any Applicable Law.

Section 3.03                                Compliance with Other Instruments; No Breach.  Neither Borrower nor any Guarantor is in violation of (i) its estatutos sociales (or, with respect to MMI, its certificate of incorporation or its by-laws), (ii) any Applicable Law, or any order, writ, injunction or decree of any court, tribunal or Governmental Authority binding on such Person or its properties, or (iii) any agreement or instrument to which it is a party or by which it is bound or to which it is subject, except for such violations in clauses (ii) or (iii) that in the aggregate would not have a Material Adverse Effect.

Section 3.04                                Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Person is necessary or required in connection with the execution, delivery or performance of any Operative Document by, or the enforcement of any Operative Document against, Borrower or any Guarantor, except any such approval, consent, exemption, authorization, action, notice or filing that has already been obtained, taken or made, as the case may be, and is in full force and effect.

Section 3.05                                Binding Effect.  This Agreement and each other Operative Document to which Borrower or any Guarantor is a party have been duly executed and delivered by it and constitute the legal, valid and binding obligations of Borrower and each Guarantor to the extent it is a party thereto, enforceable against each such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles related to enforceability.  Without limiting the foregoing, each Bank Holder Note is a valid and enforceable credit instrument (título de crédito) in accordance with the Ley General de Títulos y Operaciones de Crédito enforceable under Mexican law by means of a summary judicial proceeding (acción ejecutiva mercantil) against Borrower, as maker, and any Guarantor party thereto, as avalista.

Section 3.06                                Litigation.  Except as specifically disclosed in Schedule 3.06, there are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of Borrower or any Guarantor, threatened or contemplated (whether at law, in equity, in arbitration or before any Governmental Authority), against Borrower or any Guarantor that:

(a)                                  purport to affect or pertain to this Agreement or any other Operative Document or any of the transactions contemplated hereby or thereby; or

(b)                                 could reasonably be expected to have a Material Adverse Effect.

In addition, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Operative Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 3.07                                No Default.  No Default or Event of Default exists or would result from the incurrence of any Restructured Debt by Borrower or any Guarantor.  Neither Borrower nor any Guarantor is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that if such default occurred after the Closing Date, could reasonably be expected to create or constitute a Default or an Event of Default.

Section 3.08                                Employee Benefit Plans; Employment Matters.  As of the Closing Date:

(a)                                  Each employee benefit plan (if any) of Borrower or any Guarantor has been maintained, operated and administered in accordance with its terms and with Applicable Law, and all notices, filings and disclosures required by such terms or Applicable Law have been timely made, except when the failure to maintain, operate, administer, notify, file or disclose could not reasonably be expected to have a Material Adverse Effect.  No proceeding with respect to the administration or the investment of any assets of any such employee benefit plan (other than routine claims for benefits) that could reasonably be expected to have a Material Adverse Effect is pending or threatened.

(b)                                 All obligations of Borrower or any Guarantor for payments with respect to any and all mandatory and additional employee benefit plans (including I.M.S.S., Infonavit and accrued payroll tax payments for their respective employees) have been timely paid and properly reported in the financial statements required to be delivered hereunder except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 3.08 or as required by Applicable Law, neither Borrower nor any Guarantor has any liability for retiree benefits.

(d)                                 Except as set forth on Schedule 3.08, neither Borrower nor any Guarantor has any payment obligations for retiree benefits that are past due and unpaid.

(e)                                  Each of Borrower and the Guarantors has complied in all material respects with all Applicable Laws with respect to employment practices, including applicable health and safety regulations, and there is no charge or complaint alleging any violation of such Applicable Laws against Borrower or any Guarantor pending or, to any of their  knowledge, threatened (including by or before any federal or local labor board, any tribunal or the Comisión Nacional del Sistema de Ahorro para el Retiro (National Savings and Retirement System Commission)) that could reasonably be expected to have a Material Adverse Effect.

(f)                                    Except as set forth on Schedule 3.08(f), there is no labor strike, request for representation, slowdown or stoppage pending or, to the best knowledge of Borrower or any Guarantor, threatened against or affecting any of them that could reasonably be expected to have a Material Adverse Effect.

(g)                                 Borrower and each Guarantor have filed all forms, reports and statements, in each case with respect to employment matters and employment benefit plans, and provider agreements, benefit plan descriptions, payor agreements, beneficiary materials and other documents (including those related to employee benefit plans) required to be filed by any of them with any Governmental Authority, including state and federal insurance and health regulatory authorities, except where the failure to file could not reasonably be expected to have a Material Adverse Effect.

Section 3.09                                Title to Properties.  Except as set forth on Schedule 3.09, Borrower and each Guarantor has unencumbered legal title to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 3.10                                Taxes.

(a)                                  Except as set forth on Schedule 3.10(a), Borrower and each Guarantor has accurately filed tax returns, statements and reports required to be filed, and have timely paid all taxes, assessments, fees, penalties, and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings and with respect to which bonds have been posted as may be required by Applicable Law and adequate reserves have been provided in accordance with Mexican GAAP, and those that could not reasonably be excepted to have a Material Adverse Effect.  There is no proposed tax assessment against Borrower or any Guarantor that would, if made, have a Material Adverse Effect.

(b)                                 There is no Tax of any kind whatsoever imposed by any Governmental Authority in Mexico either (i) on or by virtue of the execution, delivery, performance, enforcement or admissibility into evidence of this Agreement, the Notes or any other Operative Document or (ii) on any payment to be made by Borrower or any Guarantor pursuant to this Agreement, the Notes or any other Operative Document, except that, as of the Closing Date, any payment of interest or fees payable from Mexico under this Agreement (other than such payments to or on behalf of Export Development Canada, which are not subject to Mexican withholding tax) will be subject to withholding tax as set forth in the Mexican Income Tax Law; provided that in the case of payments made under this Agreement to financial institutions registered with Hacienda for purpose of Article 195, Section I of the Mexican Income Tax Law that are residents (or have the principal offices of such Lender resident, if such Lender lends through a branch or agency) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation, the applicable rate will be 4.9%, or such other rate as may be provided in the Mexican Income Tax Law.

(c)                                  Neither Borrower nor any Guarantor intends to treat the Restructured Debt as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Borrower or any Guarantor determines to take any action inconsistent with such intention, it will promptly notify the Shared Payment and Collateral Agent thereof.  Accordingly, if Borrower or any Guarantor so notifies the Shared Payment and Collateral Agent, it acknowledges that one or more of the Lenders may treat the Restructured Debt as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.  Borrower and the Guarantors acknowledge and agree that they have not received any tax advice from any Agent or Lender in connection with the foregoing.

Section 3.11                                Financial Condition.

(a)                                  Each of (x) the audited consolidated balance sheet of Borrower and each Guarantor dated December 31, 2001, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date, and (y) the unaudited consolidated balance sheet of Borrower and each Guarantor dated September 30, 2002, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the three fiscal quarters ended on that date:

(i)                                     were prepared in accordance with Mexican GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(ii)                                  fairly present the financial condition of each of Borrower and each Guarantor, as applicable, as of the dates thereof, and results of operations for the periods covered thereby (subject, in the case of the financial statements at and for the period ended September 30, 2002, to ordinary, good faith year-end audit adjustments).

(b)                                 Neither Borrower nor any Guarantor had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as of said dates.  There has been no material adverse change in the consolidated financial condition, operations, business or prospects of Borrower and the Guarantors, taken as a whole, since September 30, 2002, from that set forth in the audited financials referred to in clause (a)(x) of this Section 3.11.

Section 3.12                                Environmental Compliance.  In the ordinary course of its business, Borrower and each Guarantor conducts an ongoing review of the effect of Environmental Laws on its business, operations and properties, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for cleanup or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, except as set forth on Schedule 3.12, (a) Borrower and each Guarantor is in compliance with Environmental Laws other than any failure to comply that has not resulted and cannot reasonably be expected to result in a Material Adverse Effect; (b) to the best of Borrower’s and each Guarantor’s knowledge, there is no condition on or near real property leased, owned, or otherwise used by Borrower or any Guarantor that has given or could give rise to liability under any Environmental Law, which liability has resulted or could reasonably be expected to result in a Material Adverse Effect; and (c) to the best of Borrower’s and each Guarantor’s knowledge, neither Borrower nor any Guarantor has suffered any act or omission that could give rise to liability under any Environmental Laws that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 3.13                                No Burdensome Restrictions.  Neither Borrower nor any Guarantor is a party to or bound by a Contractual Obligation, or subject to any restriction in any Organizational Document or any Applicable Law, that could reasonably be expected to have a Material Adverse Effect.

Section 3.14                                Ownership; Subsidiaries.  Immediately prior to the transfer thereof to the Shared Mexican Trustee under the Mexican Security Trust Agreement, MM owns, directly or indirectly, beneficially and of record, not less than 98.9093% of the Capital Stock of GMM.  As of the Closing Date, MM has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 3.14.  The information set forth in part (a) of Schedule 3.14 concerning the Subsidiaries of MM is true, complete and correct as of the Closing Date.  As of the Closing Date, GMM has no Subsidiaries other than those specifically disclosed in part (b) of Schedule 3.14 and has no equity investments in any other Person other than those specifically disclosed in part (c) of Schedule 3.14.  The information set forth in parts (b) and (c) of Schedule 3.14 concerning GMM’s direct and indirect shareholdings and other equity investments is true, complete and correct as of the Closing Date.  As of the Closing Date, the only Subsidiaries of Borrower that are Principal Subsidiaries are IMMSA, MMI, Mexcobre, Mimenosa, Mexcananea, Mexarco, MMM, TISLP, MCI and PU.  As of the Closing Date, none of the Principal Subsidiaries has any Subsidiaries other than those specifically disclosed in part (d) of Schedule 3.14 or has any equity investments in any other Persons other than those specifically disclosed in part (e) of Schedule 3.14.  The information set forth in parts (d) and (e) of Schedule 3.14 concerning the Principal Subsidiaries’ direct and indirect shareholdings and other equity investments is true, complete and correct as of the Closing Date.

Section 3.15                                Insurance.  The properties of Borrower and each Guarantor are insured, with financially sound and reputable independent insurance companies that are not Affiliates of any of Borrower or any Guarantor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Guarantor operates.

Section 3.16                                Swap Obligations.  Neither Borrower nor any Guarantor has incurred any outstanding obligations under any Swap Contract, other than Permitted Swap Obligations.

Section 3.17                                Legal Form; No Filing.  Each of this Agreement, the Notes and each of the other Operative Documents is in proper legal form under the law of Mexico for the enforcement thereof under such law; each of the Operative Documents that is stated to be governed by Mexican law constitutes the legal, valid and binding obligations of Borrower and any Guarantor party thereto under such law, enforceable in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles related to enforceability; and with respect to each of the Operative Documents that is not stated to be governed by such law, each such Operative Document would, if it were stated to be governed by such law, constitute the legal, valid and binding obligations of Borrower or any Guarantor party thereto under such law, enforceable in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles related to enforceability.  It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, any

Note or any other Operative Documents in Mexico that this Agreement, any Note, any Operative Document or any other document be filed, registered, recorded or enrolled with any court or other Governmental Authority or other Person in Mexico except (a) for the registration of the Mexican Security Trust Agreement in (i) the Public Registry of Commerce with jurisdiction in the corporate domicile of each of the grantors under the Mexican Security Trust Agreement, (ii) the Public Registry of Property with jurisdiction in each place where real property subject to the Mexican Security Trust Agreement is located, (iii) the Instituto Mexicano de la Propiedad Industrial and (iv) the Registro Público de Minería, (b) for the registration of the terms of the Mexican Security Trust Agreement in the stock registry book of each issuer of certificates representing Capital Stock subject to the Mexican Security Trust Agreement, which registration will be made prior to the Closing Date, and (c) that in the event of any legal proceedings, all English language documents are required to be translated into Spanish by a court approved translator and such translations would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.  The Spanish versions of the Bank Holders Notes delivered pursuant to this Agreement are in the proper form for enforcement in legal proceedings in Mexico.  Except for fees payable for the registration of the Mexican Security Trust Agreement and the notarization thereof and of each Mexican power-of-attorney required to be granted under the Operative Documents, no Taxes are required to be paid and no notarization is required for the legality, validity, enforceability or admissibility into evidence of this Agreement, any Note or any other Operative Document.

Section 3.18                                No Liens.  There is no Lien upon or with respect to any of the Shared Collateral or SEN Collateral, except Permitted Liens.  Borrower’s Subsidiaries have good title to, and are entitled to receive all monies due or to become due as the proceeds of any sale under, any Export Contracts to which they are parties free and clear of any adverse claims or Liens, subject only to the Operative Documents.

Section 3.19                                Commercial Activity; Absence of Immunity.

(a)                                  Each of Borrower and each Guarantor is subject to civil and commercial law with respect to its obligations under this Agreement, each Note and each of the other Operative Documents to which it is a party.  The making and performance by Borrower and each Guarantor of this Agreement, each Note and each of the other Operative Documents constitute private and commercial acts rather than public or governmental acts.  Neither Borrower nor any Guarantor, nor any of their respective property, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of Borrower and each Guarantor under this Agreement, each Note and each of the other Operative Documents to which it is a party.

(b)                                 It is not necessary (i) in order for any Agent or any Lender to enforce this Agreement, the Notes or any other Operative Documents or (ii) solely by reason of the execution, delivery and performance of this Agreement, the Notes or any other Operative Document, that such Agent or any Lender be licensed or qualified with any Governmental Authority in Mexico or be entitled to carry on business in Mexico.

Section 3.20                                Solvency.  Each of Borrower and each Guarantor, individually and on a consolidated basis with its consolidated Subsidiaries, after giving effect to the Equity Contribution, the SEN Contribution, and the other transactions contemplated hereby and by the other Operative Documents, will be Solvent; provided, however, that the Solvency of each Principal Subsidiary shall be calculated without taking into account its obligations under the Affiliate Guaranty.

Section 3.21                                Enron Obligations.  None of MM’s or GMM’s Subsidiaries, or any Affiliate thereof, has made any voluntary payment or has voluntarily transferred any assets or collateral to Westdeutsche Landesbank Girozentrale or Siemens Financial Services GmbH (or any of their respective successors or assigns) with respect to the Enron Obligations.

Section 3.22                                Full Disclosure.  None of the representations and warranties made by Borrower or any Guarantor in this Agreement, in any Note or in any of the other Operative Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, written report, written statement or certificate furnished by or on behalf of Borrower or any Guarantor in connection with the Operative Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.  Borrower and each Guarantor have disclosed to the Lenders in writing any and all facts or circumstances that could reasonably be expected to have a Material Adverse Effect.

Section 3.23                                Customers; Contracts.

(a)                                  All of the Customers, all of the Export Contracts, and all of the Domestic Contracts as of the date hereof are listed on Schedule 3.23.  Each such Contract (i) constitutes the legal, valid and binding obligation of Borrower or any Guarantor party thereto, as the case may be, and the customer named therein, and is enforceable in accordance with its terms, (ii) is in full force and effect without any default thereunder by GMM, MM or any of their respective Affiliates or, to the best of Borrower’s or any Guarantor’s knowledge, by any party thereto, (iii) is not subject to any right of rescission, set-off, recoupment, defense or counterclaim with respect to payment of amounts due to GMM, MM or any of their respective Affiliates other than those allowed under Applicable Law and (iv) has not been satisfied, subordinated or rescinded.  Neither Borrower nor any Guarantor has received on or prior to the date hereof written notice of any claim, charge or threat that Borrower or any Guarantor has breached any such Export Contract.  As of the date hereof and as of the Closing Date, no advance payments, other than those set forth in Schedule 3.23, are outstanding under any such Export Contracts.  All amounts payable to Borrower and each Guarantor under such Export Contracts are payable and denominated in Dollars.

(b)                                 As of the Closing Date, neither Borrower nor any Guarantor has sold for less than reasonably equivalent value, discounted or otherwise transferred any amounts receivable, or any amount that may become receivable, under any Contracts.

Section 3.24                                Investment Company Act.  Neither Borrower nor any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

Section 3.25                                Public Utility Holding Company Act.  Neither Borrower nor any Guarantor is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act.

Section 3.26                                Foreign Assets Control Regulations, etc.  Neither Borrower nor any Guarantor is (a) an “enemy” as defined in the Trading with the Enemies Act of 1917, as amended, or (b) a “national” of any “designated foreign country” as defined in the Foreign Assets Control Regulations.  None of the transactions contemplated by this Agreement or the other Operative Documents will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Iranian Transactions Regulations, the Iraqi Sanctions Regulations, the Libyan Sanctions Regulations, the Soviet Gold Coin Regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or the restrictions set forth in Executive Orders No. 8389, 9193, 12543 (Libya), 12544 (Libya), 12801 (Libya), 12722 (Iraq), 12808 (Yugoslavia), 12810 (Yugoslavia) or 12831 (Yugoslavia), as amended, of the President of the United States of America or of any rules or regulations issued thereunder.

Section 3.27                                Bank Accounts.  Neither Borrower nor any Guarantor maintains any deposit account or securities account (as such terms are defined in the Uniform Commercial Code) in the United States, other than those deposit accounts listed in Schedule 3.27.

Section 3.28                                Real Property Value.  As of the Closing Date, the value of the real property subject to the Mexican Security Trust Agreement represents not less than seventy percent (70%) of the total value of all real property owned by Borrower and the Principal Subsidiaries.

Section 3.29                                Principal Subsidiaries.  Each Subsidiary of Borrower that is a Principal Subsidiary is a party hereto.

ARTICLE IV
AFFIRMATIVE COVENANTS

Each of MM (on behalf of itself, GMM and each Principal Subsidiary, but only to the extent applicable), GMM (on behalf of itself and each Principal Subsidiary) and each Principal Subsidiary (on behalf of itself and its respective Subsidiaries, where applicable) agrees that, until the Restructured Debt has been paid in full, it shall comply with the following affirmative covenants (each, an “Affirmative Covenant”) unless waived by the Super-Majority Lenders in writing.

Section 4.01                                Certain Payment Obligations.

(a)                                  Borrower shall make all payments required under the terms of this Agreement and the other Operative Documents on such dates and subject to such conditions as are specified herein and therein (including payments of Cash Interest to be made in accordance with Section 8.04).  Borrower shall notify the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent of each such payment, pursuant to a notice in form and substance reasonably satisfactory to the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent, not later than 11:00 a.m. (New York City time) on the date of such payment (or on such earlier date as may be specified in this Agreement).

(b)                                 Commencing on June 25, 2004 and on a quarterly basis thereafter, and subject to any prepayments thereof, Borrower shall make amortization payments to the Shared Payment and Collateral Agent on such dates and in such amounts as are set forth on the Restructured Debt Payment Schedule in accordance with the terms of Section 8.03.

(c)                                  Upon the occurrence of any Prepayment Event, Borrower shall pay any amounts due as a result thereof in accordance with Article VIII.

Section 4.02                                Fees and Expenses.  Borrower shall pay all outstanding and ongoing reasonable and documented fees and expenses of the Agents, the SEN Trustee and the Lenders in accordance with Section 11.02.

Section 4.03                                Customer Notice and Acknowledgements.

(a)                                  Borrower shall ensure that Customer Notice and Acknowledgements have been sent to and received by at least ninety-eight percent (98%) of its Customers and use its best efforts to require Customers representing at least eighty-five percent (85%) of Export Sales for the immediately preceding four consecutive full fiscal quarters to sign Customer Notice and Acknowledgements.  Each Customer Notice and Acknowledgement shall (i) direct the applicable Customer to make all future payments to the Collection Accounts and (ii) inform the applicable Customer of the proper account information for all future payments (including informing the applicable Customer that the Collection Accounts are now being held by the SEN Collateral Agent).  Borrower shall provide copies of each Customer Notice and Acknowledgement to the Financial Advisor.

(b)                                 Anything in subsection (a) of this Section 4.03 or elsewhere herein or in any other Operative Document to the contrary notwithstanding, Borrower shall not be required to comply with such subsection (a) during the period commencing on the Closing Date and ending on July 11, 2003.  Prior to 12:00 p.m. (New York City time) on June  13, 2003 and on Friday of each week thereafter through July 11, 2003 (or if any such Friday is not a Business Day, on the Business Day immediately preceding such Friday) (each such day a “Percentage Calculation Date”), Borrower shall deliver to the Financial Advisor copies of all Customer Notice and Acknowledgements received by Borrower since the immediately preceding Percentage Calculation Date (or since the Closing Date with respect to the initial Percentage Calculation Date) and shall calculate and notify the Financial Advisor of the percentage of total Export Sales for the immediately preceding four consecutive full fiscal quarters that is attributable to

Customers from which Customer Notice and Acknowledgements have been delivered to the Financial Advisor (the “Acknowledgement Percentage”).  If the Financial Advisor determines that the Acknowledgement Percentage as of any Percentage Calculation Date is 85% or greater, this subsection (b) shall be of no further force or effect, the obligations of Borrower under this Section 4.03 shall be governed solely by Section 4.03(a), and Borrower shall be allowed to withdraw all funds held in the Collection Accounts and the Investment Account provided that no cash trapping is then in effect pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii).  If the Financial Advisor determines that the Acknowledgement Percentage as of any Percentage Calculation Date is less than 85%, then the Financial Advisor will on such Percentage Calculation Date instruct the SEN Collateral Agent to trap cash in the Collection Accounts and the Investment Account in accordance with Section 7.01(b)(iii) in an amount (the “Acknowledgement Cash Trapping Amount”) equal to that set forth on Schedule 4.03(b) opposite the percentage range within which such Acknowledgement Percentage falls.  Borrower shall cause the Acknowledgement Percentage to be 85% on or before July 11, 2003.

Section 4.04                                Financial Advisor’s Access.  Borrower shall, and shall cause each of its Subsidiaries to, permit the Financial Advisor to have reasonable access to its property, employees, books and records and all other information with respect to Borrower and its Subsidiaries as the Financial Advisor may reasonably request.  The access that Borrower and its Subsidiaries shall provide the Financial Advisor shall be sufficient to allow the Financial Advisor to provide the Lenders with a monthly financial report and a quarterly analysis of Borrower’s (and such Subsidiaries’) financial condition during the first year following the Closing Date and if such reports are requested, in writing, by the Required Lenders, quarterly financial reports thereafter.  Further, the Financial Advisor’s quarterly analysis shall specifically determine (i) whether Borrower has complied with each of the Financial Covenants and (ii) whether any Prepayment Event shall have occurred.

Section 4.05                                Financial Reporting.  Borrower shall deliver to the Financial Advisor, the Bank Holders Administrative Agent and each of the Lenders, the Shared Payment and Collateral Agent and the SEN Collateral Agent:

(a)                                  on a monthly basis for the first twelve (12) months following the Closing Date, not more than thirty (30) days after the last day of each of such twelve (12) months:

(i)                                     a summary of sources and uses of cash for each such month in substantially the form attached hereto as Exhibit 4.05(a)(i) (which shall set forth all applicable information in Dollars), and

(ii)                                  a monthly report of Borrower substantially in the form attached hereto as Exhibit 4.05(a)(ii) in English (which shall set forth all applicable information in both Dollars and Pesos);

(b)                                 on a quarterly basis for each fiscal quarter from the Closing Date to the Maturity Date, as soon as available but not more than thirty (30) days after the end of such fiscal quarter:

(i)                                     copies of unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and cash flows for such fiscal quarter, certified by the chief financial officer of Borrower, which certification shall include the representation of such chief financial officer that to the best of such chief financial officer’s knowledge, after diligent inquiry, the information presented in such balance sheets and other financial statements fairly and accurately represents the financial condition of Borrower and its Subsidiaries on a consolidated or consolidating basis, as the case may be,

(ii)                                  a summary of sources and uses of cash with respect to Borrower and its Subsidiaries for such fiscal quarter,

(iii)                               a certificate from a Responsible Officer of Borrower listing any new mining exploitation and exploration activity in which Borrower or any of its Subsidiaries has engaged in the preceding fiscal quarter, which certificate shall include a statement that, to the best of such Responsible Officer’s knowledge, after diligent inquiry, such certificate is accurate and complete,

(iv)                              a certificate from the chief financial officer of Borrower stating that, to the best of such chief financial officer’s knowledge, after diligent inquiry, the aggregate monthly average deposits held by Borrower and its Subsidiaries in banking institutions not affiliated with any Lender did not, for any month during the prior fiscal quarter, exceed $9 million,

(v)                                 a certificate from the chief financial officer of Borrower that shall include: (A) the specific calculations of each of the Financial Covenants for such fiscal quarter, (B) the basis and calculation for each of the calculations relating to any Prepayment Event for such fiscal quarter (including calculations of the quarterly Excess Cash Flow for the second and third fiscal quarters of Fiscal Year 2003, even though such calculations will not in any event result in an Excess Cash Flow Prepayment Event), (C) a certification by such chief financial officer that, to the best of his knowledge, after diligent inquiry, each of the foregoing calculations is true and accurate, (D) a certification that, to the best of the knowledge of such chief financial officer, after diligent inquiry, no Default or Event of Default has occurred and (E) a certification that, to the best of the knowledge of such chief financial officer, after diligent inquiry, the Financial Covenants were calculated in accordance with Mexican GAAP, consistently applied,

(vi)                              a certificate from the chief financial officer of Borrower stating, to the best of such chief financial officer’s knowledge, after diligent inquiry, the daily average price of copper, zinc and silver for such fiscal quarter (determined in accordance with Section 8.01(b)),

(vii)                           a certificate from the chief financial officer of Borrower setting forth the total amount of Export Receivables and the total amount of sales of mining products by Borrower and its Subsidiaries during such fiscal quarter and calculating the percentage set forth in Section 5.08 in reasonable detail (which shall set forth all applicable information in both Dollars and Pesos), which certificate shall state that the data set forth therein is accurate to the best of such chief financial officer’s knowledge, after diligent inquiry into such matters,

(viii)                        a certificate from the chief financial officer of Borrower setting forth in reasonable detail the basis of the calculation of (A) the Intercompany Payable (but only prior to the Intercompany Payable Restructuring) and (B) the Intercompany Account Balance as of the last day of such fiscal quarter (which shall set forth all applicable information in both Dollars and Pesos), which certificate shall state that the data used in such calculation is accurate to the best of such chief financial officer’s knowledge, after diligent inquiry into such matters,

(ix)                                a certificate of the chief financial officer of Borrower setting forth the total amount of Capitalized Stripping and Capital Expenditures during such fiscal quarter and the basis of such calculation in reasonable detail (which shall set forth all applicable information in both Dollars and Pesos), which certificate shall state that the data used in such calculation is accurate to the best of such chief financial officer’s knowledge, after diligent inquiry into such matters, and

(x)                                   a certificate of the chief financial officer of Borrower setting forth (A) a list of each asset (other than real property and concessions) with an acquisition price or value greater than or equal to $100,000, and all real property and all concessions, in each case that were acquired by any of Borrower and its Subsidiaries during such fiscal quarter and the corresponding purchase prices therefor, denoting which of such assets are or are required to be subject to the Lien under the Mexican Security Trust Agreement, and (B) if Borrower proposes to not subject certain of such assets to the Lien under the Mexican Security Trust Agreement, the reasons therefor;

(c)                                  on a quarterly basis for each fiscal quarter from the Closing Date to the Maturity Date, as soon as available but not more than thirty (30) days after the end of each fiscal quarter:

(i)                                     the unaudited consolidated quarterly financial report of GM, and

(ii)                                  the quarterly CEO Report of GM, substantially in the form attached hereto as Exhibit 4.05(c)(ii) (which shall set forth all applicable information in both Dollars and Pesos);

(d)                                 on an annual basis from the Closing Date to the Maturity Date, as soon as available but not more than one hundred twenty (120) days after the end of each fiscal year:

(i)                                     copies of the audited consolidated balance sheets of GM and its Subsidiaries and audited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such year, together with, in each case, the related consolidated, and with respect to Borrower and its Subsidiaries only, consolidating, statements of income or operations, statements of shareholders’ equity and statements of cash flows for such year, setting forth in each case in English (but denominated in both Pesos and Dollars) in comparative form the figures for the previous fiscal year, and each accompanied by the opinions of an internationally recognized independent public accounting firm (the “Independent Auditor”), each of which opinions shall state that such consolidated financial statements present fairly the financial position of GM and its Subsidiaries or Borrower and its Subsidiaries, as applicable, for the period indicated in conformity with Mexican GAAP applied on a basis consistent with prior years and shall contain a reconciliation under U.S. GAAP of net income and shareholders’ equity.  Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of GM’s, Borrower’s or any of their respective Subsidiary’s records,

(ii)                                  annual CEO Reports of GM under U.S. GAAP and Mexican GAAP pertaining to GM and its Subsidiaries, or such other similar report prepared by GM, if any,

(iii)                               a copy of the financial projections for Borrower (and its Subsidiaries on a consolidated basis), in each case for the period commencing with the then current fiscal year and ending with fiscal year 2008 and prepared in good faith based upon reasonable assumptions, and

(iv)                              a certificate from a Responsible Officer of Borrower stating (A) that such action has been taken with respect to the recording, filing, re-recording and refiling of any Collateral Documents and any supplements thereto, including any UCC-1 financing or UCC-3 continuation statements, as is necessary to maintain, for the 15-month period succeeding the date of such certificate, the rights and interests of the Lenders and the Agents in and to the Shared Collateral and the SEN Collateral and the perfection of the security interests created thereby and reciting the details of such action or (B) that no such action is necessary to maintain, for the 15-month period succeeding the date of such certificate, the perfection of such rights and interests and security interests.

(e)                                  promptly, but in any event within ten (10) Business Days after filing with the SEC or a request therefor, copies of all financial statements and reports that GM sends to its public shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 20-F and 6-K) that Borrower, GM or any Principal Subsidiary may make to, or file with, the SEC;

(f)                                    promptly, but in any event within ten (10) Business Days after a request therefor, such additional information regarding the business, financial, or corporate affairs of Borrower or any Principal Subsidiary as may reasonably be requested by any Lender through the Shared Payment and Collateral Agent;

(g)                                 on or before the thirtieth (30th) day following any Event of Default arising from a breach of any Financial Covenant, a certificate of the chief financial officer of Borrower setting forth the basis of the calculations of each Financial Covenant in reasonable detail, which certificate shall state that the data used in such calculation is accurate to the best of such chief financial officer’s knowledge, after diligent inquiry into such matters.  In addition, on or before such thirtieth (30th) day, Borrower shall convene one or more meetings in New York City with the Lenders (or their designees) and the Financial Advisor to discuss the relevant covenant defaults and the steps being taken to remedy such defaults;

(h)                                 concurrently with any payment made by Borrower pursuant to any Operative Document, a report in the form of Exhibit 4.05(h) specifying, on a Lender-by-Lender basis, the amount paid for the account of each Lender and the amount of tax withheld, if any, by Borrower with respect to such payment; and

(i)                                     promptly after Borrower has notified the Shared Payment and Collateral Agent of any intention by Borrower to treat the Restructured Debt as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8889 or any successor form.

Section 4.06                                Certain Post-Closing Matters.

(a)                                  Intercompany Payable Restructuring.  Prior to August 30, 2003, GMM and MM shall complete the Intercompany Payable Restructuring.  Conditions precedent to the closing of the Intercompany Payable Restructuring shall include the following:  (i) such restructuring (A) shall result in potential future tax savings to Borrower, (B) shall not in any way adversely affect the interests of the Lenders and (C) shall not result in MM or GMM being in default under any Contractual Obligation; (ii) execution and delivery to the Bank Holders of the original New Bank Holders Notes; (iii) execution and delivery to the SEN Trustee of the original New SEN Trustee Notes; (iv) delivery to the Agents and the Lenders of (A) the Intercompany Payable Restructuring Opinions and (B) certificates of a Responsible Officer of each of MM and GMM certifying that all conditions precedent to and delivery requirements in connection with the Intercompany Payable Restructuring have been satisfied; and (v) execution and delivery to the Agents and the Lenders of copies of each of the other Intercompany Payable Restructuring Documents.

(b)                                 Insurance Policies.  Not later than ninety (90) days after the Closing Date, Borrower shall deliver to the Shared Payment and Collateral Agent a certificate of a Responsible Officer of Borrower attaching certified copies of insurance certificates with respect to all insurance policies maintained by Borrower and each Guarantor naming the Shared Mexican Trustee as an additional insured and loss payee thereunder, with any loss payable to the Shared Mexican Trustee without contribution, and the Shared Payment and Collateral Agent shall notify each other Agent and each Lender of the receipt thereof.  The Shared Payment and Collateral Agent shall have no duty or responsibility to take any other action in connection with such insurance certificates or insurance policies, or any renewal or expiration thereof.

(c)                                  Translated Documents.  Borrower shall cause to be delivered to the Shared Payment and Collateral Agent, (i) not later than ninety (90) days after the Closing Date, Spanish translations of all Operative Documents in the English language and English translations of all Operative Documents in the Spanish language, in each case that are listed in Part II of Schedule 2.01(x), each of which shall be prepared by a court approved translator and approved by Mexican legal counsel for the Bank Holders and for the SEN Holders and (ii) not later than ninety (90) days after request therefor, English translations of any other Operative Document in the Spanish language and Spanish translations of any other Operative Document in the English language as may reasonably be requested by any Lender or any Agent, each of which shall be prepared by a court approved translator and approved by Mexican legal counsel for the Bank Holders and for the SEN Holders.  Each translation into Spanish prepared pursuant to this

Section 4.06(c) shall be delivered together with a notarial instrument approving such sworn translation and a primer testimonio thereof to the Agents.  If Borrower fails to timely deliver such translations and notarial instruments as set forth above, the Shared Payment and Collateral Agent, at the written direction of the Required Lenders, will cause such translations to be prepared and delivered at Borrower’s expense.

Section 4.07                                Notices.  Borrower and each Principal Subsidiary shall promptly notify each Agent and each Lender:

(a)                                  of the occurrence of any Default or Event of Default within five (5) days of a Responsible Officer of Borrower or such Principal Subsidiary becoming aware of such occurrence;

(b)                                 of the occurrence of any Prepayment Event (provided that in the case of an Asset Disposition Prepayment Event, such notice shall be given not more than ten (10) days after its occurrence);

(c)                                  of the issuance of equity securities by Borrower or any of its Subsidiaries pursuant to a private or public offering in the Mexican, United States or other capital markets within three (3) Business Days of such issuance and the estimated amount of net issuance proceeds to be received in connection therewith; and

(d)                                 of any matter (including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower, any Principal Subsidiary or any of their respective Subsidiaries; or (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower, any Principal Subsidiary or any of their respective Subsidiaries and any Governmental Authority or any other Person, or any developments in respect thereof) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice under this Section 4.07 shall be accompanied by a written statement by a Responsible Officer of Borrower (i) setting forth details of the occurrence referred to therein and stating what action Borrower, GM, the affected Principal Subsidiary or any affected Subsidiary of GM or Borrower proposes to take with respect thereto and the timeframes in which such actions shall be taken and (ii) describing with particularity any and all clauses or provisions of this Agreement or other Operative Document that have been (or foreseeably will be) breached or violated in connection therewith.

Section 4.08                                Preservation of Existence.  Except in connection with transactions permitted by Section 5.03 or Section 5.05, each of Borrower and each Principal Subsidiary will:

(a)                                  preserve and maintain its existence in accordance with Applicable Law; and

(b)                                 do all other things necessary to carry out its business in a proper and efficient manner, in each case including obtaining and maintaining all rights, franchises, permits, licenses, concessions, governmental authorizations and privileges, except such rights, franchises, permits, licenses, concessions, governmental authorizations and privileges that are not material to either (i) the performance of its obligations under the Export Contracts or the Operative Documents to which it is a party or (ii) the conduct of the business activities and operations of Borrower, each

Principal Subsidiary and their respective Subsidiaries taken as whole.  Each of Borrower and each Principal Subsidiary will also use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill, and to preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 4.09                                Maintenance of Property.  Each of Borrower and each Principal Subsidiary shall maintain (i) all property or assets (whether real or personal) that is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof, (ii) all mining, processing, smelting and refining operations, and its extraction and delivery of metals  for export and other business lines and operations, and (iii) in full force and effect all of its concession rights material to its business activities and operations and shall comply with all Applicable Laws and Contractual Obligations to which it is subject as a holder or beneficiary or user of such rights or otherwise applicable to the foregoing businesses, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and except as permitted by Section 5.03; provided, however, that neither Borrower nor any Principal Subsidiary shall be prevented from discontinuing those operations or suspending the maintenance of those properties or assets that in the reasonable judgment of Borrower or any Principal Subsidiary are no longer necessary or useful in the conduct of its respective businesses, if such discontinuance or suspension could not reasonably be expected to result in a Material Adverse Effect or a Default or Event of Default.  Borrower, each Principal Subsidiary and each of their respective Subsidiaries shall each use the standard of care typical in the industry in the operation and maintenance of the facilities that it uses.

Section 4.10                                Insurance.

(a)                                  Borrower and each Guarantor shall maintain, and Borrower shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers that are not Affiliates of either Borrower or any Guarantor, insurance with respect to their respective properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses in the same jurisdiction, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)                                 Without limiting the foregoing, but subject to commercial availability, Borrower and each Guarantor shall continue to obtain credit insurance for their respective customers consistent with their practices on the date hereof.

(c)                                  Subject to Section 4.06(b), all insurance policies (other than credit insurance policies) of Borrower and each Guarantor shall be endorsed in form and substance acceptable to legal counsel to the Bank Holders and to the SEN Holders to name the Shared Mexican Trustee as an additional insured or loss payee thereunder, with loss payable to the Shared Mexican Trustee without contribution.  All such insurance policies and endorsements shall be fully paid for and contain customary provisions and expiration dates and be in a form customarily issued by insurance companies licensed to do business in Mexico.  Each such policy shall provide that such policy may not be canceled or changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to the Shared Mexican Trustee and the

Shared Payment and Collateral Agent and that no act or thing done by Borrower or any Guarantor shall invalidate any policy as against the Shared Mexican Trustee or the Shared Payment and Collateral Agent.  If Borrower or any Guarantor fails to maintain insurance in compliance with this Section 4.10, the Shared Mexican Trustee or the Shared Payment and Collateral Agent, at the written direction of the Required Lenders, may obtain such insurance and pay the premium therefor and Borrower and each Guarantor shall, on demand, reimburse the Shared Mexican Trustee or the Shared Payment and Collateral Agent for all premiums and expenses incurred in connection therewith, together with interest thereon, computed at the Default Interest Rate.  Borrower and each Guarantor shall assign the policies or proofs of insurance to the Shared Mexican Trustee, in such manner and form as the Shared Mexican Trustee and its successors and assigns may reasonably require so that they shall at all times have and hold the same as security for the obligations under the Operative Documents.  Borrower and each Guarantor shall deliver copies of all original insurance policies certified to the Shared Mexican Trustee by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder.

(d)                                 Upon the occurrence of any Casualty while any Restructured Debt remains outstanding, Borrower and each Guarantor shall cause all insurance proceeds received with respect to such Casualty (such proceeds, “Insurance Proceeds”) to be deposited into a bank account to be held by the Shared Mexican Trustee and subject to the Mexican Security Trust Agreement (the “Insurance Proceeds Account”).  So long as no Event of Default under Section 9.01(a), Section 9.01(i) or Section 9.01(j) has occurred and is continuing, the Shared Payment and Collateral Agent shall direct the Shared Mexican Trustee to release any Insurance Proceeds held in the Insurance Proceeds Account to Borrower upon delivery of a certificate of a Responsible Officer of Borrower that affirmatively states that no such Event of Default has occurred and is continuing and that such Insurance Proceeds shall be used to repair or replace the assets damaged or destroyed in the applicable Casualty or to purchase other income-producing fixed assets.  If the Shared Payment and Collateral Agent has received notice that an Event of Default under Section 9.01(a), Section 9.01(i) or Section 9.01(j) has occurred and is continuing, then the Shared Payment and Collateral Agent shall direct the Shared Mexican Trustee to release to Borrower any Insurance Proceeds held in the Insurance Proceeds Account only after its receipt of a certificate from Borrower in accordance with the previous sentence and the prior written direction of the Super-Majority Lenders.  Within one hundred eighty (180) days of the release of any Insurance Proceeds to Borrower, Borrower shall deliver to the Shared Payment and Collateral Agent evidence reasonably satisfactory to the Financial Advisor that Borrower or a Guarantor has either replaced or repaired the assets damaged or destroyed in any applicable Casualty or purchased other income-producing fixed assets as set forth in the certificate related thereto.  If Borrower fails to deliver such evidence to the Shared Payment and Collateral Agent by the end of such 180-day period, then Borrower shall return all such Insurance Proceeds to the Insurance Proceeds Account no later than ten (10) Business Days after the end of such period and deliver notice to the Shared Payment and Collateral Agent concurrently therewith.  The return of such Insurance Proceeds to the Insurance Proceeds Account shall be deemed to be an Asset Disposition Prepayment Event, and the Shared Payment and Collateral Agent shall direct the Shared Mexican Trustee to release such funds to the Shared Payment and Collateral Agent and shall distribute such funds in accordance with Section 8.02(g).

Section 4.11                                Payment of Taxes and other Governmental Charges.  Each of Borrower and each Principal Subsidiary will pay (a) all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, revenues, income or profits before any penalty or interest accrues thereon, and (b) all lawful claims (including claims for labor, services, materials and supplies) that have become due and payable and that by law have or might become a Lien upon any of its assets, property or revenues; provided, however, that no such charge or claim need be paid if (i) it is being contested in good faith in appropriate legal proceedings with respect to which bonds have been posted as may be required by law, and if such reserves or other appropriate provision, if any, as are required by Mexican GAAP have been made therefor or (ii) the aggregate of all such claims against Borrower and the Principal Subsidiaries does not exceed $15,000,000.

Section 4.12                                Compliance with Laws; Consents.  Each of Borrower and each Principal Subsidiary will comply with all Applicable Laws (including social security, I.M.S.S., Infonavit, Sistema de Ahorro para el Retiro, and labor laws) and will make and maintain in full force and effect all authorizations, approvals, licenses, registrations and consents with any Mexican, New York State or United States Federal Governmental Authority (including those required for the execution, delivery and performance of any Operative Document), in each case where the non-compliance or the non-maintenance, as the case may be, with the same could, singly or in the aggregate, (i) have a Material Adverse Effect or materially and adversely affect the ability of any of Borrower or any Principal Subsidiary to perform its obligations under the Export Contracts or the other Operative Documents to which it is a party, or (ii) affect the validity or enforceability against Borrower or any Principal Subsidiary of any Operative Documents.

Section 4.13                                Maintenance of Books and Records.  Borrower and each Guarantor shall maintain and shall cause each of their respective Subsidiaries to maintain proper books of record and account, in which full, true and correct entries shall be made in conformity with Mexican GAAP (or in the case of MMI, U.S. GAAP).

Section 4.14                                Environmental Laws.  Borrower and each Guarantor shall conduct its operations and keep and maintain, and Borrower shall cause each of its Subsidiaries to conduct its operations and keep and maintain, in all material respects, its property in compliance with all Environmental Laws, and store, use, release or dispose of any hazardous substance at any property owned or leased by Borrower, any Guarantor, or any of Borrower’s other Subsidiaries in compliance, in all material respects, with all Environmental Laws.

Section 4.15                                Priority.  Borrower and each Guarantor will ensure that its payment obligations under this Agreement, the Notes and other Operative Documents rank and will at all times rank at least pari passu with all other Indebtedness of Borrower or such Guarantor.

Section 4.16                                Further Assurances.

(a)                                  Borrower and each Guarantor agrees that from time to time, at its own cost and expense, it will promptly prepare, execute and deliver, and will cause to be executed and delivered, all further instruments and documents submitted to it by any Agent (at the direction of the Required Lenders), including financing and continuation statements (including continuations of the Uniform Commercial Code financing statements filed on the Closing Date naming the

Shared Payment and Collateral Agent, the SEN Collateral Agent and the SEN Trustee, as applicable, as the secured party), and will take or cause to be taken all further actions that are necessary in order to preserve, perfect and protect the valid and perfected first and subordinated Liens on and prior security interests in the Shared Collateral and the SEN Collateral under, or to enable any Agent to exercise and enforce its rights and remedies under, any Operative Document.  If Borrower or any Guarantor shall at any time establish any additional place of business within the United States or elsewhere or change its corporate domicile, it will notify the Shared Payment and Collateral Agent and the SEN Collateral Agent, as applicable, in writing prior to such establishment or change and will make any filings that may be necessary or advisable in order to preserve, perfect and protect the valid and perfected first and subordinated Liens on and prior security interests in the Shared Collateral and the SEN Collateral under the Operative Documents.  Borrower and each Guarantor hereby authorizes the Shared Payment and Collateral Agent and the SEN Collateral Agent, as applicable, to take all such further action and execute all such further documents and instruments as may be necessary or desirable in order to create, preserve, perfect and protect the valid and perfected first and subordinated Liens on and prior security interests in the Shared Collateral and the SEN Collateral under the Operative Documents, without the signature of Borrower or any Guarantor to the extent permitted by Applicable Law, and the Shared Payment and Collateral Agent or the SEN Collateral Agent, as applicable, shall deliver a copy of each such document or instrument to Borrower.

(b)                                 If Borrower or any Guarantor shall at any time acquire any new assets or real property in Mexico that are or are required to be subject to the Lien created under the Mexican Security Trust Agreement, then Borrower and each Guarantor agrees to, at its own cost and expense, notify the Shared Payment and Collateral Agent as required by Section 4.05(b)(x) and take such action as is required under the Mexican Security Trust Agreement in order to preserve, perfect and protect the valid and perfected first Lien on and prior security interest in each such asset or real property, except with respect to priority of security interests in assets or real property upon which any Permitted Lien of a type described in Section 5.01(c) or Section 5.01(e) has been placed at or prior to the time of the acquisition thereof.  Each of Borrower and each Guarantor hereby authorizes the Shared Mexican Trustee to take all such further action and execute all such further documents and instruments as may be necessary or desirable in order to create, preserve, perfect and protect the valid and perfected first Lien on and prior security interest or title in the new assets and real property constituting Shared Collateral, without the signature of Borrower or any Guarantor to the extent permitted by Applicable Law, and the Shared Mexican Trustee shall deliver a copy of each such document or instrument to GMM.

Section 4.17                                Instruments.  If any amount payable under or in connection with any of the Shared Collateral or SEN Collateral shall be or become evidenced by any promissory note or other instrument, Borrower or any Guarantor shall immediately assign such note or instrument to the Shared Payment and Collateral Agent or SEN Collateral Agent, as applicable (or cause the same to be done), and any such note or instrument shall be duly endorsed to the Shared Payment and Collateral Agent or SEN Collateral Agent, as applicable.  In no event shall the Shared Payment and Collateral Agent or the SEN Collateral Agent be under any duty to examine or confirm the effectiveness of any such note or instrument or the endorsement thereon.

Section 4.18                                Compliance with Other Agreements.  Each of Borrower and each Guarantor will duly and punctually perform and observe, in all material respects, all of its agreements and covenants in each of the Operative Documents to which it is a party.

Section 4.19                                Designations with Respect to Principal Subsidiaries.

On the date of each delivery required to be made pursuant to Section 4.05(b)(i), Borrower shall notify the Agents of any existing Subsidiary or newly acquired or formed Subsidiary, not previously identified as a Principal Subsidiary, meeting the definition of a Principal Subsidiary.  Borrower and each other Principal Subsidiary shall cause any such Subsidiary so identified as a Principal Subsidiary to, within five (5) Business Days of such notification, execute and deliver to the Agents (i) a joinder to this Agreement as set forth in Section 4.19(b), (ii) a joinder to the Bank Holders Restructured Loan Agreement as set forth therein, (iii) an aval to each Bank Holders Note, (iv) a joinder to the Affiliate Guaranty as set forth therein, (v) a joinder to the U.S. Security Agreement as set forth therein, (vi) a joinder to the SEN Security Agreement as set forth therein, (vii) a joinder to the Mexican Security Trust Agreement (including all documents necessary to transfer the ownership interest of its assets and real property to the Shared Mexican Trustee in accordance with the Mexican Security Trust Agreement) as set forth therein, (viii) such other documents, certificates and financing statements as the SEN Collateral Agent (at the written direction of the Required SEN Holders) may request in order to create and perfect its Lien in or ownership right to any SEN Collateral owned or held by such Principal Subsidiary and (ix) such other documents, certificates and financing statements as the Shared Payment and Collateral Agent (at the written direction of the Required Lenders) or the Shared Mexican Trustee may request in order to create and perfect its Lien in or ownership right to any Shared Collateral owned or held by such Principal Subsidiary.  In addition, Borrower and each such Subsidiary shall cause to be delivered favorable opinions of legal counsel to Borrower and such Subsidiary satisfactory to the Required Lenders, as to matters as the Required Lenders may reasonably request.

(a)                                  Any Subsidiary of Borrower identified as a Principal Subsidiary pursuant to Section 4.19(a) shall become a party to this Agreement by executing and delivering to the Shared Payment and Collateral Agent a signature page to each of this Agreement and the other Operative Documents required by Section 4.19(a) identifying such Subsidiary as a Principal Subsidiary, which signature pages each shall be dated its date of execution, and Borrower and such Subsidiary shall execute and deliver, or cause to be executed and delivered, all such other documentation that would have been required to be executed and delivered pursuant to Section 2.01 and Section 14.22 if such Subsidiary had been a Principal Subsidiary as of the Closing Date, each subject to satisfaction of legal counsel to the Bank Holders and to the SEN Holders.  Each Subsidiary that executes and delivers the items set forth in this Section 4.19 by such execution and delivery (i) shall be deemed to be a Principal Subsidiary for all purposes of this Agreement and the other Operative Documents as of the date of such Subsidiary’s signature pages to this Agreement and such other Operative Documents, (ii) shall be bound by all of the terms and provisions of this Agreement and the other Operative Documents, and (iii) represents and warrants that all of the representations and warranties contained in Article III and elsewhere in this Agreement and the other Operative Documents, as applied to such Subsidiary as a Principal Subsidiary, are, unless otherwise notified to the Shared Payment and Collateral Agent, the SEN

Collateral Agent and the Bank Holders Administrative Agent, true and correct on and as of the date of the Subsidiary’s signature pages to this Agreement and the other Operative Documents.

Section 4.20                                Maintenance of Accounts.  Borrower and the Guarantors shall hold all Primary Accounts with one or more of the Lenders, or one or more participants in the loans held thereby whose participations have been consented to by Borrower (each such participant, a “Specified Participant”), and the Primary Accounts shall be subject to set-off and set-off sharing for the benefit of all of the holders of the Restructured Debt in the same manner as proceeds of the General Security.  Borrower and the Guarantors shall hold all Collection Accounts, the SEN Interest Reserve Account and the Investment Account with the SEN Collateral Agent. Notwithstanding the foregoing, Borrower and the Guarantors shall have the right to maintain bank accounts, other than Primary Accounts, outside the United States at other banking institutions to the extent that the aggregate average monthly balance of such deposits does not exceed nine (9) million Dollars for any calendar month.  Except for the Primary Accounts, all proceeds of Shared Collateral will be held by the Shared Payment and Collateral Agent in an account or trust located in the United States and subject to and governed by the laws of the United States.  Except for the Collection Accounts and subject to the terms and provisions of the SEN Security Agreement, all proceeds of SEN Collateral will be held by the SEN Collateral Agent in an account or trust located in the United States and subject to and governed by the laws of the United States.

Section 4.21                                New Bank Accounts.  If Borrower or any Guarantor opens a deposit account or a securities account (as such terms are defined in the Uniform Commercial Code) in the United States other than those accounts listed on Schedule 3.27, Borrower shall cause any such account to be pledged to the Shared Payment and Collateral Agent pursuant to the U.S. Security Agreement, or if such account is a new Collection Account or otherwise subject to the SEN Security Agreement, to the SEN Collateral Agent pursuant to the SEN Security Agreement.

Section 4.22                                Remaining Collateral.  Not later than the time periods set forth in Clause Seventh of the Mexican Security Trust Agreement, Borrower shall cause title to all real property owned by Borrower and each Principal Subsidiary as of the Closing Date (and set forth in Schedule 2 to the Mexican Security Trust Agreement) to be transferred to the Shared Mexican Trustee under the Mexican Security Trust Agreement.

ARTICLE V
NEGATIVE COVENANTS

Each of MM (on behalf of itself, GMM and each Principal Subsidiary, but only to the extent applicable), GMM (on behalf of itself and each Principal Subsidiary) and each Principal Subsidiary (on behalf of itself and its respective Subsidiaries, where applicable) agrees that, until the Restructured Debt has been paid in full, it shall comply with the following negative covenants (each, a “Negative Covenant”) unless waived by the Super-Majority Lenders in writing.

Section 5.01                                Limitation on Liens.  Neither Borrower nor any Guarantor shall, nor shall it permit any of its respective Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien, upon or with respect to, any part of their property or assets, including, but not limited to, the SEN Collateral and the Shared Collateral, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                  Liens in favor of the Collateral Agents under the Operative Documents securing the Restructured Debt;

(b)                                 Liens securing bonds issued under the Yankee Bond Indenture so long as such Liens arise only pursuant to the “equal and ratable” clause of the Yankee Bond Indenture, encumber only the General Security, and do not have priority over the Liens in favor of any Agent;

(c)                                  any Lien securing any Indebtedness described in clause (b) of the definition of Permitted Indebtedness covering solely the assets acquired in connection with the Indebtedness described in such clause (b);

(d)                                 Liens for taxes, assessments, governmental charges or levies, or statutory Liens for sums not yet due or being contested in good faith by appropriate proceedings with respect to which bonds shall have been posted as required by Applicable Law so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any material asset, and the Person contesting such Liens shall maintain, in accordance with Mexican GAAP, appropriate reserves therefor;

(e)                                  any Lien on any property or asset of any entity that becomes a Principal Subsidiary or any of its Subsidiaries, or on any property or asset acquired by Borrower, a Principal Subsidiary or any of their respective Subsidiaries, that exists prior to such entity becoming a Subsidiary or such acquisition and that was not created in contemplation thereof, so long as such Lien does not extend to any other or additional property or asset;

(f)                                    any replacement, renewal or extension of the foregoing Liens, so long as (i) the principal amount secured by such Liens is not increased over the amount outstanding prior to such replacement, renewal or extension and (ii) such Liens do not extend to any other or additional property or assets;

(g)                                 any Lien incurred in the ordinary course of business in connection with social security, workers’ compensation, unemployment insurance and similar types of legal requirements;

(h)                                 any statutory Lien of a landlord, carrier, warehouseman, mechanic or materialman incurred in the ordinary course of business for:  (i) a sum not yet due or (ii) a sum the payment of which is being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any material asset and the Person contesting such Lien shall maintain, in accordance with Mexican GAAP, appropriate reserves therefor;

(i)                                     deposits to secure the performance of bids, trade contracts, leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business on an arms length basis;

(j)                                     any judgment Lien, unless (i) the judgment it secures shall not have been discharged within sixty (60) days after the entry thereof or (ii) execution of the judgment it secures shall not have been discharged within sixty (60) days after the expiration of any stay thereof pending appeal; or

(k)                                  any intercompany lease entered into in the ordinary course of business between Borrower and any of its Subsidiaries or between any of Borrower’s Subsidiaries;

provided that notwithstanding the foregoing, in no event shall Borrower or any Guarantor, nor shall Borrower or any Guarantor permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any Receivables (other than the Lien of the SEN Collateral Agent on the Export Receivables but only to the extent permitted by the SEN Security Agreement as in effect on the date hereof) or on the Capital Stock of any Principal Subsidiary.

Section 5.02                                Prohibition Against Indebtedness.  Neither Borrower nor any Guarantor shall, nor shall it permit any of its respective Subsidiaries to, incur or permit to exist any Indebtedness other than Permitted Indebtedness; provided, however, that with respect to Indebtedness incurred by Borrower, any Principal Subsidiary or any of their respective Subsidiaries pursuant to clauses (b) and (d) of the definition of Permitted Indebtedness, such Indebtedness shall not exceed $30,000,000 in the aggregate at any time.

Section 5.03                                Asset Disposition.  Neither Borrower nor any Guarantor nor any of their respective Subsidiaries shall, either in a single transaction or a series of related transactions, make or commit to make any Asset Disposition; provided, however, that an Asset Disposition shall be permitted if no Default or Event of Default has occurred and is continuing and if such Asset Disposition (i) is in the ordinary course of business of such Person consistent with normal industry practice or (ii) is of property that is no longer used or useful in such Person’s business and the disposition of such property will not result in any material reduction in metals production capacity taken as a whole; and provided, further, that whether or not a Default or Event of Default has occurred and is then continuing, permitted Asset Dispositions shall include the sale of Scheduled Assets; and provided, further, that in no event shall the Borrower or any Subsidiary of Borrower make or commit to make any sale, pledge, assignment or other disposition of any Receivable (other than (A) the Export Receivables pledged as SEN Collateral under the Operative Documents and (B) Receivables assigned to insurance companies under credit insurance policies in the event of non-payment of such Receivables in order to obtain payment of such Receivables pursuant to such policies).

Section 5.04                                Assignments of Collateral.  Except to the extent permitted by Section 5.03, neither Borrower nor any of its Subsidiaries will assign, sell, transfer or otherwise dispose of any of its rights, title or interest in or to any SEN Collateral or Shared Collateral.

Section 5.05                                Consolidations, Mergers, Etc.  Neither MM nor any of its Subsidiaries will, either in a single transaction or through a series of related transactions, merge, consolidate or combine into or with any other Person other than (a) the Intercompany Payable Restructuring consummated in accordance with Section 4.06(a), or (b) any merger, consolidation, or combination by one or more Subsidiaries of Borrower with or into one or more other

Subsidiaries of Borrower; provided that if any such Subsidiary is a Guarantor, a Guarantor shall be the survivor thereof, or (c) any merger, consolidation, or combination by one or more Subsidiaries of Borrower with or into Borrower, so long as Borrower is the survivor thereof.  In addition, Borrower and each subject Subsidiary shall cause to be delivered favorable opinions of legal counsel to Borrower and such Subsidiary satisfactory to the Required Lenders, as to matters as the Required Lenders may reasonably request with respect to any transaction pursuant to subsection (b) or (c) of this Section 5.05.

Section 5.06                                Preservation of Collateral.  Without the prior written consent of the Super-Majority Lenders, neither Borrower nor any Principal Subsidiary will take or omit to take any action with respect to mining product related sales, mining product related receivables, mining product related contracts, the SEN Collateral or the Shared Collateral that is outside the scope of normal commercial practices in the markets in which Borrower and the Principal Subsidiaries operate, if such action or omission could reasonably be expected to materially impair or materially adversely affect the value of the SEN Collateral or the Shared Collateral.  Without limiting the generality of the foregoing, neither Borrower nor any Principal Subsidiary will enter into, either in a single transaction or through a series of related transactions, any arrangements or engage in any course of conduct with any Person resident in or organized under the laws of Mexico (a “Conduit”), pursuant to which Borrower or such Principal Subsidiary would, directly or indirectly, sell metals products to such Conduit under circumstances where the acquisition of metals products by all Conduits would result in (and Borrower or a Principal Subsidiary has reason to believe that such sales would be likely to result in) sales of metals products without material further processing to Persons located outside of Mexico (“Avoided Sales”) and the aggregate amount of Avoided Sales in any fiscal quarter would exceed 5% of total sales of Borrower and its Principal Subsidiaries for such fiscal quarter.

Section 5.07                                New Mining Concessions.  All Mexican mining concessions, exploratory rights, exploration rights, exploitation rights and other such rights held, received or otherwise controlled by or benefiting GM or any of its Subsidiaries shall be so held, received, or controlled by Borrower or one of its Subsidiaries and will not be sold, assigned or otherwise transferred or held by any other Person, except for transfers of concessions made to the Shared Mexican Trustee under the terms of the Mexican Security Trust Agreement; provided that any such exploration rights may be transferred if pursuant to a transaction on an arm’s-length basis.

Section 5.08                                Minimum Export Receivables.

(a)                                  On the last day of the first four full calendar months following the Closing Date, the aggregate amount of total collections on export sales of mining products by Borrower and its Subsidiaries for the previous twelve consecutive months as of each such date, shall not be less than $210,000,000, and the percentage of the aggregate amount of total collections on export sales of mining products by Borrower and its Subsidiaries for such period divided by the aggregate amount of total collections on sales of mining products by Borrower and its Subsidiaries for such period shall not be less than 30%;

(b)                                 On the last day of the fifth through eighth full calendar months following the Closing Date, the aggregate amount of total collections on export sales of mining products by Borrower and its Subsidiaries for the previous twelve consecutive months as of each such date, shall not be less than $220,000,000, and the percentage of the aggregate amount of total collections on export sales of mining products by Borrower and its Subsidiaries for such period divided by the aggregate amount of total collections on sales of mining products by Borrower and its Subsidiaries for such period shall not be less than 30%; and

(c)                                  On the last day of each calendar month thereafter, the aggregate amount of total collections on export sales of mining products by Borrower and its Subsidiaries for the previous twelve consecutive months as of each such date shall not be less than $240,000,000, and the percentage of the aggregate amount of total collections on export sales of mining products by Borrower and its Subsidiaries for such period divided by the aggregate amount of total collections on sales of mining products by Borrower and its Subsidiaries for such period shall not be less than 30%.

Section 5.09                                Use of Cash; Transactions with Affiliates.  Neither GMM, MM nor any of their respective Subsidiaries shall use its cash in any manner other than (a) in the ordinary course of business (excluding the acquisition of or investment in any material new lines of business or new lines of operations other than new mining exploration and exploitation activity as set forth in the Updated Projections, subject to the limitations set forth in Section 5.11), and (b) to make payments on Permitted Indebtedness (including the Restructured Debt).  Borrower shall not make, and shall not permit any of its Subsidiaries to make, on Borrower’s behalf, any payment (x) to any Person that is outside the ordinary course of business or (y) to any Affiliate (other than Borrower or any Principal Subsidiary) for services or outstanding payables, subject to Section 5.10 (other than any such payments that are made in the ordinary course of business, on an arms-length basis (including standard and customary trade terms), and for reasonable exchange of value for the purposes described on Schedule 5.09); provided that the fact that any such payment may be overdue shall not deem such payment to be outside the ordinary course of business.

Section 5.10                                Maximum Reduction in Intercompany Account Balance.  On the Closing Date, Borrower shall calculate the net total Intercompany Account Balance, in the manner set forth on Exhibit 5.10 (such amount being the “Base Net Intercompany Account Balance Total”).  Borrower shall not permit the net outstanding Intercompany Account Balance to decline below 80% of the Base Net Intercompany Account Balance Total so long as any portion of the Restructured Debt remains outstanding.

Section 5.11                                Maximum Allowable Capital Expenditures and Capitalized Stripping.  For any fiscal quarter, Borrower shall not permit either the total amount of Capital Expenditures or the total amount of Capitalized Stripping for such quarter to exceed 125% of the amounts scheduled in Schedule 5.11 for that period.  In addition, for any fiscal quarter beginning with the last fiscal quarter of 2003, Borrower shall not permit either the cumulative amount of Capital Expenditures or the cumulative amount of Capitalized Stripping incurred for the period from the Closing Date through the end of such period to exceed 110% of the cumulative amount scheduled in Schedule 5.11 through the same period.

Section 5.12                                Financial Covenant Default Restrictions.  Notwithstanding anything to the contrary in Section 5.01, Section 5.02 or Section 5.10, at all times during the ninety (90) day period following a determination that a Default under Section 9.01(f) has occurred, Borrower shall not, and shall not permit any of its Subsidiaries to, (a) incur any new Indebtedness or Liens, or (b) reduce any portion of the Intercompany Account Balance as of the date of such Default.

Section 5.13                                Change in Business.  Borrower shall not, nor shall it suffer or permit any of its Principal Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by Borrower and its Principal Subsidiaries on the date hereof and any business related or ancillary thereto.

Section 5.14                                Accounting Changes.  Neither Borrower nor any Guarantor shall, nor shall Borrower or any Guarantor suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted by Mexican GAAP and set forth in the notes to its financial statements, or change the fiscal year of Borrower, such Guarantor or any such Subsidiary unless such change shall be deemed by Borrower or such Guarantor to be materially advantageous to such entity and not likely to result in a Material Adverse Effect.

Section 5.15                                Limitation on Certain Restrictions Affecting Subsidiaries.  Neither Borrower nor any of its Subsidiaries shall, nor shall any such Person permit any of its Subsidiaries to, directly or indirectly, create or enter into or otherwise cause or permit to exist or become effective any agreement with any Person that would cause any consensual encumbrance or restriction on the ability of such Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock owned by Borrower or any such Subsidiary, (ii) pay or repay any Indebtedness owed to Borrower or any such Subsidiary, (iii) make loans or advances to Borrower or any such Subsidiary, (iv) transfer any of its properties to Borrower or any such Subsidiary or (v) guarantee any Indebtedness of Borrower or any such Subsidiary except, in each case, for such encumbrances or restrictions existing under or by reason of (1) Applicable Law, (2) this Agreement or any other Operative Document, (3) customary nonassignment provisions of any lease governing a leasehold interest of Borrower or any such Subsidiary and (4) any instrument governing Indebtedness of a Person acquired by Borrower or any Guarantor at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person so acquired.

Section 5.16                                Restricted Payments.  Neither Borrower nor any Guarantor nor any of their respective Subsidiaries shall declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by Principal Subsidiaries to Borrower or any other Principal Subsidiary.

Section 5.17                                Insurance and Reimbursement Agreement.  Borrower shall not amend, modify, waive or replace any insurance and reimbursement agreement (or any similar agreement) in favor of any Pass-through Surety if such amendment, modification, waiver or replacement would make such agreement more favorable to such Pass-through Surety or less favorable to Borrower than any such agreement that is in effect on the Closing Date.

ARTICLE VI
FINANCIAL COVENANTS

Each of MM (on behalf of itself, GMM and each Principal Subsidiary, but only to the extent applicable), GMM (on behalf of itself and each Principal Subsidiary) and each Principal Subsidiary (on behalf of itself and its respective Subsidiaries, where applicable), agrees that, until the Restructured Debt has been paid in full, it shall comply with the following financial covenants (each, a “Financial Covenant”), unless waived by the Super-Majority Lenders in writing.  The financial statement example set forth in Exhibit 6 shall be applicable to the calculations set forth in each of Exhibits 6.02, 6.03 and 6.04.

Section 6.01                                Net Working Capital.  Borrower shall not permit the Net Working Capital at the end of each fiscal quarter, beginning with the first full fiscal quarter occurring after the Closing Date, to be less than (a) $170 million, with respect to any fiscal quarter occurring in fiscal year 2003, (b) $180 million, with respect to any fiscal quarter occurring in fiscal year 2004 and (c) $190 million, with respect to any fiscal quarter occurring in fiscal year 2005 and in each fiscal year thereafter.  Borrower shall calculate Net Working Capital, for purposes of determining compliance with this Financial Covenant, at the end of each fiscal quarter, beginning with the first full fiscal quarter occurring after the Closing Date.

A sample calculation of Net Working Capital is attached hereto as Exhibit 6.01.

Section 6.02                                Interest Coverage Ratio.  Borrower shall not permit the Interest Coverage Ratio (as defined below), at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2004, to be lower than the ratio shown in the table below opposite the year in which such fiscal quarter occurred:

For calculations during:	Interest Coverage Ratio:
2004	0.6
2005	1.5
2006	1.8

Borrower shall calculate the Interest Coverage Ratio, for purposes of determining compliance with this Financial Covenant, at the end of each fiscal quarter ending on or after March 31, 2004.

The “Interest Coverage Ratio”, as of the end of any fiscal quarter, will be calculated by dividing (a) the EBITDA for the preceding four fiscal quarters, less the sum of the Scheduled Capital Expenditures and Scheduled Capitalized Stripping for the four fiscal quarters next succeeding such date, by (b) the total scheduled Cash Interest payments (assuming that the LIBOR Rate as of such date will remain unchanged during the four fiscal quarters next succeeding such date) for the four fiscal quarters next succeeding such date.

A sample calculation of the Interest Coverage Ratio is attached hereto as Exhibit 6.02.

Section 6.03                                Debt Coverage Ratio.  Borrower shall not permit the Debt Coverage Ratio (as defined below), at the end of each fiscal quarter beginning with the fiscal quarter ending

March 31, 2004, to be lower than the ratio shown in the table below opposite the year in which such fiscal quarter occurred:

For calculations during:	Debt Coverage Ratio:
2004	0.4
2005	0.7
2006	0.8

Borrower shall calculate the Debt Coverage Ratio, for purposes of determining compliance with this Financial Covenant, at the end of each fiscal quarter ending on or after March 31, 2004.

The “Debt Coverage Ratio”, as of the end of any fiscal quarter, will be calculated by dividing (a) EBITDA for the preceding four fiscal quarters, less the sum of the Scheduled Capital Expenditures and Scheduled Capitalized Stripping for the four fiscal quarters next succeeding such date, by (b) the sum of the scheduled principal amortization under the Operative Documents (excluding any scheduled amortization of the Tranche B Principal Amount and any GM Notes then outstanding) and the total scheduled Cash Interest payments (assuming that the LIBOR Rate as of such date will remain unchanged during the four fiscal quarters next succeeding such date) for the four fiscal quarters next succeeding such date.

A sample calculation of the Debt Coverage Ratio is attached hereto as Exhibit 6.03.

Section 6.04                                Total Debt to Net Capitalization Ratio.  Borrower shall not permit the Total Debt to Net Capitalization Ratio, at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2004, to be greater than the ratio shown in the table below opposite the year in which such fiscal quarter occurred:

For calculations during:	Total Debt to Net Capitalization Ratio:
2004	2.3
2005	2.6
2006	2.6

Borrower shall calculate the Total Debt to Net Capitalization Ratio, for purposes of determining compliance with this Financial Covenant, at the end of each fiscal quarter ending on or after March 31, 2004.

A sample calculation of the Total Debt to Net Capitalization Ratio is attached hereto as Exhibit 6.04.

ARTICLE VII
COLLATERAL ARRANGEMENTS

Section 7.01                                Collateral Arrangements.  Borrower, each Guarantor, the SEN Trustee, each SEN Holder and each Bank Holder acknowledges and agrees as follows:

(a)                                  SEN Collateral.  So long as any Restructured Debt held by any SEN Holder remains outstanding:

(i)                                     the Export Receivables Collection Arrangement and the SEN Cash Trapping Arrangement are security provisions that are solely for the benefit of the SEN Trustee and the SEN Holders;

(ii)                                  all cash that is trapped in each Collection Account and the Investment Account pursuant to the Export Receivables Collection Arrangement or the SEN Cash Trapping Arrangement or is held in the SEN Interest Reserve Account (all such cash being part of the SEN Collateral) is collateral solely for the benefit of the SEN Trustee and the SEN Holders; and

(iii)                               the Bank Holders have no independent right, title or interest at law or in equity with respect to the SEN Collateral.

(b)                                 SEN Cash Trapping Arrangement.  Borrower, each Guarantor, the SEN Trustee, each SEN Holder and each Bank Holder hereby acknowledges and agrees that clauses (i) through (iii) below (the “SEN Cash Trapping Arrangement”) shall be applicable as follows:

(i)                                     upon the SEN Collateral Agent’s receipt from any other Agent, the Required SEN Holders, Borrower or any Guarantor of written notice of the occurrence of an Event of Default as described in Section 9.01(a), Section 9.01(i) or Section 9.01(j), the SEN Collateral Agent shall, without notice to Borrower or any other Person and without any further action being taken on the part of the SEN Trustee or the SEN Holders, cease to allow withdrawal by Borrower or any of its Affiliates of cash deposited in any Collection Account or the Investment Account as is described in Article 3 of the SEN Security Agreement, which action by the SEN Collateral Agent shall continue until the SEN Collateral Agent receives written direction from the Required SEN Holders instructing the SEN Collateral Agent to allow withdrawal by Borrower or any of its Affiliates of cash deposited in any Collection Account or the Investment Account pursuant to the terms of the SEN Security Agreement;

(ii)                                  upon the occurrence of an Event of Default other than an Event of Default listed in Section 7.01(b)(i) above, the SEN Collateral Agent shall, upon receipt of written direction signed by the Required SEN Holders, cease to allow withdrawal by Borrower or any of its Affiliates of cash deposited in any Collection Account or the Investment Account as is described in Article 3 of the SEN Security Agreement, which action by the SEN Collateral Agent shall continue until the SEN Collateral Agent receives written direction from the Required SEN Holders instructing the SEN Collateral Agent to allow withdrawal by Borrower or any of its Affiliates of cash deposited in any Collection Account or the Investment Account pursuant to the terms of the SEN Security Agreement; and

(iii)                               upon receipt of written direction from the Financial Advisor that the Acknowledgement Percentage as of any Percentage Calculation Date is less than 85% and that withdrawals of cash deposited in any Collection Account and the Investment

Account should be limited in accordance with Section 4.03(b), the SEN Collateral Agent shall cease to allow withdrawal by Borrower or any of its Affiliates of cash deposited in any Collection Account or the Investment Account as is described in Article 3 of the SEN Security Agreement up to an amount equal to the Acknowledgement Cash Trapping Amount set forth in such written direction, which action by the SEN Collateral Agent shall continue until the SEN Collateral Agent receives written direction from the Financial Advisor either (A) instructing the SEN Collateral Agent to limit such withdrawals of cash in a different Acknowledgement Cash Trapping Amount in accordance with Section 4.03(b), whereby the SEN Collateral Agent would either (1) if such different Acknowledgement Cash Trapping Amount is greater than the current Acknowledgement Cash Trapping Amount, limit such cash withdrawals in an amount equal to such greater Acknowledgement Cash Trapping Amount or (2) if such different Acknowledgement Cash Trapping Amount is less than the current Acknowledgement Cash Trapping Amount, release cash from the Investment Account and limit such cash withdrawals in an amount equal to such lesser Acknowledgement Cash Trapping Amount, or (B) instructing the SEN Collateral Agent that the Acknowledgement Percentage as of a Percentage Calculation Date is 85% or greater and to allow withdrawal by Borrower or any of its Affiliates of cash deposited in any Collection Account or the Investment Account pursuant to the terms of the SEN Security Agreement; provided that if either Section 7.01(b)(i) or Section 7.01(b)(ii) is applicable at any time, then any amounts then subject to this Section 7.01(b)(iii) shall be subject to such other applicable clause.

(c)                                  Shared Collateral.  Each of the parties hereto agrees that the Affiliate Guaranty, the General Security and any future assets that become part of the General Security shall constitute the “Shared Collateral”; provided, however, that so long as any Restructured Debt held by any SEN Holder remains outstanding, none of the collateral that is SEN Collateral shall be considered Shared Collateral.

(d)                                 Distribution of Proceeds from SEN Collateral.  Following the occurrence of either:

(i)                                     the trapping of cash deposited in any Collection Account or the Investment Account, as described in Section 7.01(b)(i) or Section 7.01(b)(ii); or

(ii)                                  the liquidation of any portion of the SEN Collateral,

the SEN Collateral Agent shall, upon being instructed to do so in writing by the Required SEN Holders, distribute any portion of funds then held in any Collection Account or the Investment Account in the manner described in Section 8.02(e).  The application of funds applied to reduce the claims of the SEN Trustee and the SEN Holders shall not reduce the repayment priority provided to the SEN Contribution under Section 8.02(f) until, and only to the extent that, the application of such funds reduces the amount of the Restructured Debt contained in Tranche A Restructured Debt and Tranche B Restructured Debt (including PIK Interest) held by the SEN Holders below the SEN Contribution, whereupon such repayment priority will be reduced on a Dollar for Dollar basis.

(e)                                  Distribution of Proceeds from Shared Collateral.  Upon the enforcement of remedies following an Event of Default, to the extent possible, the Shared Collateral shall be liquidated and the proceeds from such liquidation shall be distributed in the manner described in (i) to the extent that the trustee under the Yankee Bond Indenture has an equal and ratable lien in any such Shared Collateral, Section 8.02(f)(ii), and (ii) in the case of any other such Shared Collateral, Section 8.02(f)(iii).

(f)                                    SEN Make-Whole Amount.  Upon the occurrence of: (i) an Event of Default under Section 9.01(i) or Section 9.01(j), or (ii) the acceleration of the maturity of the SEN Holders Restructured Principal, or (iii) the disbursement by the SEN Collateral Agent of funds trapped in the Collection Accounts or the Investment Account pursuant to the SEN Cash Trapping Arrangement to make a prepayment of the SEN Holders Restructured Principal in accordance with the terms of Section 8.02(e) (in excess of any scheduled payment of SEN Holders Restructured Principal, the payment of Cash Interest thereon or the payment of fees or expenses), Borrower shall pay to the holders of SEN Series C Restructured Principal and the holders of SEN Series D Restructured Principal a SEN Make-Whole Amount.  Any SEN Make-Whole Amount payable pursuant to clause (i) or (ii) above shall be calculated as set forth in Exhibit 7.01 and Exhibit 7.01(f)(i), and any SEN Make-Whole Amount payable pursuant to clause (iii) above shall be calculated as set forth in Exhibit 7.01 and Exhibit 7.01(f)(iii); provided that any SEN Make-Whole Amount payable as a result of the event set forth in clause (iii) above shall be limited to the portion of such SEN Make-Whole Amount allocable to the Restructured Principal being prepaid; it being understood, for purposes of clarification, that no SEN Make-Whole Amount shall be paid to such holders in connection with the exercise of remedies against the SEN Collateral solely for the purpose of paying scheduled principal and interest.  Any SEN Make-Whole Amount due in accordance with this Section 7.01(f) shall be Tranche C Restructured Debt and, notwithstanding the foregoing, shall be repaid in accordance with the terms of Section 8.02 and Section 8.03.

(g)                                 SEN Series D Make-Whole Amount.  So long as no Event of Default has occurred, on the Scheduled Maturity Date, and on any date of a prepayment of all or a portion of the SEN Series D Restructured Principal (other than any such prepayment referenced in Section 7.01(f)), Borrower shall pay to the holders of SEN Series D Restructured Principal a SEN Make-Whole Amount based on the amount of SEN Series D Restructured Principal paid on such date, such SEN Make-Whole Amount to be calculated as set forth in Exhibit 7.01 and Exhibit 7.01(g); provided that the aggregate amount of payments of SEN Make-Whole Amounts to the holders of SEN Series D Restructured Principal under this Section 7.01(g) shall not exceed $10,000,000.  Any SEN Make-Whole Amount due in accordance with this Section 7.01(g) shall be Tranche C Restructured Debt and, notwithstanding the foregoing, shall be repaid in accordance with the terms of Section 8.02 and Section 8.03.

ARTICLE VIII
PAYMENTS; INTEREST; FEES

Section 8.01                                Prepayments

(a)                                  Working Capital Prepayment Event.  For each fiscal quarter ending on or after the Closing Date, within thirty (30) days after the end of such fiscal quarter, Borrower shall calculate the Final Adjusted Working Capital as of the last day of such fiscal quarter.  If such Final Adjusted Working Capital is in excess of $240,000,000 (any such event a “Working Capital Prepayment Event”), then Borrower shall pay to the Shared Payment and Collateral Agent, as provided in the immediately succeeding paragraph, an amount equal to the excess of such Final Adjusted Working Capital over $240,000,000 (such amount, if any, as of any date of determination is the “Working Capital Prepayment Amount”).

Any Working Capital Prepayment Amount shall be paid by Borrower, by wire transfer of immediately available funds, to the Shared Payment and Collateral Agent, for the benefit of the Lenders, within thirty (30) days after the last day of the fiscal quarter for which the calculation of the Working Capital Prepayment Amount was made.  On the earlier of such thirtieth (30th) day and the date of such payment, Borrower shall deliver to the Lenders, the Financial Advisor, the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent a certificate of Borrower’s chief financial officer setting forth the basis of calculation of Final Adjusted Working Capital in reasonable detail, which certificate shall state that the data used in such calculation is accurate to the best of such chief financial officer’s knowledge, after diligent inquiry into such matters.

A sample calculation of Final Adjusted Working Capital is set forth in Exhibit 8.01.

(b)                                 Metal Price Prepayment Event.  For each fiscal quarter ending on or after the Closing Date, within thirty (30) days after the end of each such fiscal quarter, upon certain changes in the prices of copper, zinc and silver as detailed below (any such event a “Metal Price Prepayment Event”), Borrower shall make prepayments to the Shared Payment and Collateral Agent, for the benefit of the Lenders, in an amount equal to 75% of the amounts determined by the calculations described below (collectively, such amounts, if any, “Metal Price Prepayment Amount”):

(i)                                     where the average daily closing price per pound of copper exceeds $0.88 during any fiscal quarter, an amount equal to the product of (A) such average copper price minus $0.88 and (B) the number of pounds of copper sold by Borrower and its Subsidiaries during such fiscal quarter;

(ii)                                  where the average daily closing price per pound of zinc exceeds $0.485 during any fiscal quarter, an amount equal to the product of (A) such average zinc price minus $0.485 and (B) the number of pounds of zinc sold by Borrower and its Subsidiaries during such fiscal quarter; and

(iii)                               where the average daily closing price per ounce of silver exceeds $5.00 during any fiscal quarter, an amount equal to the product of (A) such average silver price minus $5.00 and (B) the number of ounces of silver sold by Borrower and its Subsidiaries during such fiscal quarter.

For purposes of the foregoing, the average daily closing price per pound (with respect to copper and zinc) or ounce (with respect to silver) of (i) copper shall be the average daily closing price per pound of copper defined as the Comex HG 1st Position Price for copper for the relevant fiscal quarter, as posted in Platt’s Metals Week, (ii) zinc shall be the average daily closing price per pound of zinc defined as the LME SHG Cash Price for zinc for the relevant fiscal quarter, as posted in Platt’s Metals Week, and (iii) silver shall be the average daily closing price per ounce of silver defined as the Comex 1st Position Price for silver for the relevant fiscal quarter, as posted in Platt’s Metals Week.

Any Metal Price Prepayment Amount shall be paid by Borrower, by wire transfer of immediately available funds, to the Shared Payment and Collateral Agent, for the benefit of the Lenders, within thirty (30) days after the last day of the fiscal quarter for which the calculation of the Metal Price Prepayment Amount was made.  On the earlier of such thirtieth (30th) day and the date of such payment, Borrower shall deliver to each of the Lenders, the Financial Advisor, the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent a certificate of Borrower’s chief financial officer setting forth the basis of the calculation of such payment in reasonable detail, which certificate shall state that the data used in such calculation is accurate to the best of such chief financial officer’s knowledge, after diligent inquiry into such matters.

(c)                                  Cash Flow Prepayment Event.  For fiscal year 2003 and for each fiscal quarter ending after December 31, 2003, Borrower shall calculate Adjusted Working Capital on the last day of such period and Excess Cash Flow for such period.  Based on the allocations of the Excess Cash Flow between Borrower and the Lenders for such period as described below (and as demonstrated in Exhibit 8.01(c)), Borrower shall pay the Lenders’ allocated portion of any Excess Cash Flow to the Shared Payment and Collateral Agent, for the benefit of the Lenders (the amount of each such payment being the “Cash Flow Prepayment Amount”).  The Cash Flow Prepayment Amount for any period shall be equal to the total of the following:

(i)                                     (A) if the Adjusted Working Capital is less than $190,000,000, Borrower shall be allocated 100% of the Excess Cash Flow until the sum of (x) the Adjusted Working Capital and (y) the portion of the Excess Cash Flow allocated to Borrower pursuant to this Section 8.01(c)(i) (the “Allocated Excess Cash Flow I”) is equal to $190,000,000, and if the Excess Cash Flow equals the Allocated Excess Cash Flow I, Borrower will not be required to make any prepayment under this Section 8.01(c), or (B) if the Adjusted Working Capital is greater than or equal to $190,000,000, the Allocated Excess Cash Flow I shall be zero;

(ii)                                  (A) if the Adjusted Working Capital is less than $200,000,000, and if the Excess Cash Flow is greater then the Allocated Excess Cash Flow I, such excess will be allocated 75% to Borrower and 25% to the Lenders until the sum of (x) the Adjusted Working Capital, (y) the Allocated Excess Cash Flow I and (z) the Excess Cash Flow allocated to Borrower pursuant to this Section 8.01(c)(ii) (the “Allocated Excess Cash Flow II”) is equal to $200,000,000, and Borrower shall be required to pay to the Shared Payment and Collateral Agent, for the benefit of the Lenders, an amount equal to one-third (1/3) of the Allocated Excess Cash Flow II, or (B) if the Adjusted Working Capital is greater than or equal to $200,000,000, the Allocated Excess Cash Flow II shall be zero;

(iii)                               (A) if the Adjusted Working Capital is less than $220,000,000, and if the Excess Cash Flow is greater then the sum of (x) the Allocated Excess Cash Flow I and (y) 133.333% of the Allocated Excess Cash Flow II, such excess will be allocated 50% to

Borrower and 50% to the Lenders until the sum of (1) the Adjusted Working Capital, (2) the Allocated Excess Cash Flow I, (3) the Allocated Excess Cash Flow II and (4) the Excess Cash Flow allocated to Borrower pursuant to this Section 8.01(c)(iii) (the “Allocated Excess Cash Flow III”) is equal to $220,000,000, and Borrower shall be required to pay to the Shared Payment and Collateral Agent, for the benefit of the Lenders, an amount equal to the Allocated Excess Cash Flow III, or (B) if the Adjusted Working Capital is greater than or equal to $220,000,000, the Allocated Excess Cash Flow III shall be zero; and

(iv)                              If the Excess Cash Flow is greater then the sum of (A) the Allocated Excess Cash Flow I, (B) 133.333% of the Allocated Excess Cash Flow II, and (C) 200% of the Allocated Excess Cash Flow III, such excess will be allocated 25% to Borrower and 75% to the Lenders, and Borrower shall be required to pay to the Shared Payment and Collateral Agent, for the benefit of the Lenders, an amount equal to the amount of Excess Cash Flow allocated to the Lenders pursuant to this Section 8.01(c)(iv).

If, pursuant to the calculations described in this Section 8.01(c), Borrower is required to pay a Cash Flow Prepayment Amount (a “Cash Flow Prepayment Event”), it shall (i) pay the Shared Payment and Collateral Agent, for the benefit of the Lenders, by wire transfer of immediately available funds, an amount equal to the Cash Flow Prepayment Amount not later than thirty (30) days after the last day of the period for which such calculations were made, and (ii) notify the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent of such payment in accordance with Section 4.01.  On the earlier of such thirtieth (30th) day and the date of such payment, Borrower shall deliver to each of the Lenders, the Financial Advisor, the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent a certificate of Borrower’s chief financial officer setting forth the basis of the calculation of such payment in reasonable detail, which certificate shall state that the data used in such calculation is accurate to the best of such chief financial officer’s knowledge, after diligent inquiry into such matters.

A sample calculation of each of Adjusted Working Capital and Excess Cash Flow is set forth in Exhibit 8.01.

(d)                                 Early Asset Sale Debt Prepayment Event.  For each fiscal quarter ending on or after the Closing Date, within thirty (30) days after the end of each such fiscal quarter, Borrower shall notify the Lenders whether the Early Asset Sale Debt Amortization Amount is greater than zero (such an event, as determined from time to time, an “Early Asset Sale Debt Prepayment Event”).  If the Early Asset Sale Debt Amortization Amount for any such quarter is greater than zero, then Borrower shall (i) pay such amount (an “Early Asset Sale Debt Prepayment Amount”) to the Shared Payment and Collateral Agent as provided in the immediately succeeding paragraph, and (ii) notify the Shared Payment and Collateral Agent, for the benefit of the Lenders, and the Bank Holders Administrative Agent of such payment in accordance with Section 4.01.

Any Early Asset Sale Debt Prepayment Amount shall be paid by Borrower to the Shared Payment and Collateral Agent, for the benefit of the Lenders, via wire transfer of immediately available funds, within thirty (30) days after the last day of the fiscal quarter for which the calculation of such Early Asset Sale Debt Prepayment Amount was made, and such amount shall be distributed in accordance with Section 8.02(d).

(e)                                  Asset Disposition Prepayment Event.  Without limitation of the provisions of Section 5.03, within ten (10) days after any Asset Disposition in respect of which the Asset Disposition Prepayment Amount is greater than zero, Borrower shall notify the Lenders as to the amount of such Asset Disposition Prepayment Amount (such an event, as determined from time to time, an “Asset Disposition Prepayment Event”).  Not later than thirty (30) days after the occurrence of any Asset Disposition Prepayment Event, Borrower shall (i) pay an amount equal to the applicable Asset Disposition Prepayment Amount to the Shared Payment and Collateral Agent, for the benefit of the Lenders, by wire transfer of immediately available funds, and (ii) notify the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent of such payment in accordance with Section 4.01, which amount shall be distributed by the Shared Payment and Collateral Agent in accordance with Section 8.02(g).

(f)                                    Voluntary Prepayments.  Subject to Section 12.04, Borrower may, at any time or from time to time, without premium or penalty (except to the extent provided for under Section 7.01(f) and Section 7.01(g)), upon not less than five (5) Business Days’ irrevocable notice to the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent, prepay the Restructured Debt in whole or in part, in minimum amounts of $500,000 or any multiple of $100,000 in excess thereof.  Such notice of prepayment shall specify the date and amount of such prepayment.  The Shared Payment and Collateral Agent will promptly notify each Lender and the Bank Holders Administrative Agent of its receipt of any such notice, and of the amounts to be paid to such Lender pursuant to this Section 8.01(f) and Section 8.02(h) as a result of such prepayment.  If any such notice is given by Borrower, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein, together with payment of accrued Cash Interest and crediting of accrued PIK Interest to such date on the amount prepaid and any amounts required pursuant to Section 12.04.  The proceeds of any such prepayment of Restructured Debt shall be distributed by the Shared Payment and Collateral Agent pursuant to the distribution provisions set forth in Section 8.02(h).

(g)                                 Financial Adviser Review.  With respect to any financial report or determination of any amount delivered by Borrower at any time under the Operative Documents, the Financial Advisor will, at Borrower’s sole cost and expense, review all calculations of the Financial Covenants, calculations of prepayments (including the prepayments set forth in this Section 8.01) and any related Financial Covenants and determine if such calculations have been calculated in accordance with the terms hereof.  If the Financial Advisor disagrees with the calculations set forth in any of Borrower’s required reporting, the Financial Advisor will inform Borrower of such disagreement in writing as soon as practicable.  If Borrower desires to dispute the Financial Advisor’s calculations, Borrower will have ten (10) Business Days to file documentation in support of Borrower’s calculation with the Lenders and the Financial Advisor following receipt of the Financial Advisor’s written notice.  If the parties fail to resolve any such dispute within thirty (30) days of Borrower’s filing of such documentation of dispute, Borrower will immediately deposit, into a segregated escrow account held by the Shared Payment and Collateral Agent, the shortfall, if any, with respect to any: (i) Working Capital Prepayment Amount; (ii) Metal Price Prepayment Amount; (iii) Cash Flow Prepayment Amount; (iv) Early

Asset Sale Debt Prepayment Amount; and (v) Asset Disposition Prepayment Amount (as specified by the Financial Advisor in its written notice) for the applicable period, if any, and Borrower and the Lenders shall select, and Borrower shall retain, at its sole cost and expense, a mutually agreeable nationally recognized United States accounting firm to review the disputed calculations and reach its own conclusion in a report delivered to Borrower, the Bank Holders Administrative Agent and the Lenders within thirty (30) days after it has been retained.  The conclusions in the report of such nationally recognized United States accounting firm shall be binding upon the parties absent manifest error.  Any disputed amounts deposited with the Shared Payment and Collateral Agent will be held in escrow by the Shared Payment and Collateral Agent (and invested, at the written direction of Borrower, in Permitted Investments) until such dispute is resolved.  Upon receipt of such accounting firm’s determination, any portion of such disputed prepayment amounts that were successfully disputed by Borrower will be returned to Borrower, including any net earnings on any such Permitted Investments, and any portion of such disputed prepayment amounts that were successfully disputed by the Lenders shall be disbursed pursuant to the terms hereof.

Section 8.02                                Distribution of Prepayments.  Subject to Section 8.07:

(a)                                  Distribution of Working Capital Prepayment Amount.  All amounts received by the Shared Payment and Collateral Agent in connection with a Working Capital Prepayment Event shall be distributed by the Shared Payment and Collateral Agent in the following order of priority:

first, pro rata among the holders of Tranche B Restructured Debt to pay in full the Tranche B Restructured Debt;

second, pro rata among the holders of Tranche A Restructured Debt to be applied in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of the Tranche A Restructured Debt to pay in full the Tranche A Restructured Debt;

third, pro rata among the holders of Tranche C Restructured Debt to pay in full the Tranche C Restructured Debt;

fourth, to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys);

fifth, to pay pro rata any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents (including reasonable fees and expenses of attorneys and the Financial Advisor);

sixth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes; and

seventh, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable

Law and upon prompt notification to the Shared Payment and Collateral Agent.

(b)                                 Distribution of Metal Price Prepayment Amount.  All amounts received by the Shared Payment and Collateral Agent in connection with a Metal Price Prepayment Event shall be distributed by the Shared Payment and Collateral Agent in the following order of priority:

first, pro rata among the holders of Tranche B Restructured Debt to pay in full the Tranche B Restructured Debt;

second, pro rata among the holders of Tranche A Restructured Debt to be applied in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of the Tranche A Restructured Debt to pay in full the Tranche A Restructured Debt;

third, pro rata among the holders of Tranche C Restructured Debt to pay in full the Tranche C Restructured Debt;

fourth, to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys);

fifth, to pay pro rata any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents (including reasonable fees and expenses of attorneys and the Financial Advisor);

sixth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes; and

seventh, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable Law and upon prompt notification to the Shared Payment and Collateral Agent.

(c)                                  Distribution of Cash Flow Prepayment Amount.  All amounts received by the Shared Payment and Collateral Agent in connection with a Cash Flow Prepayment Event shall be distributed by the Shared Payment and Collateral Agent in the following order of priority:

first, (a) 50% pro rata among the holders of Tranche B Restructured Debt to pay in full the Tranche B Restructured Debt, and (b) 50% pro rata among the holders of Tranche A Restructured Debt to be applied pro rata to the remaining scheduled quarterly amortization payments in respect of the Tranche A Restructured Debt to pay in full the Tranche A Restructured Debt, provided, however, that if either the Tranche A Restructured Debt or the Tranche B Restructured Debt has been fully repaid, then any Cash Flow Prepayment Amount shall be applied 100% toward the repayment of any existing Tranche A Restructured Debt or Tranche B Restructured Debt, as applicable;

second, pro rata among the holders of Tranche C Restructured Debt to pay in full the Tranche C Restructured Debt;

third, to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys);

fourth, to pay pro rata any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents (including reasonable fees and expenses of attorneys and the Financial Advisor);

fifth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes; and

sixth, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable Law and upon prompt notification to the Shared Payment and Collateral Agent.

(d)                                 Distribution of Early Asset Sale Debt Prepayment Amount.  All amounts received by the Shared Payment and Collateral Agent in connection with an Early Asset Sale Debt Prepayment Event shall be distributed by the Shared Payment and Collateral Agent in the following order of priority:

first, pro rata among the holders of Tranche B Restructured Debt to pay in full the Tranche B Restructured Debt;

second, pro rata among the holders of Tranche A Restructured Debt to be applied in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of the Tranche A Restructured Debt to pay in full the Tranche A Restructured Debt;

third, pro rata among the holders of Tranche C Restructured Debt to pay in full the Tranche C Restructured Debt;

fourth, to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys);

fifth, to pay pro rata any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents (including reasonable fees and expenses of attorneys and the Financial Advisor);

sixth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes; and

seventh, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable

Law and upon prompt notification to the Shared Payment and Collateral Agent.

(e)                                  Distribution of Proceeds from SEN Collateral Following an Event of Default.  All amounts received by the SEN Collateral Agent as proceeds from the SEN Collateral following an Event of Default shall be delivered to the Shared Payment and Collateral Agent and distributed by the Shared Payment and Collateral Agent in the following order of priority:

first, so much of such amount as shall be required to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys);

second, so much of such amount as shall be required to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the SEN Holders (including reasonable fees and expenses of attorneys and the Financial Advisor);

third, so much of such amount as shall be required to replenish the SEN Interest Reserve Account, up to the SEN Interest Reserve Account Required Balance, unless the Required SEN Holders direct the SEN Collateral Agent, in writing, to forego such replenishment;

fourth, so much of such amount as shall be required to pay pro rata all accrued and unpaid Cash Interest due to the holders of the SEN Holders Restructured Principal;

fifth, so much of such amount as shall be required to pay in full each of the Tranche B Principal Amount held by the SEN Holders and PIK Interest due and owed to the SEN Holders, pro rata;

sixth, so much of such amount as shall be required to pay in full the Tranche A Restructured Debt held by the SEN Holders, to be divided pro rata among such holders and to be applied in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of such Tranche A Restructured Debt;

seventh, to pay in full the Tranche C Restructured Debt pro rata;

eighth, so much of such amount as shall be required to pay pro rata any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents (including reasonable fees and expenses of attorneys);

ninth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes; and

tenth, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable

Law and upon prompt notification to the Shared Payment and Collateral Agent.

Any such application of funds that reduces the claims of the SEN Holders shall not reduce the repayment priority provided to the SEN Contribution under Section 8.02(f) until, and only to the extent that, such application of funds reduces the amount of the Restructured Debt contained in Tranche A Restructured Debt and Tranche B Restructured Debt (including PIK Interest) held by the SEN Holders below the SEN Contribution, whereupon such repayment priority will be reduced on a Dollar for Dollar basis.

(f)                                    Distribution of Proceeds from Shared Collateral.  All amounts received by the Shared Payment and Collateral Agent as proceeds from the Shared Collateral shall be distributed by the Shared Payment and Collateral Agent in the following order of priority:

(i)                                     first, to payment in full of all costs and expenses relating to the collection, sale or other realization of such proceeds (including attorney fees and expenses and the compensation and reimbursement of the Shared Payment and Collateral Agent for services rendered in connection therewith or in connection with any proceeding to sell if a sale is not completed), second, to payment in full of all charges, expenses and advances incurred or made by the Shared Payment and Collateral Agent in order to protect the Liens under the Operative Documents and the security afforded thereby in connection with the Shared Collateral, and third, the balance, if any, of such payment shall be distributed as set forth in Section 8.02(f)(ii) and Section 8.02(f)(iii);

(ii)                                  in the case of proceeds from Shared Yankee Bond Collateral, as determined by Borrower and notified to the Shared Payment and Collateral Agent by Borrower, to the trustee under the Yankee Bond Indenture and the Shared Payment and Collateral Agent pro rata based on the principal amount then outstanding under the Yankee Bond Indenture and the then outstanding Restructured Principal, with (A) such amounts payable to the Shared Payment and Collateral Agent to be distributed as set forth in Section 8.02(f)(iii) and (B) such amounts payable to the trustee under the Yankee Bond Indenture to be distributed as set forth in Section 8.02(i); and

(iii)                               in the case of proceeds from Shared Collateral other than Shared Yankee Bond Collateral, as determined by Borrower and notified to the Shared Payment and Collateral Agent by Borrower:

first, so much of such amount as shall be required to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys),

second, so much of such amount as shall be required to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Lenders (including reasonable fees and expenses of attorneys and the Financial Advisor), third, so much of such amount as shall be required to pay the SEN Holders the full amount of the SEN Contribution for application to the then outstanding Restructured Debt held by the SEN Holders in the following order of priority, (a) so much of such amount as shall be required to pay in full the Tranche B Principal Amount held by the SEN Holders, pro rata, then (b) so much of such amount as shall be required to pay in full the Tranche A Restructured Debt held by the SEN Holders, to be divided pro rata among such holders and to be applied in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of such Tranche A Restructured Debt, fourth, so much of such amount as shall be required to pay any unpaid Cash Interest with respect to Restructured Principal, pro rata among the Lenders,

fifth, so much of such amount as shall be required to pay the outstanding principal amount of the Tranche A Restructured Debt and the Tranche B Principal Amount of the Lenders, and PIK Interest due and owed to the SEN Holders, to be divided pro rata among the holders thereof, with such amounts to be applied, with respect to the Tranche A Restructured Debt, in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of such Tranche A Restructured Debt, sixth, so much of such amount as shall be required to pay the Tranche C Restructured Debt pro rata,

seventh, so much of such amount as shall be required to pay any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents,

eighth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes, and ninth, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable Law and upon prompt notification to the Shared Payment and Collateral Agent.

(g)                                 Distribution of Asset Disposition Prepayment Amount.

(i)                                     All amounts received by the Shared Payment and Collateral Agent as a result of an Asset Disposition Prepayment Event shall be distributed by the Shared Payment and Collateral Agent in the following order of priority;

(A)                              in the case of any such amounts derived from dispositions of assets that constitute part of the Shared Yankee Bond Collateral, as determined in accordance with Section 8.02(g)(ii) and notified to the Shared Payment and Collateral Agent by Borrower, to the trustee under the Yankee Bond Indenture and the Shared Payment and Collateral Agent pro rata based on the principal amount then outstanding under the Yankee Bond Indenture and the then outstanding Restructured Principal, with (1) such amounts payable to the Shared Payment and Collateral Agent to be distributed as set forth in Section 8.02(g)(i)(B) and (2) such amounts payable to the trustee under the Yankee Bond Indenture to be distributed as set forth in Section 8.02(i); and

(B)                                in the case of any such amounts derived from dispositions of assets that do not constitute part of the Shared Yankee Bond Collateral, as determined in accordance with Section 8.02(g)(ii) and notified to the Shared Payment and Collateral Agent by Borrower:

first, pro rata among the holders of Tranche B Restructured Debt to pay in full the Tranche B Restructured Debt,

second, pro rata among the holders of Tranche A Restructured Debt to be applied in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of the Tranche A Restructured Debt to pay in full the Tranche A Restructured Debt, third, pro rata among the holders of Tranche C Restructured Debt to pay in full the Tranche C Restructured Debt,

fourth, to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys),

fifth, to pay pro rata any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents (including reasonable fees and expenses of attorneys and the Financial Advisor),

sixth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes, and seventh, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable Law and upon prompt notification to the Shared Payment and Collateral Agent.

(ii)                                  Anything contained in this Agreement or any other Operative Document to the contrary notwithstanding, for purposes of Section 8.02(g)(i), (A) the portion of any Asset Disposition Prepayment Amount that is deemed to be derived from dispositions of assets that constitute part of the Shared Yankee Bond Collateral shall be determined by multiplying such Asset Disposition Prepayment Amount by a fraction (x) the numerator of which is an amount equal to the aggregate Net Available Proceeds of all Asset Dispositions during such fiscal year of assets that constitute part of the Shared Yankee Bond Collateral and (y) the denominator of which is an amount equal to the aggregate Net Available Proceeds of all Asset Dispositions during such fiscal year (excluding Net Available Proceeds from dispositions of Scheduled Assets) and (B) the portion of any Asset Disposition Prepayment Amount that is deemed to be derived from dispositions of assets that do not constitute part of the Shared Yankee Bond Collateral shall be determined by subtracting the amount calculated in clause (A) of this Section 8.02(g)(ii) from the aggregate Net Available Proceeds of all Asset Dispositions during such fiscal year (excluding Net Available Proceeds from dispositions of Scheduled Assets).

(h)                                 Distribution of Proceeds Derived from Voluntary Prepayments.  All amounts received by the Shared Payment and Collateral Agent as proceeds of a voluntary prepayment of the Restructured Debt shall be distributed by the Shared Payment and Collateral Agent in the following order of priority.

first, pro rata among the holders of Tranche B Restructured Debt to pay in full the Tranche B Restructured Debt;

second, pro rata among the holders of Tranche A Restructured Debt to be applied in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect of the Tranche A Restructured Debt to pay in full the Tranche A Restructured Debt;

third, pro rata among the holders of Tranche C Restructured Debt to pay in full the Tranche C Restructured Debt;

fourth, to pay pro rata all reasonable fees and expenses of and indemnity amounts owing to the Agents (including reasonable fees and expenses of attorneys);

fifth, to pay pro rata any other amounts due and owed to the Lenders pursuant to the terms of the Operative Documents (including reasonable fees and expenses of attorneys and the Financial Advisor);

sixth, pro rata among the holders of GM Notes to pay in full all amounts of accrued and unpaid interest on and principal of the GM Notes; and

seventh, the balance, if any, of such payment shall be returned to Borrower or such other Person as shall be entitled thereto as required by Applicable Law and upon prompt notification to the Shared Payment and Collateral Agent.

(i)                                     Distribution of Amounts Payable to Trustee Under Yankee Bond Indenture.  Any amounts payable to the trustee under the Yankee Bond Indenture pursuant to Section 8.02(f)(ii) or Section 8.02(g)(i)(A) shall be distributed as follows:

(i)                                     if, at the time such amounts become payable, Borrower shall have notified the Shared Payment and Collateral Agent that the principal amount of the Indebtedness under the Yankee Bond Indenture has been accelerated or is otherwise then due and payable, such amounts shall be distributed to such trustee, pursuant to such wire instructions and other information as shall be notified by Borrower to the Shared Payment and Collateral Agent, for application to such principal amount and/or any accrued and unpaid interest thereon or any other amounts then due and payable by

Borrower under the Yankee Bond Indenture, as determined by such trustee (it being understood and agreed that the Shared Payment and Collateral Agent shall have no obligation to confirm or inquire as to the manner in which such trustee applies such amount); and

(ii)                                  in all other cases, such amounts shall be held in trust by the Shared Payment and Collateral Agent in a non-interest bearing account, subject to the Lien of the applicable Collateral Document for the benefit of such trustee, until the date that is the second Business Day prior to the next scheduled interest payment date under the Yankee Bond Indenture, as notified by Borrower to the Shared Payment and Collateral Agent, at which time such amounts shall be distributed to such trustee, pursuant to such wire instructions and other information as shall be notified by Borrower to the Shared Payment and Collateral Agent, for application to the interest payable on such date or any other amounts then due and payable by Borrower under the Yankee Bond Indenture, as determined by such trustee (it being understood and agreed that the Shared Payment and Collateral Agent shall have no obligation to confirm or inquire as to the manner in which such trustee applies such amount).

Section 8.03                                Repayment.  Subject to Section 8.07:

(a)                                  Commencing on June 25, 2004, and on a quarterly basis thereafter on the last Monthly Payment Date for each calendar quarter, Borrower shall make amortization payments in respect of the Tranche A Restructured Debt to the Shared Payment and Collateral Agent, for the account of the Lenders holding such Tranche A Restructured Debt, in such amounts as set forth for such calendar quarters under the heading titled “Restructured Tranche A” of the Restructured Debt Payment Schedule.  Borrower shall notify the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent of each such payment in accordance with Section 4.01.  Each such payment shall be distributed by the Shared Payment and Collateral Agent pro rata among the holders of Tranche A Restructured Debt.

(b)                                 On the Maturity Date, Borrower shall pay to the Shared Payment and Collateral Agent, for the account of the Lenders, the Restructured Debt outstanding on such date, and such payment shall be distributed by the Shared Payment and Collateral Agent in the order of priority described in Section 8.02(h).  Borrower shall notify the Shared Payment and Collateral Agent and the Bank Holders Administrative Agent of such payment in accordance with Section 4.01.

Section 8.04                                Interest.  Subject to Section 8.07:

(a)                                  Cash Interest shall accrue from April 30, 2003 and be paid by Borrower to the Shared Payment and Collateral Agent, for the account of the Lenders, in arrears on each Monthly Payment Date.  PIK Interest shall accrue from the Economic Effective Date in arrears and be added to the Accreted PIK Balance on April 30, 2003 and on each Monthly Payment Date and shall be paid in cash by Borrower to the Shared Payment and Collateral Agent, for the account of the holders of SEN Series C Restructured Principal, in arrears on the Maturity Date.  Cash Interest shall also be paid on the date of any prepayment or repayment of Restructured Principal under Section 8.01, Section 8.02 or Section 8.03 for the portion of the Restructured Principal so prepaid or repaid.  During the existence of any Event of Default, accrued but unpaid Cash

Interest shall be paid on demand of the Shared Payment and Collateral Agent at the written direction of the Required Lenders.  Each payment of Cash Interest shall be distributed, and each accrual of PIK Interest shall be credited, as the case may be, by the Shared Payment and Collateral Agent to the applicable Lenders in accordance with its determination of required Cash Interest payments and PIK Interest accruals pursuant to Section 8.06(a).

(b)                                 Notwithstanding any other provision of this Section 8.04, while any Event of Default exists, Borrower shall pay in cash on demand interest at a rate per annum (the “Default Interest Rate”) (after as well as before entry of judgment thereon to the extent permitted by law) on (i) the principal amount of all outstanding Restructured Principal, equal to the rate of interest then applicable thereto plus an additional 200 basis points, and (ii) any fees or transaction expenses due and payable by MM, GMM or any of their respective Subsidiaries pursuant to the terms of the Operative Documents, equal to the sum of (x) the LIBOR Rate then applicable to LIBOR Loans and (y) 575 basis points; provided that on any date occurring on or subsequent to the Scheduled Maturity Date, the Default Interest Rate:  (A) with respect to any LIBOR Loan shall be deemed to be equal to the sum of (1) the LIBOR Rate on such day (it being understood and agreed that from and subsequent to the Scheduled Maturity Date, the LIBOR Rate shall be determined based on successive Interest Periods (x) the first of which shall be deemed to have commenced on (and including) the Scheduled Maturity Date and ended on (but excluding) the twenty-fifth (25th) day of the month following the month in which the Scheduled Maturity Date occurs (unless such twenty-fifth (25th) day is not a Business Day, in which case such ending date shall be the first Business Day immediately succeeding such day) and (y) each of which thereafter shall be deemed to have commenced on (and including) the last day of the immediately preceding Interest Period and ended on (but excluding) the twenty-fifth (25th) day of the month immediately succeeding the month in which such immediately preceding Interest Period was deemed to have ended (unless such twenty-fifth (25th) day is not a Business Day, in which case such ending date shall be the first Business Day immediately succeeding such day), each of such days to be a Monthly Payment Date), (2) the Applicable Margin and (3) 200 basis points; and (B) with respect to any Fixed Rate Loan, for each Interest Period as described above, shall be deemed to be equal to the interest rate of such Fixed Rate Loan plus 200 basis points.  In addition, if any amount of interest on the Restructured Principal, or any other amount payable hereunder or under any other Operative Document related to the Restructured Principal (other than amounts described in the immediately preceding sentence), is not paid in full when due while any Event of Default exists, then to the extent permitted by Applicable Law, Borrower agrees to pay in cash on demand interest on such unpaid interest or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law at a rate per annum equal to the Default Interest Rate, as determined in the manner provided in clause (ii) of the immediately preceding sentence (which shall be the “Default Interest Rate” for interest and other amounts described in this sentence).

(c)                                  Cash Interest on the Restructured Principal shall accrue as follows: (i) with respect to the SEN Series C Restructured Principal, at a fixed rate of 10.26% per annum; (ii) with respect to the SEN Series D Restructured Principal, at a rate of 11.18% per annum; (iii) with respect to the SEN Series E Restructured Principal, at a rate equal to the LIBOR Rate plus the Applicable Margin; and (iv) with respect to the Bank Holders Restructured Principal, at a rate equal to the LIBOR Rate plus the Applicable Margin.

(d)                                 Anything herein or in any other Operative Document to the contrary notwithstanding, interest shall accrue on the GM Notes at a rate per annum equal to the rate then applicable to the Bank Holders Restructured Principal; provided that interest on the GM Notes shall be capitalized on each date that interest is due on the Bank Holders Restructured Principal pursuant to this Section 8.04 and shall not constitute Cash Interest for purposes of this Agreement or any other Operative Document for so long as any Indebtedness evidenced by a GM Note may not be paid under the Subordination Agreement.

(e)                                  Anything herein or in any other Operative Document to the contrary notwithstanding, the obligations for the payment of interest to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment of interest by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such interest at the highest rate permitted by Applicable Law.

Section 8.05                                Fees.

(a)                                  Agency Fees.  Borrower shall pay to each Agent for the account of such Agent the agency fee separately agreed to by Borrower and such Agent at such times as agreed to by Borrower and such Agent.

(b)                                 Restructuring Fee.  Borrower shall pay in cash on the Closing Date to the Shared Payment and Collateral Agent for the account of each Lender a non-refundable fee in the amount of 0.5% of the Restructured Principal held by such Lender on such date.

Section 8.06                                Computation of Interest.

(a)                                  All computations of interest shall be made on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.  Interest shall accrue during each period during which interest is computed from the first day thereof to the last day thereof.  The Shared Payment and Collateral Agent shall determine for each Monthly Payment Date the amounts of Cash Interest due and payable to, and PIK Interest to be added to the Accreted PIK Balance of, the applicable Lenders and notify Borrower, the SEN Collateral Agent and the Bank Holders Administrative Agent of such amounts no later than three (3) Business Days prior to such Monthly Payment Date.

(b)                                 The LIBOR Rate for each Interest Period shall be determined by the Shared Payment and Collateral Agent, which shall provide notice thereof to each of Borrower, the Bank Holders Administrative Agent and the SEN Collateral Agent (which notice shall include the method of determining such LIBOR Rate in accordance with the definition thereof) no later than 11:00 a.m. on the date that is two (2) Business Days prior to the start of each new Interest Period.  Each determination of an interest rate by the Shared Payment and Collateral Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.

Section 8.07                                Subordination of Payments on GM Notes.  Anything herein or in any other Operative Document to the contrary notwithstanding, the Obligations with respect to the GM

Notes are subordinated to the prior indefeasible payment in full in cash in Dollars of all other Obligations, including pursuant to this Article VIII, in accordance with the provisions of the Subordination Agreement.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.01                                Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                  Non-Payment.  Borrower or any Principal Subsidiary fails to pay, when and as required to be paid herein or in the other Operative Documents, (i) any amount of principal of any Restructured Debt (including any prepayments in accordance with Section 8.01) or (ii) any interest, fee, SEN Make-Whole Amount, Additional Amounts or any other amount payable hereunder or under any other Operative Document and such failure to pay interest, fees or other amounts (other than principal) shall continue unremedied for three (3) Business Days; provided that the failure to pay any Obligation in respect of any GM Note as a result of the subordination provisions contained in the Subordination Agreement shall not constitute a Default or an Event of Default for any purpose under this Agreement or any other Operative Document; or

(b)                                 Representation or Warranty.  Any representation or warranty by Borrower or any Guarantor made or deemed made herein or in any other Operative Document, or which is contained in any certificate, document or other written statement by Borrower or any Guarantor or any Responsible Officer of Borrower or such Guarantor furnished at any time under this Agreement, or in or under any other Operative Document, is incorrect in any material respect on or as of the date made or deemed made and such default (unless it is a willful misrepresentation) shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of Borrower or such Guarantor knew of such failure or (ii) the date upon which written notice thereof is given to Borrower by any Lender; or

(c)                                  Specific Defaults.  Borrower or any Guarantor (a) fails to perform or observe any term, covenant or agreement contained in Section 4.03(b), Section 4.05(a), Section 4.08(a), Section 4.15, Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.09, Section 5.12 or Section 5.16 or (b) pays any Obligation relating to any GM Note in contravention of the provisions of the Subordination Agreement; or

(d)                                 Specific Defaults-30 Day.  Unless otherwise referenced within this Section 9.01, Borrower or any Guarantor fails to perform or observe any term, covenant or agreement contained in Article V, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of Borrower or such Guarantor knew of such failure or (ii) the date upon which written notice thereof is given to Borrower by any Lender; or

(e)                                  Specific Defaults-45-Day.  Unless otherwise referenced within this Section 9.01, if Borrower or any Guarantor fails to perform or observe any term, covenant or agreement contained in Article IV, or Clause Second or Clause Seventh of the Mexican Security Trust Agreement, and such failure shall continue unremedied for a period of forty-five (45) days after the earlier of (i) the date upon which a Responsible Officer of Borrower or such Guarantor knew of such failure or (ii) the date upon which written notice thereof is given to Borrower by any Lender; or

(f)                                    Specific Defaults-90-Day.  Borrower or any Guarantor fails to perform or observe any term, covenant or agreement contained in Article VI, and such failure shall continue unremedied for a period of ninety (90) days after the earlier of (i) the date upon which a Responsible Officer of Borrower or such Guarantor knew of such failure or (ii) the date upon which written notice thereof is given to Borrower by any Lender; or

(g)                                 Specific Defaults-120-Day.  Unless otherwise referenced in this Section 9.01, Borrower or any Guarantor shall fail to observe or perform any term, covenant or condition under this Agreement, the Restructured Trust Indenture, the Bank Holders Restructured Loan Agreement or any other Operative Document and such failure shall continue unremedied for a period of one hundred twenty (120) days after the earlier of (i) the date upon which a Responsible Officer of Borrower or such Guarantor knew of such failure or (ii) the date upon which written notice thereof is given to Borrower by any Lender; or

(h)                                 Cross-Default.  Borrower or any Guarantor or any of their respective Subsidiaries:

(i)                                     fails to make any payment when due (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise) of principal, interest or other amounts aggregating in excess of $10,000,000 (or the equivalent in other currencies) in respect of any Indebtedness or Contingent Obligation (other than any Obligation evidenced by any Operative Document) and such failure continues after the applicable grace or notice period, if any, specified in the relevant documents on the date of such failure, or

(ii)                                  fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any Indebtedness or Contingent Obligation (other than any Obligation evidenced by any Operative Document) in principal amounts aggregating in excess of $10,000,000 (or the equivalent in other currencies), and such failure continues thirty (30) days after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligations or beneficiary or beneficiaries of such Indebtedness or Contingent Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(i)                                     Insolvency; Voluntary Proceedings.  Borrower or any Guarantor (i) becomes insolvent as determined in accordance with Applicable Law, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course other than any temporary shut down by such Person of mining facilities in response to a labor dispute for a period of no longer than six (6) months; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(j)                                     Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against Borrower or any Guarantor or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of Borrower or any Guarantor and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy; (ii) Borrower or any Guarantor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower or any Guarantor applies for, consents to or acquiesces in the appointment of, or, in the absence of such application, consent or acquiescence, permits or suffers to exist for more than sixty (60) days, a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), visitador, conciliador, sindico, interventor, or other similar Person for itself or a substantial portion of its property or business; or

(k)                                  Monetary Judgments.  One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards are entered against Borrower or any Guarantor involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 (or the equivalent in other currencies) or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or

(l)                                     Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees are entered against Borrower, any Guarantor or any of their respective Subsidiaries that do or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)                               Change of Control.  There occurs any Change of Control; or

(n)                                 Operative Documents and Liens.  Any Operative Document at any time terminates or otherwise ceases to be in full force and effect other than pursuant to its terms, or is declared to be void or partially or wholly revoked or invalidated, or Borrower, any Guarantor, or any Affiliate of any thereof, contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or any Lien created under any Operative Document ceases to be a valid and perfected first priority Lien, except as otherwise permitted therein; or

(o)                                 Expropriation, etc.  There shall have occurred any loss, seizure, compulsory requisition, expropriation or nationalization by any Governmental Authority of all or any material part of the property of Borrower or any Guarantor that would reasonably be expected to result in a Material Adverse Effect; or

(p)                                 Reserve Interest Deficiency.  The SEN Interest Reserve Account shall not be funded at any time with an amount at least equal to the SEN Interest Reserve Account Required Balance, and such failure shall either have occurred (i) on each of three consecutive Monthly Payment Dates or (ii) on any four Monthly Payment Dates within a calendar year.

ARTICLE X
REMEDIES

Section 10.01                          Lenders’ Remedies.  Following the occurrence of any Event of Default, upon written direction of the Required Lenders, the Shared Payment and Collateral Agent shall, and with respect to the SEN Collateral the SEN Collateral Agent shall, subject to the terms and conditions of the Operative Documents:

(a)                                  declare the unpaid principal amount of all outstanding Restructured Debt, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Operative Document to be immediately due and payable directly from Borrower or the Guarantors, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower and each Guarantor;

(b)                                 exercise on behalf of itself, the SEN Trustee and the Lenders all rights and remedies available to it, the SEN Trustee and the Lenders under the Collateral Documents, any other Operative Documents or Applicable Law; or

(c)                                  exercise any other remedy available to a secured creditor under law or in equity.

Section 10.02                          Trapping.  Upon the occurrence of an Event of Default as described in Section 9.01(a), Section 9.01(i) or Section 9.01(j), and receipt of written notice of such Event of Default, the SEN Collateral Agent shall trap cash deposited in any Collection Account as further described in Section 7.01(b)(i).  Upon the occurrence of an Event of Default other than those described in Section 9.01(a), Section 9.01(i) and Section 9.01(j), and receipt of written direction from the Required SEN Holders, the SEN Collateral Agent shall trap cash deposited in any Collection Account as further described in Section 7.01(b)(ii).

Section 10.03                          Rights Cumulative; No Marshaling; Waivers.

(a)                                  Each of Borrower and each Guarantor hereby agrees that the rights and remedies set forth in Section 10.01 and in the other provisions of the Operative Documents are cumulative and may be exercised singly or concurrently or from time to time and are in addition to all other rights and remedies however existing or arising.  Subject to the provisions of Clause Thirteenth of the Mexican Security Trust Agreement, to the extent that it lawfully may, each of Borrower and each Guarantor hereby agrees that it will not at any time plead, claim or take the benefit of any appraisement, valuation, stay, extension, moratorium or redemption law now or hereafter in force and any requirement of marshaling in the event of foreclosure of the security interests hereby created, the effect of which might be to prevent or delay the enforcement of any Collateral Document or the absolute sale of the whole or any part of the Shared Collateral, the SEN Collateral or the possession thereof by the Shared Payment and Collateral Agent or the SEN Collateral Agent, as applicable, or any purchaser at any sale thereof by the Shared Payment and Collateral Agent or the SEN Collateral Agent, as applicable.  Each of Borrower and each

Guarantor, for itself and all who may claim under Borrower or any such Guarantor and as far as each of Borrower and such Guarantor lawfully may do so, hereby waives and releases the benefit of all such laws.  Except as otherwise expressly provided in this Agreement or the applicable Collateral Document, to the extent permitted by Applicable Law, each of Borrower and each Guarantor hereby waives presentment, demand, protest, or any notice of any kind in connection with, any Collateral Document.

(b)                                 A waiver by the Shared Payment and Collateral Agent or the SEN Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Shared Payment and Collateral Agent or the SEN Collateral Agent would otherwise have had on any future occasion.  No failure to exercise, nor any delay in exercising, on the part of the Shared Payment and Collateral Agent, the SEN Collateral Agent, the SEN Trustee or any of the Lenders, any right, power, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, remedy or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 10.04                          Rights Not Exclusive.  The rights provided for in this Agreement and the other Operative Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI
INDEMNIFICATION; COSTS AND EXPENSES

Section 11.01                          Indemnification.  Whether or not the transactions contemplated hereby are consummated, Borrower and each Guarantor, jointly and severally, shall indemnify and hold harmless each Agent, the SEN Trustee, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever that may at any time (including at any time following repayment of the Restructured Debt and the termination, resignation or replacement of any Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other Operative Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, or (b) any actual or alleged violation of any Environmental Laws by or from any property currently or formerly owned or operated by Borrower or any Guarantor, or any environmental liability related in any way to Borrower or any Guarantor, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or any Operative Document, nor shall any Indemnified Person have any liability for any indirect or consequential damages relating to this Agreement or any other Operative Document or in connection with or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 11.01 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 11.01 shall survive the resignation of any Agent, the replacement of the SEN Trustee or any Lender, the termination of any of the Operative Documents and the repayment, satisfaction or discharge of all other Obligations.

Section 11.02                          Costs and Expenses.  (a)  Borrower and each Guarantor, jointly and severally, shall pay or reimburse:

(i)                                     each Agent, the SEN Trustee, each Lender and each Export Credit Agency on or prior to the Closing Date for all reasonable and documented fees, costs and expenses (A) incurred by or charged to any such Agent, the SEN Trustee or such Lender in connection with or arising out of the development, negotiation, preparation, delivery and execution of (in each case, whether or not consummated) this Agreement, any other Operative Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable and documented Attorney Costs and fees and costs of the Financial Advisor, (B) incurred by or charged to any such Export Credit Agency in connection with or arising out of the amendment or extension of its guarantee relating to debt guaranteed by such Export Credit Agency under the Existing Bank Agreements and (C) without duplication of other amounts specified under this Section 11.02(a)(i), incurred by or charged to any such Agent, the SEN Trustee, such Lender or such Export Credit Agency in connection with or arising out of any Existing Bank Agreement or any Existing SEN Agreement to which such Person is a party, or any guarantee relating to debt guaranteed by such Export Credit Agency under the Existing Bank Agreements, to the extent Borrower or any Guarantor is liable under such agreement or guarantee for such fees, costs and expenses, including reasonable and documented Attorney Costs, and such fees, costs (including interest break funding costs) and expenses have not previously been paid or reimbursed, and

(ii)                                  each Agent, the Bank Holders, the SEN Trustee and the SEN Holders within five (5) Business Days after demand for all reasonable and documented fees, costs and expenses incurred by or charged to any such Agent, the Bank Holders, the SEN Trustee and the SEN Holders in connection with or arising out of the amendment, supplement, consent, waiver, modification or administration of this Agreement, any other Operative Document and any other documents prepared in connection herewith or therewith (in each case, whether or not consummated), and the administration of the transactions contemplated hereby and thereby, including reasonable and documented Attorney Costs (provided that each of (A) the Bank Holders as a group and (B) the SEN

Holders together with the SEN Trustee as a group, shall each have the right, unless otherwise agreed by Borrower, to engage a single U.S. and single Mexican legal counsel for such group) and fees and costs of the Financial Advisor (provided that the amount of the Financial Advisor’s fees that are reimbursable by Borrower and the Guarantors from the Closing Date to and including the first anniversary of the Closing Date shall not exceed the Financial Advisor’s Fee Cap; and provided, further, that the calculation of the Financial Advisor’s Fee Cap shall not include fees and expenses that arise as a result of (x) an Event of Default, (y) any dispute between Borrower and the Lenders with respect to any calculations required to be computed and certified by Borrower and delivered to the Lenders hereunder or under any other Operative Document, including in accordance with Section 8.01(g), or (z) time spent by the Financial Advisor in connection with its participation in teleconferences and meetings with the Lenders, at the Lenders’ reasonable request);

(b)                                 pay or reimburse each Agent, the SEN Trustee, each Lender and each Export Credit Agency within five (5) Business Days after demand for all reasonable and documented costs and expenses (including Attorney Costs, consultant or advisor fees or costs, and Taxes) incurred by them in connection with or arising out of the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Operative Document and the protection or preservation of any right or claim by any such Person against Borrower or any Guarantor arising out of this Agreement or any other Operative Document during the existence of an Event of Default or after acceleration of the Restructured Debt (including in connection with any “workout” or restructuring regarding the Restructured Debt, and including in any Insolvency Proceeding or appellate proceeding); and

(c)                                  pay the foregoing costs and expenses, including all search, filing and recording charges and fees and taxes related thereto incurred by any Lender, any Agent or any Export Credit Agency in connection herewith or in connection with any other Operative Document.

ARTICLE XII
TAXES; YIELD PROTECTION; ILLEGALITY; PAYMENTS

Section 12.01                          Taxes.

(a)                                  Except as hereinafter provided in this Section 12.01, any and all payments to any Lender, the SEN Trustee or any Agent under this Agreement or any other Operative Document shall be made free and clear of, and without deduction or withholding for, any Taxes imposed by any jurisdiction in which Borrower or any Guarantor is organized or domiciled, or from or through which Borrower or any Guarantor effects such payment, or by any political subdivision or taxing authority thereof.

(b)                                 If, in respect of any sum payable hereunder or under any other Operative Document to any Lender, the SEN Trustee or any Agent, Borrower or any Guarantor shall be required by law to deduct or withhold any Taxes imposed by any jurisdiction in which Borrower or any Guarantor is organized or domiciled, or from or through which Borrower or such Guarantor effects such payment, or by any political subdivision or taxing authority thereof, then:

(i)                                     the sum payable shall be increased (such increased amount being an “Additional Amount”) as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 12.01), such Lender, the SEN Trustee or such Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)                                  Borrower or such Guarantor, as the case may be, shall make such deductions and withholdings; and

(iii)                               Borrower or such Guarantor, as the case may be, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with Applicable Law.

(c)                                  Borrower and each Guarantor agree, jointly and severally, to indemnify and hold harmless each Lender, the SEN Trustee and each Agent for the full amount of Taxes imposed by any jurisdiction in which Borrower or any Guarantor is organized or domiciled, or from or through which Borrower or such Guarantor effects payment, or by any political subdivision or taxing authority thereof paid or payable by such Lender, the SEN Trustee or such Agent, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within ten (10) days after the date the applicable Lender or the applicable Agent makes written demand therefor.

(d)                                 Within ten (10) days after the date of any payment by Borrower or any Guarantor of Taxes imposed by any jurisdiction in which Borrower or any Guarantor is organized or domiciled, or from or through which Borrower or such Guarantor effects payment, or by any political subdivision or taxing authority thereof, Borrower or such Guarantor shall furnish to the applicable Lender or the applicable Agent (with a copy to the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and to the SEN Collateral Agent in the case where such Lender is a SEN Holder) the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to such Lender.

(e)                                  If Borrower or any Guarantor is required to pay any amount to any Lender pursuant to subsection (b) or (c) of this Section 12.01, then such Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if such change would eliminate any such additional payment by Borrower or such Guarantor that may thereafter accrue, and if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

(f)                                    Notwithstanding the foregoing provisions of this Section 12.01, neither Borrower nor any Guarantor shall be obligated to pay any Agent or any Lender any amounts described in this Section 12.01 in respect of Taxes that would not have been imposed but for the failure of such Agent or such Lender (i) (A) with respect to the Bank Holders only, to be registered with Hacienda as a foreign financial institution for purposes of Article 195, Section I of the Mexican Income Tax Law and the regulations thereunder, to the extent such registration continues to be a requirement for the application of a lower withholding tax rate on interest payments under the

Mexican Income Tax Law, and (B) to be a resident (or to have the principal offices of such Lender be a resident, if such Lender lends through a branch or agency) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation, (ii) with respect to the Bank Holders only, to use its reasonable efforts (consistent with legal and regulatory restrictions) to maintain its registration with Hacienda as a foreign financial institution for purposes of Article 195, Section I of the Mexican Income Tax Law and the regulations thereunder, to the extent such registration continues to be a requirement for the application of a lower withholding tax rate on interest payments under Mexican Income Tax Law, if the making of such registration would not, in the reasonable judgment of such Lender or such Agent, be materially disadvantageous to such Lender or such Agent or (iii) following a reasonable written request of Borrower or such Guarantor upon forty-five (45) days’ prior written notice (and at the sole cost and expense of Borrower), to complete and file with the appropriate Governmental Authority, such forms, certificates or documents (collectively, “Forms”) prescribed by law, rule or regulation enacted or issued by Mexico, or by a double taxation treaty to which Mexico is a party and that is in effect, that are necessary to avoid or reduce such Taxes pursuant to provisions of any law, rule or regulation enacted or issued by Mexico, or a double taxation treaty to which Mexico is a party and is then in effect; provided that (x) such Lender or such Agent shall be under no obligation to (1) provide any information to Borrower or any Guarantor that such Lender or such Agent deems, in such Lender’s or such Agent’s judgment, to be confidential or (2) complete, execute and deliver any Form hereunder if it is an Export Credit Agency, (y) such Lender or such Agent is legally entitled to complete, execute and deliver such Forms, and (z) the completion, execution and delivery of such Forms will not result, in the good faith, reasonable determination of such Lender or such Agent, in the imposition on such Lender or such Agent of (1) any additional material legal or regulatory obligations or liabilities, (2) any additional material out-of-pocket costs or (3) any other material adverse consequences.

(g)                                 Borrower shall pay on each Monthly Payment Date to each Lender, or to each Agent for the account of each Lender, that is a Mexican bank, additional amounts sufficient to compensate such Lender for Taxes imposed, levied, collected, withheld or assessed by Mexico (or by any political subdivision or taxing authority thereof or therein) on payments made by such Lender under any lending arrangement entered into by such Lender in order to maintain its Restructured Debt hereunder or under any other Operative Document; provided, however, that Borrower shall have no obligation to pay such additional amount in excess of an amount equal to the minimum Mexican withholding tax applicable to the Person from which such Lender has arranged to maintain its Restructured Debt hereunder or under any other Operative Document, provided such Person is (i) registered with Hacienda as a foreign financial institution for purposes of Article 195, Section I of the Mexican Income Tax Law and (ii) a resident for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation.

Section 12.02                          Illegality.

(a)                                  After the Closing Date, if any Lender determines that the introduction of any Applicable Law, or any change in any Applicable Law, or in the interpretation or administration of any Applicable Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain its LIBOR Loan or Loans or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to Borrower through the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and through the SEN Collateral Agent in the case where such Lender is a SEN Holder, any obligation of that Lender to maintain its LIBOR Loan or Loans shall be suspended until such Lender notifies such Agent and Borrower that the circumstances giving rise to such determination no longer exist.

(b)                                 If a Lender determines that it is unlawful to maintain its LIBOR Loan or Loans, Borrower hereby agrees that upon its receipt of notice of such fact and demand from such Lender (with copies to (x) the Shared Payment and Collateral Agent and (y)(1) the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and (2) the SEN Collateral Agent in the case where such Lender is a SEN Holder), such LIBOR Loan or Loans of such Lender then outstanding shall, from the date upon which such Lender notified Borrower of such fact, accrue interest thereon pursuant to Section 8.04; provided that (i) each reference therein to the term “LIBOR Rate” shall, with respect to such LIBOR Loan or Loans of such Lender, be deemed to be a reference to the term “Base Rate”, (ii) the term “Applicable Margin” shall, with respect to such LIBOR Loan or Loans of such Lender, be reduced by one hundred (100) basis points from the Applicable Margin used in calculating the rate applicable to each other LIBOR Loan and (iii) the applicable Interest Periods shall be Interest Periods consisting of a single day; and provided, further that, as provided in Section 8.04(b), each Monthly Payment Date after the Maturity Date shall be the last Business Day of each calendar month thereafter.

(c)                                  Before giving any notice to the applicable Agent under this Section 12.02, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loan or Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the good faith but otherwise in the sole and absolute judgment of such Lender, be inconsistent with its internal policies, illegal or otherwise disadvantageous to such Lender.

Section 12.03                          Increased Costs.

(a)                                  If any Lender determines that either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation made or effective after the Closing Date or (ii) the compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made after the Closing Date:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any other Operative Document, the LIBOR Loan or Loans maintained by it pursuant to this Agreement or any other Operative Document or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 12.01 and the introduction of or yearly changes in the rate of tax on the overall net income of such Lender or its Lending Office, as the case may be);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii)                               shall impose on such Lender any other condition affecting this Agreement or any other Operative Document, its Note(s) or any of its LIBOR Loans, as the case may be,

and as a result of any of the foregoing, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loan to Borrower, then Borrower shall be liable for, and shall from time to time, within ten (10) days after written demand (with a copy of such demand to be sent by such Lender to (x) the Shared Payment and Collateral Agent and (y) (1) the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and (2) the SEN Collateral Agent in the case where such Lender is a SEN Holder), pay to the Bank Holders Administrative Agent or the SEN Collateral Agent, as the case may be, for the account of such Lender additional amounts as are sufficient to compensate such Lender for such increased costs; provided, however, that if a Lender fails to give notice within one year after it becomes aware of such introduction of, or change in, or in the interpretation of, any law or regulation, it shall be entitled to additional amounts under this Section 12.03(a) only for increased costs incurred from and after the date that is one year prior to the giving of notice to Borrower.  For purposes of calculating amounts payable by Borrower to the Lenders under this Section 12.03(a) (and each related reserve, special deposit or similar requirement), any LIBOR Loan maintained by a Lender shall be conclusively deemed to have been funded at the LIBOR Rate for such LIBOR Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

(b)                                 If after the Closing Date any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation or (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and determines (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy and such Lender’s desired return on capital) that the amount of such capital is increased as a consequence of its LIBOR Loan or Loans, credits or obligations under this Agreement, then, within ten (10) days after written demand by such Lender to Borrower through the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and through the SEN Collateral Agent in the case where such Lender is a SEN Holder, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c)                                  Before giving any notice to the applicable Agent under this Section 12.03, any affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the good faith but otherwise in the sole and absolute judgment of such Lender, be inconsistent with its internal policies, illegal or otherwise disadvantageous to such Lender.

Section 12.04                          Funding Losses.  Upon demand therefor by any Lender (with a copy of such demand to be sent to the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and the SEN Collateral Agent in the case where such Lender is a SEN Holder)

from time to time, Borrower shall reimburse such Lender and hold such Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of:

(a)                                  the failure of Borrower to make on a timely basis any payment of principal of any LIBOR Loan;

(b)                                 the failure of Borrower to make any prepayment of any LIBOR Loan in accordance with any notice delivered under Section 8.01(e); or

(c)                                  the prepayment for any reason, including after acceleration thereof, of all or any portion of any LIBOR Loan on a day that is not the last day of the relevant Interest Period, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loan or Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by Borrower to the Lenders under this Section 12.04 (and each related reserve, special deposit or similar requirement), each LIBOR Loan made by a Lender shall be conclusively deemed to have been funded at the LIBOR Rate for such LIBOR Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

Section 12.05                          Inability to Determine Rates.  If the Shared Payment and Collateral Agent or the Required Floating Rate Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any applicable Interest Period with respect to any LIBOR Loan, or if the Required Floating Rate Lenders determine that the LIBOR Rate for any applicable Interest Period with respect to any LIBOR Loan does not adequately and fairly reflect the cost to the Lenders thereof of funding such LIBOR Loan, the Shared Payment and Collateral Agent, upon any such determination by the Shared Payment and Collateral Agent or upon its receipt of written notice of any such determination by the Required Floating Rate Lenders, will promptly so notify Borrower and each Floating Rate Lender (with a copy of such notice to be sent to the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and the SEN Collateral Agent in the case where such Lender is a SEN Holder).  Thereafter, the obligation of the Floating Rate Lenders to maintain LIBOR Loans hereunder or under any other Operative Document shall be suspended until the Shared Payment and Collateral Agent (acting upon the direction of the Required Floating Rate Lenders if applicable) revokes such notice in writing (with a copy of such notice to be sent to the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and the SEN Collateral Agent in the case where such Lender is a SEN Holder).  Upon receipt and prior to revocation of such notice, the Floating Rate Lenders shall continue the affected LIBOR Loans, but such LIBOR Loans shall, subject, in any event, to Section 8.04(b), instead bear interest at a rate agreed upon between Borrower and the Required Floating Rate Lenders in good faith (the “Substitute Rate”), which Substitute Rate shall apply to all affected LIBOR Loans or, if no Substitute Rate can be agreed upon, at a rate, for each Floating Rate Lender, equal to the cost to such Floating Rate Lender (as reasonably determined by such Floating Rate Lender in good faith) of funding or maintaining its LIBOR Loan plus the Applicable Margin (in which case the Applicable Margin with respect thereto shall continue to be determined as if such loan is a LIBOR Loan).  Within two (2) Business Days after such substitution of interest rate and notice thereof to the Shared Payment and Collateral Agent by Borrower, Borrower and each Guarantor shall deliver to the applicable Lender (with a copy to the Agents) substitute Notes duly executed by an authorized representative of Borrower as maker and, with respect to the Bank Holders Notes only, each Guarantor as avalista.

Section 12.06                          Reserves.  Without duplication of any amounts payable under Section 12.03(a), Borrower shall pay to each Lender, if such Lender determines (in good faith but otherwise such determination to be conclusive absent manifest error) that any reserves are applicable to it (including any marginal, emergency, supplemental, special or other reserves) with respect to “Eurocurrency liabilities” (as such term is defined under Regulation D of the F.R.S. Board or any successor provision) or otherwise with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, such additional costs on the unpaid principal amount of such Lender’s Restructured Debt, based on such reserves at the maximum rate and as allocated to such Restructured Debt by such Lender, as determined by such Lender in good faith, which determination shall be conclusive absent manifest error, payable on each date on which interest is payable on such Restructured Debt; provided that Borrower shall have received at least ten days’ prior written notice (with a copy of such notice to be sent by such Lender to (x) the Shared Payment and Collateral Agent and (y) (1) the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and (2) the SEN Collateral Agent in the case where such Lender is a SEN Holder) of such additional interest from such Lender.  If a Lender fails to give notice at least ten (10) days prior to the relevant Monthly Payment Date, such additional interest shall be payable ten (10) days after receipt of such notice.

Section 12.07                          Certificates of Lenders.  Any Lender claiming reimbursement or compensation under this Article XII shall deliver to Borrower (with a copy to the Shared Payment and Collateral Agent), together with its claim for reimbursement or compensation, a certificate setting forth in reasonable detail the amount payable to such Lender hereunder or under any other Operative Document, and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

Section 12.08                          Payments by Borrower and Agents.

(a)                                  All payments to be made by Borrower and any Agent under this Agreement or any other Operative Document shall be made without set-off, deduction, recoupment, counterclaim or other defense.  Except as otherwise expressly provided herein or in any other Operative Document, each payment by Borrower to any Agent shall be made to such Agent outside Mexico for the account of such Agent or the applicable Lenders at such Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, on the Business Day prior to, but in any case no later than 11:00 a.m. (New York City time) on, the date specified under this Agreement or any other Operative Document.  Unless otherwise expressly provided herein, (i) if any Agent receives any such payment no later than 5:00 p.m. (New York City time) on the Business Day immediately preceding any date specified for payment, such Agent will distribute to each applicable Lender its pro rata share (unless otherwise provided hereunder) of such payment in like funds as received by wire transfer to such Lender’s Lending Office by no later than 3:00 p.m. (New York City time) on the next following Business Day, (ii) if any Agent receives any such payment after 5:00 p.m. (New York City time) on the Business Day immediately preceding any date specified for payment but no later than 11:00 a.m. (New York

City time) on any date specified for payment or on any other Business Day, such Agent will distribute to each applicable Lender its pro rata share (unless otherwise provided hereunder) of such payment in like funds as received by wire transfer to such Lender’s Lending Office by no later than 5:00 p.m. (New York City time) on such date or other Business Day, and (iii) if any Agent receives any such payment later than 11:00 a.m. (New York City time) on any date specified for payment or on any other Business Day, such Agent will distribute to each applicable Lender its pro rata share (unless otherwise provided hereunder) of such payment in like funds as received by wire transfer to such Lender’s Lending Office by no later than 3:00 p.m. (New York City time) on the next following Business Day.  If such funds are not so distributed by the subject Agent to a Lender by the times set forth in the immediately preceding sentence, such Agent shall pay interest on such funds at the Federal Funds Rate to such Lender until such funds have been paid to each Lender in accordance herewith.  If, pursuant to a distribution in accordance with clause (ii) of this Section 12.08(a), any Lender receives such funds after 3:00 p.m. on the Business Day of such distribution and is not able to invest such funds on such Business Day, Borrower shall pay interest on such funds at the Federal Funds Rate to such Lender until the next following Business Day.  Other than as set forth in clause (i) of this Section 12.08(a), any payment received by any Agent later than 11:00 a.m. (New York City time) on any Business Day shall be deemed to have been received on the next following Business Day and any applicable interest or fee shall continue to accrue.  Notwithstanding the foregoing, nothing in this Section 12.08(a) shall obligate the Bank Holders Administrative Agent to receive or distribute any payment under the Operative Documents.

(b)                                 The Shared Payment and Collateral Agent shall notify in writing the Bank Holders Administrative Agent and the SEN Collateral Agent of each payment that the Shared Payment and Collateral Agent is making to the Bank Holders and the SEN Holders, as the case may be, including (i) information as to the pro rata share being paid to each individual Bank Holder and SEN Holder that is provided to it by Borrower and (ii) whether such payment conforms to the amounts that Borrower notified the Shared Payment and Collateral Agent was payable to the Bank Holders and the SEN Holders, not later than 5:00 p.m. (New York City time) on the date of such payment.

(c)                                  Whenever any payment related to the Restructured Debt is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d)                                 If Borrower fails to make any payment of interest on the SEN Holders Notes by 5:00 p.m. (New York City time) on the Business Day immediately preceding any date specified for payment thereof under this Agreement or any other Operative Document, the Shared Payment and Collateral Agent shall immediately notify the SEN Collateral Agent of such failure and direct the SEN Collateral Agent to withdraw funds from the SEN Interest Reserve Account in an amount necessary to satisfy such interest payment obligation.  To effect any withdrawal of funds from the SEN Interest Reserve Account pursuant to the terms of the SEN Security Agreement, the SEN Collateral Agent shall cause such funds to be immediately withdrawn and delivered directly to the Shared Payment and Collateral Agent’s Payment Office, and the Shared Payment and Collateral Agent shall distribute such funds to the SEN Holders in satisfaction of the interest due and owing on the SEN Holders Notes by no later than 3:00 p.m. on the date specified for payment.  If, after distribution to the SEN Holders of funds from the SEN Interest Reserve Account pursuant to the immediately preceding sentence, the Shared Payment and Collateral Agent receives any payment from Borrower in satisfaction of the interest amounts paid with such funds, the Shared Payment and Collateral Agent shall promptly deliver such funds to the SEN Collateral Agent and the SEN Collateral Agent shall promptly deposit such funds in the SEN Interest Reserve Account.

Section 12.09                          Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein (other than Section 14.09), any Lender shall obtain on account of any Restructured Debt made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including Section 14.09), litigation or otherwise) in excess of its ratable share or other share contemplated hereunder (other than any payment made pursuant to Section 12.01, Section 12.02, Section 12.03 or Section 12.04), such Lender shall immediately (a) notify the Shared Payment and Collateral Agent and Borrower in writing of such fact (with a copy of such notice to be sent by such Lender to the Bank Holders Administrative Agent in the case where such Lender is a Bank Holder and to the SEN Collateral Agent in the case where such Lender is a SEN Holder) and (b) purchase from the other Lenders such participations in the Restructured Debt made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that any Lender that obtains any payment on account of the Restructured Debt made by it as a result of litigation shall be required to purchase participations in Restructured Debt made by other Lenders pursuant to this Section 12.09 only to the extent such other Lenders committed, before the outcome of the litigation was known, to share, and shared on a pro rata basis, the cost of such litigation; and provided, further, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  Promptly after delivery of such notice, such Lender shall deliver the amount of such payment to the Shared Payment and Collateral Agent and Borrower shall direct the Shared Payment and Collateral Agent how to apply such payment among the Lenders as a result of the purchase of such participations.  Borrower and each Guarantor agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 14.09) with respect to such participation as fully as if such Lender were the direct creditor of Borrower or such Guarantor in the amount of such participation.  The Shared Payment and Collateral Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of distributions pursuant to this Section 12.09 and will in each case notify the Lenders and the Bank Holders Administrative Agent following any such purchases or repayments.  Notwithstanding anything to the contrary in this Agreement (including this Section 12.09), in any other Operative Document or under any Applicable Law, this Section 12.09 shall not be applicable to any amounts received or obtained by any GM Guaranty Beneficiary (i) as a result of any payment under the GM Guaranty (including Section 2.1 thereof), (ii) from the purchase of any Specified Note by GM as contemplated by Section 6.22 of the GM Guaranty or (iii) as a result of the exercise of any remedy (including as the result of any right of set-off) by any such GM Guaranty Beneficiary against GM, any of its Affiliates (other than MM and its

Subsidiaries), or any of their respective assets or the proceeds thereof; provided, however, that any payment made by GM under or in connection with the GM Guaranty that results in a reduction of the Guaranteed Obligations (as defined in the GM Guaranty) consisting of the principal amount of any Guaranteed Loans (as defined in the GM Guaranty), other than (A) any payment made as contemplated under the GM Guaranty (as in effect on the date hereof), including pursuant to Section 2.1 or 6.22 thereof (each, a “Contemplated Payment”) and (B) any amounts applied in respect of any Contemplated Payment as a result of the exercise of any remedy (including as the result of any right of set-off) by any such GM Guaranty Beneficiary against GM, any of its Affiliates (other than MM and its Subsidiaries), or any of their respective assets or the proceeds thereof, shall be subject to the provisions of this Section 12.09.

ARTICLE XIII
SHARED PAYMENT AND COLLATERAL AGENT

Section 13.01                          Appointment and Authorization of Shared Payment and Collateral Agent.  Each Lender and the SEN Trustee hereby irrevocably appoints, designates and authorizes the Shared Payment and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Operative Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Operative Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Operative Document, the Shared Payment and Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Shared Payment and Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or the SEN Trustee, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Document or otherwise exist against the Shared Payment and Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Operative Documents with reference to the Shared Payment and Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 13.02                          Delegation of Duties.  The Shared Payment and Collateral Agent may execute any of its duties under this Agreement or any other Operative Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Shared Payment and Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 13.03                          No Liability of Agent-Related Persons.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Operative Document or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner for any recital, statement, representation or warranty made by any of Borrower, any Guarantor, any Agent-Related Person

or any Lender or any officer of any of the foregoing, contained herein or in any other Operative Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Shared Payment and Collateral Agent under or in connection with this Agreement or any other Operative Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Operative Document or any SEN Collateral or Shared Collateral or any security interest created hereby and thereby, or for any failure of any of Borrower, any Guarantor, or any Lender or any other party to any Operative Document (other than itself) to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Operative Document, or to inspect the properties, books or records of any of Borrower, any Guarantor, any Lender, the SEN Trustee or any Affiliate thereof.

Section 13.04                          Reliance by Agent-Related Persons.  Each Agent-Related Person shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower, any Guarantor, any Agent-Related Person, the SEN Trustee or Lender), independent accountants and other experts selected by any Agent-Related Person.  Each Agent-Related Person shall be fully justified in failing or refusing to take any action under any Operative Document unless it shall first receive such advice, direction or concurrence of the Required Lenders as it requests and, if it so requests, it shall first be indemnified to its satisfaction by the Required Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action; provided that for any Lender subject to the limitations on incurrence of indemnification obligations under the United States Anti-Deficiency Act or any similar law in effect in the jurisdiction of its formation, such Agent-Related Person shall not require an indemnity but shall rely on the provisions of Section 13.07.  Each Agent-Related Person shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Operative Document in accordance with a request, direction or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request, direction or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 13.05                          Notice of Default.  None of the Shared Payment and Collateral Agent nor any Agent-Related Person related to the Shared Payment and Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except the Shared Payment and Collateral Agent with respect to defaults in the payment of principal, interest and fees required to be paid to the Shared Payment and Collateral Agent for the account of the Lenders, the SEN Trustee or the Shared Payment and Collateral Agent, unless such Agent-Related Person shall have received written notice from the Shared Payment and Collateral Agent, a Lender, the SEN Trustee, Borrower or any Guarantor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  Such Agent-Related Person promptly shall notify the Lenders of its receipt of any such notice and of the occurrence of any default in the payment of principal, interest or fees required to be paid to the Shared Payment and Collateral Agent for the account of the Lenders.  The Shared Payment and Collateral Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance with Article X; provided that unless and until the Shared Payment and Collateral Agent has received any such direction, the Shared Payment and Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 13.06                          Credit Decision.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent-Related Person hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of GM, Borrower, any Guarantor, any Agent-Related Person or any Lender and any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or other Agent-Related Person as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based upon such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, any Guarantor, any Agent-Related Person or Lender and any of their respective Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to comply with the terms hereof and of the other Operative Documents.  Each Lender also represents that it shall, independently and without reliance upon any Agent-Related Person and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Operative Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any Guarantor and their respective Affiliates.  Except for notices, reports and other documents expressly herein or in the other Operative Documents required to be furnished to the Lenders by the Shared Payment and Collateral Agent or other specified Agent-Related Person, no Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower, any Guarantor, any Agent-Related Person or their respective Affiliates that may come into the possession of any of the Agent-Related Persons.

Section 13.07                          Indemnification of Agent-Related Persons of the Shared Payment and Collateral Agent.  Whether or not the transactions contemplated hereby are consummated, each Lender that is not subject to the limitations on incurrence of indemnification obligations under the United States Antideficiency Act or any similar law in effect in the jurisdiction of its formation (each, an “Indemnifying Lender”) agrees to indemnify upon demand, and hold harmless, the Shared Payment and Collateral Agent and each other Agent-Related Person related to the Shared Payment and Collateral Agent from and against any and all Indemnified Liabilities, and such Agent-Related Persons shall have the right to set off and appropriate and apply (which set-off right may be exercised on behalf of any such Agent-Related Person by the Shared Payment and Collateral Agent) from any and all amounts received by the Shared Payment and Collateral Agent from Borrower and the Guarantors and payable to the Lenders (whether or not such Lender is an Indemnifying Lender and without duplication of amounts paid by any

Indemnifying Lender hereunder) the amount of such Indemnified Liabilities, in each case (a) to the extent not reimbursed by or on behalf of any of Borrower or any Guarantor(and without limiting the obligation of any of Borrower or any Guarantor to do so) and (b) on a pro rata basis based upon the outstanding principal amount of such Lender’s Restructured Debt; provided that no Indemnifying Lender shall be liable for the payment to any such Person of, and no such Person shall have any such set-off right with respect to, any portion of the Indemnified Liabilities resulting solely from such Person’s (or any of its officers’, directors’, employees’, representatives’, attorneys’ or agents’) gross negligence or willful misconduct as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the required percentage of Lenders hereunder shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.07.  Without limitation of the foregoing, each Indemnifying Lender shall reimburse each of the Shared Payment and Collateral Agent and each other Agent-Related Person related to the Shared Payment and Collateral Agent upon demand for, and each such Agent-Related Person shall have the right to set off and appropriate and apply (which set-off right may be exercised on behalf of any such Agent-Related Person by the Shared Payment and Collateral Agent) from any and all amounts received from Borrower and the Guarantors, the amount of such Lender’s ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Operative Document or any document contemplated by or referred to therein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of any of Borrower or any Guarantor.  Each such Agent-Related Person exercising set-off rights hereunder agrees promptly to notify the applicable Lenders and the Bank Holders Administrative Agent of any such set-off and application made by, or by the Shared Payment and Collateral Agent on behalf of, such Agent-Related Person; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The undertakings and set-off rights in this Section 13.07 shall survive the payment of all Obligations hereunder and under the Operative Documents, the termination of the Operative Documents and, as to any relevant Agent-Related Person, the resignation or replacement of such Agent-Related Person.

Section 13.08                          The Agent-Related Persons of the Shared Payment and Collateral Agent in their Individual Capacity.  Each of the Shared Payment and Collateral Agent and each other Agent-Related Person related to the Shared Payment and Collateral Agent may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of Borrower or any Guarantor and their respective Affiliates as though such Agent-Related Person did not act in such capacity under the Operative Documents, without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, such Agent-Related Persons may receive information regarding any of Borrower or any Guarantor (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that no such Agent-Related Person shall be under any obligation to provide such information to any Lender.  With respect to its Restructured Debt, any Lender that also acts as the Shared Payment and Collateral Agent under the Operative Documents shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not the Shared Payment and Collateral Agent thereunder.

Section 13.09                          Resignations; Successor Agent.  The Shared Payment and Collateral Agent may upon thirty (30) days’ prior written notice to the Lenders and the SEN Trustee, and at the request of the Required Lenders shall, resign as the Shared Payment and Collateral Agent.  If the Shared Payment and Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Shared Payment and Collateral Agent for the Lenders, subject (so long as no Default or Event of Default is then continuing) to the approval of Borrower, such approval not to be unreasonably withheld or delayed.  If no successor Shared Payment and Collateral Agent is appointed prior to the effective date of the resignation of the Shared Payment and Collateral Agent, the Shared Payment and Collateral Agent may appoint, after consulting with the Required Lenders and Borrower, a successor Shared Payment and Collateral Agent from among the Lenders.  Upon the acceptance of its appointment as successor Shared Payment and Collateral Agent hereunder, (a) such successor Shared Payment and Collateral Agent shall succeed to all the rights (including as to the same fees except as otherwise agreed by the applicable Persons), powers and duties of the retiring Shared Payment and Collateral Agent under this Agreement and the other Operative Documents, (b) the term “Shared Payment and Collateral Agent” shall mean such successor Shared Payment and Collateral Agent and (c) the retiring Shared Payment and Collateral Agent’s appointment, rights, powers and duties as the Shared Payment and Collateral Agent shall be terminated; provided that the retiring Shared Payment and Collateral Agent’s rights under this Article XIII and Section 11.01 and Section 11.02 shall survive such retirement.  After the retiring Shared Payment and Collateral Agent’s resignation hereunder, this Article XIII and Section 11.01 and Section 11.02 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Shared Payment and Collateral Agent under the Operative Documents.  If no successor Shared Payment and Collateral Agent has accepted appointment as the Shared Payment and Collateral Agent by the date that is thirty (30) days after the retiring Shared Payment and Collateral Agent’s notice of resignation, the retiring Shared Payment and Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Shared Payment and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor Shared Payment and Collateral Agent as provided for above.

Section 13.10                          Agents May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, concurso mercantil, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any Guarantor, any Agent (irrespective of whether the principal of the Restructured Debt shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Shared Payment and Collateral Agent or such other Agent shall have made any demand on Borrower) shall be entitled and empowered unless otherwise directed by a Lender, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Restructured Debt and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the SEN Trustee and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the SEN Trustee and the Agents and their respective agents and counsel and all other amounts due the Lenders, the SEN Trustee and the Agents under the Operative Documents) allowed in such proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, visitador, conciliador, síndico, interventor or other similar official in any such proceeding is hereby authorized by each Lender, each Agent and the SEN Trustee to make such payments to the Shared Payment and Collateral Agent and, in the event that the Shared Payment and Collateral Agent shall consent to the making of such payments directly to the Lenders, the Agents and the SEN Trustee, to pay directly to any affected Agent-Related Person any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent-Related Person, and any other amounts due such Agent-Related Person hereunder and under the other Operative Documents.

Borrower and each Guarantor hereby irrevocably acknowledge and agree that the Shared Payment and Collateral Agent or any other Agent may carry out any of the acts provided for in this Section 13.10.

Nothing contained herein shall be deemed to authorize any Agent-Related Person to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the SEN Trustee or to authorize such Agent-Related Person to vote in respect of the claim of any Lender or the SEN Trustee in any such proceeding.

Section 13.11                          Collateral and Guaranty Matters.  The Lenders and the SEN Trustee irrevocably authorize the Shared Payment and Collateral Agent, upon its receipt of (x) a request from Borrower and (y) a certificate of a Responsible Officer of Borrower describing the relevant transaction and certifying that (1) such transaction complies with the requirements of this Section 13.11 and (2) all conditions to such transaction contained in the Operative Documents have been complied with:

(a)                                  to release any Lien on any property granted to or held by the Shared Payment and Collateral Agent under any Operative Document (other than as provided in Clause Ninth of the Mexican Security Trust Agreement) (i) upon indefeasible payment in full in cash of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted under any Operative Document, or (iii) if approved, authorized or ratified in writing by the Lenders in accordance with Section 14.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Shared Payment and Collateral Agent under any Operative Document to the holder of any Lien on such property that is permitted to be first ranking by any Operative Document; and

(c)                                  to release any Guarantor from its obligations under the Affiliate Guaranty if such Person ceases to be a Subsidiary of Borrower as a result of a transaction permitted under any Operative Document.

Upon request by the Shared Payment and Collateral Agent at any time, the Required Lenders will confirm in writing the Shared Payment and Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Affiliate Guaranty pursuant to this Section 13.11.

Section 13.12                          Acts of Lenders, Bank Holders and SEN Holders.

(a)                                  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement or any other Operative Document to be given or taken by the Lenders, the Bank Holders or the SEN Holders, as the case may be, may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Lenders, Bank Holders or SEN Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Shared Payment and Collateral Agent, the Bank Holders Administrative Agent or the SEN Collateral Agent, as the case may be, and, where it is hereby expressly required, to Borrower and the Guarantors.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and the other Operative Documents and conclusive in favor of the Shared Payment and Collateral Agent, the Bank Holders Administrative Agent and the SEN Collateral Agent, as the case may be, and Borrower and the Guarantors, if made in the manner provided in this Section 13.12.

(b)                                 The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that the Shared Payment and Collateral Agent, the Bank Holders Administrative Agent or the SEN Collateral Agent, as the case may be, deems sufficient.

(c)                                  Any request, demand, authorization, direction, notice, consent, waiver or other action by a Lender, Bank Holder or SEN Holder shall bind the holder of every Note issued upon the transfer of such Lender’s, Bank Holder’s or SEN Holder’s Notes or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Shared Payment and Collateral Agent, the Bank Holders Administrative Agent or the SEN Collateral Agent, as the case may be, in reliance thereon, whether or not notation of such action is made upon such Notes.

Section 13.13                          Other Matters With Respect to Shared Payment and Collateral Agent.

(a)                                  No provision of this Agreement or any other Operative Document (other than as specifically provided in the fourth sentence of Section 12.08(a)) shall require the Shared Payment and Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b)                                 Whether or not expressly so provided herein or therein, every provision of this Agreement and the other Operative Documents relating to the conduct or affecting the liability of or affording protection to the Shared Payment and Collateral Agent shall be subject to the provisions of this Article XIII.

(c)                                  In each case that the Shared Payment and Collateral Agent may or is required hereunder or under any other Operative Document to take any action (an “Action”), including to formulate opinions, to make determinations, to make requests, to give consents, to exercise rights, powers or remedies, to release or sell collateral, to appoint a receiver or other entity to enforce a security interest or otherwise to act hereunder or under any other Operative Document, the Shared Payment and Collateral Agent may seek direction from the Required Lenders.  The Shared Payment and Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in good faith in accordance with the direction of the Required Lenders.  If the Shared Payment and Collateral Agent shall request direction from the Required Lenders with respect to any Action, the Shared Payment and Collateral Agent shall be entitled to refrain from such Action unless and until such Shared Payment and Collateral Agent shall have received direction from the Required Lenders, and the Shared Payment and Collateral Agent shall not incur liability to any Person by reason of so refraining.

(d)                                 With respect to the Bank Holders, the Shared Payment and Collateral Agent shall rely, and shall be fully protected in relying, upon the most recent Register (as defined in the Bank Holders Restructured Loan Agreement) delivered to the Shared Payment and Collateral Agent by the Bank Holders Administrative Agent.  The Shared Payment and Collateral Agent may treat the Person in whose name any Bank Holders Note is registered as the owner of such Bank Holders Note for the purpose of receiving distributions hereunder and for all other purposes whatsoever, and the Shared Payment and Collateral Agent shall not be affected by any notice to the contrary.

(e)                                  The Shared Payment and Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, including any calculations contained in any such document.

Section 13.14                          The Mexican Security Trust Agreement.

(a)                                  The reasonable fees and expenses of the Advisor (as defined in the Mexican Security Trust Agreement) shall be paid by Borrower, and the Shared Payment and Collateral Agent shall have no responsibility or liability therefor, either in its capacity as Shared Payment and Collateral Agent or in its individual capacity.

(b)                                 Every Action to be taken by the Shared Payment and Collateral Agent under the Mexican Security Trust Agreement, including making determinations, making requests, giving consents, exercising rights, powers or remedies, appointing the Advisor, approving sales, instituting or canceling foreclosure proceedings or otherwise acting under the Mexican Security Trust Agreement, shall be taken at the direction of the Required Lenders.  The Shared Payment and Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with such direction of the Required Lenders.  If the Shared Payment and Collateral Agent shall request direction from the Required Lenders with respect to any such action, the Shared Payment and Collateral Agent shall be entitled to refrain from such action unless and until such Shared Payment and Collateral Agent shall have received direction from the Required Lenders, and the Shared Payment and Collateral Agent shall not incur liability to any Person by reason of so refraining.

ARTICLE XIV
MISCELLANEOUS

Section 14.01                          Amendments and Waivers.

(a)                                  Common Operative Documents.  No amendment, modification or waiver of any provision of this Agreement or any other Common Operative Document, and no consent with respect to any departure by Borrower or any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Super-Majority Lenders (or (x) by the Agent(s) party to the applicable Common Operative Document or, (y) with respect to the Mexican Security Trust Agreement, by the Shared Mexican Trustee after receipt of direction from the Shared Payment and Collateral Agent, in each case at the written direction of the Super-Majority Lenders) and Borrower and acknowledged by such Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver or consent shall, unless in writing and signed by Borrower and each Lender negatively affected thereby and acknowledged by such Agent, (A) postpone or delay any date fixed by this Agreement or any other Common Operative Document for any payment of principal (including any such payment of principal occurring in respect of a Prepayment Event, where such Prepayment Event shall have previously occurred at the time such amendment, modification, waiver or consent shall be requested), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Common Operative Document, (B) reduce the principal of, or the rate of interest specified herein on, the Restructured Debt or any fees or other amounts payable hereunder or under any other Common Operative Document (provided that the consent of the Super-Majority Lenders shall be sufficient to amend or modify the definition of Default Interest Rate or to waive any obligation of Borrower to pay interest at the Default Interest Rate) or (C) release all or substantially all of the Liens (through one or a series of transactions) under the Collateral Documents, or release any Guarantor from its obligations under the Affiliate Guaranty, except as expressly permitted by Section 13.11; provided, further, that no such amendment, modification, waiver or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by such Agent:

(i)                                     change the percentage of the aggregate unpaid principal amount of the Restructured Debt that is required for the Lenders or any of them to take any action hereunder or under any other Common Operative Document or modify the definition of the term “Super-Majority Lenders”, “Required Lenders”, “Required Bank Holders”, “Required SEN Holders” or “Required Floating Rate Lenders”; or

(ii)                                  amend or modify Section 8.02 in a manner that would alter the pro-rata sharing of payments required thereby; or

(iii)                               amend or modify this Section 14.01, Section 12.09 or Section 14.09, or any other provision herein or in any other Common Operative Document providing for consent or other action by all Lenders, the Super-Majority Lenders, the Required Lenders, the Required Bank Holders, the Required SEN Holders or the Required Floating Rate Lenders.

(b)                                 SEN Holders Operative Documents.  No supplemental indenture, amendment, modification or waiver of any provision of Section 5.08 or any provision of the Restructured Trust Indenture or any other SEN Holders Operative Document, and no consent with respect to any departure by Borrower or any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the SEN Trustee (if the SEN Trustee is a party to such SEN Holders Operative Documents), the Required SEN Holders (or by the Agent(s) party to the applicable SEN Holders Operative Document at the written direction of the Required SEN Holders) and Borrower and acknowledged by such Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver or consent shall, unless in writing and signed by all the SEN Holders and Borrower and acknowledged by such Agent, do any of the following:

(i)                                     amend or modify any provision in any SEN Holders Operative Document providing for consent or other action by all SEN Holders or the Required SEN Holders, or

(ii)                                  amend, modify or waive any provision of Article XV or Section 16.4 of the Restructured Trust Indenture or Section 9.6 of the SEN Security Agreement;

provided, further, that no such supplemental indenture, amendment, modification, waiver or consent shall, unless in writing and signed by the SEN Trustee, do any of the following:

(x)                                   amend or modify any provision in any SEN Holders Operative Document providing for consent or other action by the SEN Trustee, or

(y)                                 amend, modify or waive any provision of Section 16.4 of the Restructured Trust Indenture or Section 9.6 of the SEN Security Agreement;

provided, further, that (1) no such supplemental indenture, amendment, modification, waiver or consent shall, unless in writing and signed by Borrower, each Guarantor, the SEN Trustee and each SEN Holder negatively affected thereby and acknowledged by the SEN Collateral Agent, (A) postpone or delay any date fixed by the Restructured Trust Indenture or any other SEN Holders Operative Document for any payment of principal (including any such payment of principal occurring in respect of a Prepayment Event, where such Prepayment Event shall have previously occurred at the time such supplemental indenture, amendment, modification, waiver or consent shall be requested), interest, fees or other amounts due to the SEN Holders (or any of them) under any SEN Holders Operative Document, (B) reduce the principal amount of, or the rate of interest specified therein on, the Notes (as defined in the Restructured Trust Indenture) or any fees or other amounts payable thereunder or under any other SEN Holders Operative Document (provided that any waiver of any obligation of Borrower to pay interest at the Default Interest Rate shall be effective and binding on each SEN Holder if such obligation is waived under the Common Agreement pursuant to Section 14.01(a)) or (C) release all or substantially all of the Liens (through one or a series of transactions) under the SEN Security Agreement and all related SEN Holders Operative Documents, except as expressly permitted by Section 13.11, and (2) no such supplemental indenture, amendment, modification, waiver or consent shall, unless in writing and signed by Borrower, the SEN Trustee and each SEN Holder, and acknowledged by the SEN Collateral Agent, (A) impair the right to institute suit for the enforcement of any payment on or in respect of any Note (as defined in the Restructured Trust Indenture) or any other SEN Holders Operative Document or (B) reduce the percentage of aggregate principal amount of outstanding Notes (as defined in the Restructured Trust Indenture) required for the adoption of resolutions or the quorum required at any meeting of Holders (as defined in the Restructured Trust Indenture) at which a resolution is adopted; and

provided, further, that any supplemental indenture, amendment, modification or waiver of or consent with respect to any SEN Holders Operative Document that would impair in any respect, or in any manner would be adverse in any material respect to, the rights, interests or obligations of any Bank Holder under any Operative Document shall also require the written consent of the Required Bank Holders.

(c)                                  Bank Holders Operative Documents.  No amendment, modification or waiver of any provision of the Bank Holders Restructured Loan Agreement or any other Bank Holders Operative Document, and no consent with respect to any departure by Borrower or any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Required Bank Holders (or by the Agent(s) party to the applicable Bank Holders Operative Document at the written direction of the Required Bank Holders) and Borrower and acknowledged by such Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver or consent shall, unless in writing and signed by all the Bank Holders and Borrower and acknowledged by such Agent, do any of the following:

(i)                                     amend or modify any provision in any Bank Holders Operative Document providing for consent or other action by all Bank Holders or the Required Bank Holders, or

(ii)                                  amend, modify or waive any provision of Section 9.1 of the Bank Holders Restructured Loan Agreement;

provided, however, that no such amendment, modification, waiver or consent shall, unless in writing and signed by Borrower, each Guarantor and each Bank Holder negatively affected thereby, and acknowledged by such Agent(s), (x) postpone or delay any date fixed by the Bank Holders Restructured Loan Agreement or any other Bank Holders Operative Document for any payment of principal (including any such payment of principal occurring in respect of a Prepayment Event, where such Prepayment Event shall have previously occurred at the time such amendment, modification, waiver or consent shall be requested), interest, fees or other amounts due to the Bank Holders (or any of them) thereunder or under any other Bank Holders Operative Document or (y) reduce the principal amount of, or any rate of interest specified therein on, the Bank Holders Notes or any fees or other amounts payable thereunder or under any other Bank Holders Operative Document (provided that any waiver of any obligation of Borrower to pay interest at the Default Interest Rate shall be effective and binding on each Bank Holder if such obligation is waived under the Common Agreement pursuant to Section 14.01(a)); and

provided, further, that any amendment, modification or waiver of or consent with any respect to any Bank Holders Operative Document that would impair in any respect, or in any manner would be adverse in any material respect to, the rights, interests or obligations of any SEN Holder under any Operative Document shall also require the written consent of the Required SEN Holders.

(d)                                 Agents.  No supplemental indenture, amendment, modification, waiver or consent that affects the rights or duties of any Agent under this Agreement or any other Operative Document shall be effective unless it is in writing and signed by such Agent, and such Agent may in its discretion decline to execute any such supplemental indenture, amendment, modification, waiver or consent.

(e)                                  GM Guaranty Beneficiaries.  None of Section 12.09 (to the extent it affects the rights of the GM Guaranty Beneficiaries provided in the last sentence of Section 12.09), Section 14.21 or Section 14.23 shall be amended or otherwise modified unless such amendment or modification is consented to in writing by each GM Guaranty Beneficiary.

(f)                                    Evidence of Compliance.  The Shared Payment and Collateral Agent shall receive (i) certificates of a Responsible Officer of each of Borrower and any relevant Guarantors, and (ii) a written direction from the requisite Lenders to execute such supplemental indenture, amendment, modification, waiver or consent without the receipt of any additional documents, including an opinion of counsel, as conclusive evidence that any supplemental indenture, amendment, modification, waiver or consent executed and delivered pursuant to this Section 14.01 complies with the applicable provisions of the relevant Operative Documents.

Section 14.02                          Intent of Parties.  It is the intent of the parties to the Restructuring that this Agreement is the principal governing document with respect to the Bank Holders Restructured Loan Agreement, the Restructured Trust Indenture and the other Operative Documents.  The parties hereto agree that to the extent that any provision of this Agreement conflicts with any provision of the Bank Holders Restructured Loan Agreement, the Restructured Trust Indenture or any other Operative Document, the provisions of this Agreement shall prevail.

Section 14.03                          Limitation of Rights; No Waiver.  Nothing expressed or implied in this Agreement or any other Operative Document shall give any Person other than the Agents, Borrower, the Guarantors, the SEN Trustee and the Lenders any right, remedy or claim under or with respect to this Agreement or any other Operative Documents.  No failure by any Agent or Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege under this Agreement or any other Operative Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement or any other Operative Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 14.04                          Effect of Headings.  The Section headings and the Table of Contents in this Agreement or any other Operative Document are for convenience of reference only and shall not affect the construction hereof.

Section 14.05                          Severability Clause.  If any provision of this Agreement or the other Operative Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Operative Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.06                          Currency.

(a)                                  If any expense required to be reimbursed to any Agent, the SEN Trustee or any Lender pursuant to this Agreement or any other Operative Document is originally incurred in a currency other than Dollars, Borrower and the Guarantors shall nonetheless make reimbursement of that expense in Dollars in an amount equal to the amount in Dollars that would have been required for the Person that incurred that expense to have purchased, in accordance with normal banking procedures, the sum paid in such other currency (after any premium and costs of exchange) on the day that expense was originally incurred.

(b)                                 Each reference in this Agreement and the other Operative Documents to Dollars is of the essence.  To the fullest extent permitted by Applicable Law, the obligations of Borrower and the Guarantors in respect of any amount due under this Agreement and the other Operative Documents shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in Dollars that the Person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which that Person receives that payment.  If the amount in Dollars that may be so purchased for any reason falls short of the amount originally due, Borrower and the Guarantors shall pay such additional amounts, in Dollars, as may be necessary to compensate for the shortfall and if the Dollars so purchased exceed the amount originally due, such excess shall be remitted to Borrower or the applicable Guarantors.  Any obligation of Borrower or the Guarantors not discharged by that payment shall, to the extent permitted by Applicable Law, be due, as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

Section 14.07                          GOVERNING LAW.  THIS AGREEMENT AND THE OPERATIVE DOCUMENTS (WITH THE EXCEPTION OF (A) THE MEXICAN SECURITY TRUST AGREEMENT WHICH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF MEXICO AND (B) THE BANK HOLDERS NOTES WHICH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF MEXICO) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK; PROVIDED THAT EACH AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER UNITED STATES FEDERAL LAW.

Section 14.08                          Payments Set Aside.  To the extent that Borrower or a Guarantor makes a payment to any Agent, the SEN Trustee or any Lender, or any Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or otherwise required (including pursuant to any settlement entered into by such Agent, the SEN Trustee or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of any amounts recovered from such Agent, the SEN Trustee or such Lender or repaid to a trustee, receiver or other party, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to such Agent upon demand its pro rata share of any amount so recovered from or repaid by such Agent.

Section 14.09                          Set-off.  In addition to any rights and remedies of the Lenders, the Specified Participants and the Agents provided by law, each of the Lenders, each of the Specified Participants and each Agent is authorized at any time and from time to time, following the acceleration of all or any portion of the Restructured Debt or other Obligations or the written direction of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, without prior notice to Borrower or any Guarantor, any such notice being waived by Borrower and each Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Agent to or for the credit or the account of Borrower or any Guarantor against any and all Obligations owing to such Lender or such Agent, as applicable, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Operative Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, however, that any such set-off and application shall be subject to the provisions of Section 12.09.  Each of the Lenders and each Agent agrees promptly to notify Borrower or the applicable Guarantor and the Agents after any such set-off and application made by such Lender or such Agent, as the case may be; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 14.10                          Notes Held by Borrower or Affiliates.  For the purposes of determining whether the holders of the Notes of the requisite principal amount at the time outstanding have taken any action authorized in accordance with this Agreement or any other Operative Document with respect to the giving of consents or approvals or with respect to acceleration, any Notes owned directly or indirectly by GMM, MM or any Principal Subsidiary or any of their respective Affiliates shall be disregarded and deemed not to be outstanding.  In determining whether any Agent shall be protected in relying on any such action, only Notes that such Agent knows to be so owned by either GMM, MM or any Principal Subsidiary or their respective Affiliates thereof shall be disregarded.

Section 14.11                          Tax Treatment.  Borrower and the Guarantors, each Collateral Agent, and any holder or beneficial owner of a Note by its acceptance thereof, agree to treat the Notes as direct obligations of MM for U.S. federal income tax purposes, except to the extent required by law.  Such tax treatment shall in no way affect the treatment of the transactions contemplated hereby under Applicable Law, including the investment laws governing the purchase of the Notes.

Section 14.12                          Disclosure to Other Persons.  Each of Borrower and each Guarantor acknowledges that the holder of any Note or any Agent may deliver copies of any financial statements and other documents delivered to such holder or Agent, and disclose any other information disclosed to such holder or Agent, by or on behalf of Borrower or any Guarantor or in connection with or pursuant to this Agreement or any other Operative Document to (i) such holder’s or Agent’s directors, officers, employees, agents, investment advisers and professional consultants, (ii) any other holder of any Note, (iii) any Person to which such holder offers to sell such Note or any part thereof; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Note; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders, (v) any federal or state regulatory authority having, or reasonably claiming to have, jurisdiction over such holder or Agent or any of their respective Affiliates, (vi) the National Association of Insurance Commissioners, the Auditor General of Canada, the National Association of Securities Dealers or any similar organization, (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such holder or Agent, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation to which such holder or Agent is a party or (D) in order to protect such holder’s investment in such Note, (viii) in the case of any such holder that is a Pass-Through Vehicle, to any Pass-through Investors or Pass-through Sureties with respect to such holder, (ix) any Export Credit Agency, or (x) any Person in connection with the exercise of remedies by any Agent following an Event of Default in accordance with this Agreement and the other Operative Documents.  Each Agent and each holder of a Note agrees to use its best efforts to hold in confidence and not disclose any information (other than information that (a) was publicly known or otherwise known to such Agent or such holder at the time of disclosure (except pursuant to disclosure pursuant to this Agreement or any other Operative Documents), (b) subsequently becomes publicly known through no act or omission by such Agent or such holder or (c) otherwise becomes known to such Agent or such holder, other than through disclosure by Borrower or any Guarantor) delivered or made available by or on behalf of Borrower, any Guarantor or to such Agent or such holder in connection with or pursuant to this Agreement or any other Operative Document that is clearly marked or labeled as being confidential information, provided that nothing herein shall prevent any Agent or the holder of any Note from disclosing such information as provided in the preceding sentence.  Notwithstanding anything herein to the contrary, each Agent and each Lender may disclose, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated by the Operative Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated by the Operative Documents.

Section 14.13                          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement or any other Operative Document without the prior written consent of each Agent and each Lender.  Sales of participations and assignments by the Bank Holders are subject to Section 9.7 of the Bank Holders Restructured Loan Agreement.  For the avoidance of doubt, MM shall be the successor to GMM upon the consummation of the Intercompany Payable Restructuring.

Section 14.14                          Notices.

(a)                                  Unless otherwise expressly provided herein, all notices, directions, requests and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices, directions, requests and other communications shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address (and all notices, directions, requests and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number) to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.14 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

(b)                                 All such notices, directions, requests and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by facsimile, when sent and receipt has been confirmed by telephone, and (C) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below and, in addition, shall not be used for any delivery to any Collateral Agent or the SEN Trustee), when delivered.

(c)                                  Electronic mail and Internet and Intranet websites may be used only to distribute routine communications, and to distribute Operative Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)                                 The Agents, the SEN Trustee and the Lenders shall be entitled to rely and act upon any notice, direction, request or other communication believed in good faith by such Persons to have been given by or on behalf of Borrower or any Guarantor even if (i) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice, direction, request or other communication specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower or any Guarantor shall indemnify each Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person in good faith on each notice, direction, request or other communication purportedly given by or on behalf of Borrower or any Guarantor.  All telephonic notices, directions and requests to and other communications with an Agent may be recorded by such Agent or any other party to such communication, and each of the parties hereto hereby consents to such recording.

Section 14.15                          Counterparts.  This Agreement and any other Operative Document may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

Section 14.16                          No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Guarantors, the SEN Trustee, the Lenders and the Agents, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Operative Documents.

Section 14.17                          Waiver of Immunity.  Each of Borrower and the Guarantors acknowledges that the execution and performance of this Agreement, the Notes and the other Operative Documents is a commercial activity and to the extent that it has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or otherwise) with respect to itself or any of its property, whether or not held for its own account, it hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement, the Notes and each of the other Operative Documents.  Without limiting the foregoing, Borrower and each Guarantor agrees that the foregoing waiver shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for the purposes of such Act.

Section 14.18                          Use of English Language.  (a)  This Agreement and the other Operative Documents (except for the Mexican Security Trust Agreement) are made in the English language. One Spanish language translation of each of the Operative Documents (except for the Mexican Security Trust Agreement and the Bank Holders Notes) prepared at Borrower’s expense and in the manner set forth in Section 4.06(c) shall be the agreed Spanish language translation hereof and thereof for all purposes.  Such translation and no other may be filed in one or more public registries in Mexico or used in any proceedings in Mexico.  For all purposes, the English language version hereof and of each other Operative Document (except for the Mexican Security Trust Agreement) shall be the original instrument and in all cases of conflict between the English and the Spanish versions, the English version shall control; provided that with respect to the proceedings brought before a Mexican court, the Spanish language version shall control.

(b)                                 All certificates, reports, notices, documents, financial statements and other communications (excluding Mexican estatutos sociales and powers-of-attorney) given or delivered pursuant to the Operative Documents (other than the Mexican Security Trust Agreement) shall be in the English language only, except as required by Mexican law (in which event English translations thereof certified by a Responsible Officer of the Person delivering such certificate, report, notice, document, financial statement or other communication shall be provided upon which all parties hereto shall have the right to rely for all purposes of the Operative Documents).

Section 14.19                          Survival.  The obligations of Borrower and the Guarantors under Article XI, Section 12.01, Section 12.03, Section 12.04, Section 12.06, Section 10.01 and

Section 10.02, and the obligations of the Lenders under Section 13.07, shall survive the repayment of the Restructured Debt, the termination of the Operative Documents, the resignation of any Agent, the repayment of the Obligations and, in the case of any Lender that may assign any interest in its portion of the Restructured Debt hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  In addition, each representation and warranty made herein or in any other Operative Document or pursuant hereto or thereto shall survive the making of such representation and warranty.  Such representations and warranties have been or will be relied upon by the Agents, the SEN Trustee and each Lender, regardless of any investigation made by the Agents, the SEN Trustee or any Lender or on their behalf.  None of the Lenders, the SEN Trustee and the Agents shall be deemed to have waived, by reason of its execution hereof, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender, the SEN Trustee or such Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time of its execution hereof.

Section 14.20                          Waiver of Jury Trial.  BORROWER, THE GUARANTORS, THE LENDERS, THE SEN TRUSTEE AND THE AGENTS EACH EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  BORROWER, THE GUARANTORS, THE LENDERS, THE SEN TRUSTEE AND THE AGENTS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS.

Section 14.21                          GM Guaranty.  By its signature hereto, each Agent and each Lender acknowledges receipt of a copy of the GM Guaranty and acknowledges and agrees that no such Person (unless it is a GM Guaranty Beneficiary) is a third-party beneficiary of such agreement (other than to the extent provided in Section 6.2(b) and Section 6.11 thereof) and agrees that no GM Guaranty Beneficiary shall be required to first pursue any right or remedy under or in respect of the GM Guaranty prior to any right or remedy available to it hereunder or in respect of the Shared Collateral.  For the avoidance of doubt, each Lender party hereto that is a GM Guaranty Beneficiary agrees that it shall not permit any amendment to or waiver of, or provide any consent with respect to, the GM Guaranty to become effective if such amendment, waiver or consent would require the prior written consent of the Super-Majority Lenders pursuant to

Section 6.2 of the GM Guaranty (as in effect on the Closing Date), unless (i) such amendment, waiver or consent does not become effective unless the Super-Majority Lenders have provided their prior written consent to such amendment, waiver or consent and (ii) the Super-Majority Lenders actually provide their prior written consent to such amendment, waiver or consent.

Section 14.22                          Consent to Jurisdiction; Process Agent.  Any action or proceeding relating in any way to this Agreement, any other Operative Document (other than the Mexican Security Trust Agreement and the Bank Holders Notes) or the GM Guaranty shall be brought and enforced in the Federal courts of the United States for the Southern District of New York or in any court of the State of New York, and each of Borrower, each Guarantor, each Lender, the SEN Trustee and each Agent irrevocably submits to the exclusive jurisdiction of each such court in respect of any such action or proceeding. Borrower and each Guarantor hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, U.S.A., as its agent to receive on its behalf service of copies of the summons and complaint and any other process that may be served in any action or proceeding brought in any New York state or federal court.  Such service may be made by mailing by certified mail or delivering a copy of such process to Borrower or any Guarantor, in care of the Process Agent at the address specified above for the Process Agent, and Borrower and each Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Borrower and each Guarantor also irrevocably consents to such service upon it by the mailing by certified mail of copies thereof by U.S. airmail to its address set forth in Schedule 14.14.  So long as Borrower or any Guarantor has any obligation under this Agreement, any other Operative Document or the GM Guaranty, it will maintain a duly appointed agent in New York City for the service of such process or summons.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law; provided, however, that the Federal courts for the Southern District of New York and the courts of the State of New York in the County of New York shall have exclusive jurisdiction over any action or proceeding relating in any way to this Agreement, any other Operative Document (other than the Mexican Security Trust Agreement and the Bank Holders Notes) or the GM Guaranty in which any relief (including money damages) is sought to be obtained from either the SEN Collateral Agent or the Shared Payment and Collateral Agent; and provided, further, that the foregoing shall not prevent resolution of disputes arising under the Mexican Security Trust Agreement in accordance with the terms of the Mexican Security Trust Agreement or the filing of any claims under the Bank Holders Notes as provided therein.  The parties hereto agree that a final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The parties hereto irrevocably waive, to the fullest extent permitted by Applicable Law, (i) any objection that any party may now or hereafter have to the laying of venue of any action or proceeding with respect to the Operative Documents (other than the Mexican Security Trust Agreement and the Bank Holders Notes) or the GM Guaranty in the Federal Courts of the United States for the Southern District of New York, or the Supreme Court of the State of New York, County of New York, (ii) any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) their rights to bring an action or proceeding in any other jurisdiction to which they might be entitled.  Borrower and each Guarantor hereby also irrevocably waives, to the fullest extent permitted by law, the right to demand that any Agent, the SEN Trustee or any Lender post a performance bond or guaranty in any action or proceeding initiated against Borrower or any Guarantor.

Section 14.23                          GM Note Purchases.  Notwithstanding anything to the contrary herein or in any other Operative Document (including Section 9.7 of the Bank Holders Restructured Loan Agreement), GM has the right pursuant to the GM Guaranty, at any time and from time to time, to purchase all or a portion of the Guaranteed Loans (as defined in the GM Guaranty).  A GM Guaranty Beneficiary shall only be allowed to consummate a transaction to sell all or any portion of the Guaranteed Loans held by it to GM, and such right may only be exercised by GM, upon satisfaction of the following conditions precedent:  (a) none of the consideration paid therefor shall consist of (i) any assets of MM or any of its Subsidiaries or the proceeds thereof, (ii) the proceeds of any Restricted Payment made by MM or any of its Subsidiaries to GM or (iii) any portion of the $25,000,000 cash equity contributions to be received after the date hereof by GM from Empresarios Industriales de México, S.A. de C.V., the controlling shareholder of GM (the “Controlling Shareholder”), or from any other parties entitled to exercise their statutory preemptive rights to purchase their pro rata shares of any new Capital Stock of GM, in each case to the extent such cash equity contributions are made in connection with the Controlling Shareholder’s performance of its undertaking to subscribe for $25,000,000 of equity capital of GM as set forth in that certain letter agreement dated March 31, 2003 between the Controlling Shareholder and JPMorgan Chase Bank, as administrative agent under that certain Credit Agreement, dated March 26, 2003, among, inter alia, certain financial institutions as lenders thereunder, certain of the Ferromex Entities (as defined in the GM Guaranty) and JPMorgan Chase Bank, as administrative agent; (b) such purchase shall be effected pursuant to an assignment and assumption substantially in the form of Exhibit C to the Bank Holders Restructured Loan Agreement; (c) GM, Borrower and the Guarantors shall have duly executed and delivered to the Shared Payment and Collateral Agent, with copies to each other Agent and each Lender, a subordination agreement substantially in the form of Exhibit 14.23 (the “Subordination Agreement”); (d) GM shall have caused its New York and Mexican legal counsel to deliver to each Agent and each Lender favorable opinions addressed to the Agents and the Lenders, in form and substance satisfactory to Approving Counsel; (e) no Default or Event of Default shall have occurred and be then continuing; (f) all licenses, authorizations and permits of any Governmental Authority (including Hacienda) and all consents and approvals of any Governmental Authority or third party, in each case as may be required (i) to consummate such purchase or (ii) for GM, Borrower and the Guarantors to enter into and perform the Subordination Agreement, shall have been obtained and be in full force and effect; (g) the execution, delivery and performance by GM, Borrower and each Guarantor of the Subordination Agreement and the consummation by GM of such purchase shall have been duly authorized by all necessary corporate action and shall not (i) contravene the terms of any such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any such Person is a party (including the Yankee Bond Indenture), or any order, injunction, writ or decree of any Governmental Authority to which any such Person or its property is subject or (iii) violate any Applicable Law; and (h) a Responsible Officer of GM shall have delivered a certificate to each Agent, each Lender and each GM Guaranty Beneficiary certifying to the satisfaction of the conditions set forth in subsections (a), (b), (e), (f) and (g) of this Section 14.23; provided that each Agent, each Lender and each GM Guaranty Beneficiary shall be entitled to rely on such certificate as to the satisfaction of the conditions set forth in such subsections and shall not have any obligation or duty to ascertain the satisfaction thereof prior to such purchase (other than (x) in the case of the Shared Payment and Collateral Agent, the certification relating to subsection (e) of this Section 14.23 if Borrower shall have notified the Shared Payment and Collateral Agent prior to such purchase that a Default or an Event of Default has occurred and (y) in the case of any GM Guaranty Beneficiary, the certification relating to such subsection (e) if Borrower or the Shared Payment and Collateral Agent shall have notified the GM Agent, each GM Guaranty Beneficiary, each Agent and each other Lender prior to such purchase that a Default or an Event of Default has occurred).

Section 14.24                          Rights Relating to GM Notes.

(a)                                  Notwithstanding anything to the contrary herein or in any other Operative Document, for the purposes of determining whether (i) Lenders holding Notes of the requisite principal amount at any time outstanding, (ii) each of the Lenders or (iii) all of the Lenders, in any such case, have taken any action with respect to the making, granting or giving of any amendment, waiver, consent, approval or direction or the taking of any other action under this Agreement or any other Operative Document, all GM Notes shall be disregarded and deemed not to be outstanding and no holder of any GM Note shall be deemed to be a Lender; provided, however, that any Lender holding both GM Notes and other Notes shall be deemed to be a Lender with respect to such other Notes (but not with respect to such GM Notes).  In determining if any Agent shall be protected in relying on any such action, only Notes that such Agent knows to be GM Notes shall be disregarded and deemed not to be outstanding.

(b)                                 Anything herein or in any other Operative Document to the contrary notwithstanding, in the event GM becomes the holder of any GM Notes, (i) GM shall be permitted, at any time and from time to time, in its sole discretion, to contribute all or any portion of such GM Notes to Borrower as a capital contribution and (ii) upon such capital contribution, the GM Notes so contributed shall be deemed to be automatically cancelled and shall no longer be considered to be outstanding for any purpose under this Agreement or any other Operative Document; provided, however, that if any shares of Capital Stock are issued by Borrower in connection with such capital contribution such shares may only be issued if (x) no such shares are (1) mandatorily redeemable prior to March 31, 2008 or (2) convertible into Indebtedness and (y) such shares are pledged as collateral by the holder thereof in favor of the Shared Mexican Trustee or the Shared Payment and Collateral Agent for the benefit of the Lenders pursuant to the terms of the Mexican Security Trust Agreement or otherwise pursuant to documents in form and substance satisfactory to the Approving Counsel.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Common Agreement to be duly executed and delivered by their proper and duly executed as of the date first written above.

GRUPO MINERO MEXICO, S.A. DE C.V., as Company

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MINERA MEXICO, S.A. DE C.V., as Guarantor

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

INDUSTRIAL MINERA MEXICO, S.A. DE C.V., as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MINERA MEXICO INTERNACIONAL, INC. as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MINERA DE COBRE, S.A. DE C.V. as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MINERALES METALICOS DEL NORTE, S.A. DE C.V. as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MEXICANA DE CANANEA, S.A. DE C.V. as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MEXICANA DEL ARCO, S.A. DE C.V. as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MINERALES Y MINAS MEXICANAS, S.A. DE C.V. as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

COMPANIA DE TERRENOS E INVERSIONES DE SAN LUIS POTOSI, SOCIEDAD CIVIL PORT ACCIONES, S.A., as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

MEXICO COMPANIA INMOBILIARIA S.A., as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

PROYECCIONES URBANISTICAS, S. DE R.L. DE C.V., as Guarantor and Principal Subsidiary

By:	/s/ Daniel Tellechea Salido
	Name:	Daniel Tellechea Salido
	Title:	Attorney-in-fact

By:	/s/ J. Eduardo González Félix
	Name:	J. Eduardo González Félix
	Title:	Attorney-in-fact

HSBC BANK USA, as Shared Payment and Collateral Agent

By:	/s/ Harriet Drandoff
	Name:	Harriet Drandoff
	Title:	Vice President

HSBC BANK USA, as SEN Collateral Agent

By:	/s/ Harriet Drandoff
	Name:	Harriet Drandoff
	Title:	Vice President

BANK OF AMERICA, N.A., as Bank Holders Administrative Agent

By:	/s/ Robert Rittelmeyer
	Name:	Robert Rittelmeyer
	Title:	Vice President

THE BANK OF NEW YORK, not in its individual capacity but solely as trustee of GRUPO MEXICO EXPORT MASTER TRUST NO. 1, as SEN Trustee

By:	/s/ Janie Kim Choi
	Name:	Janie Kim Choi
	Title:	Vice President

COMMONWEALTH OF PENNSYLVANIA STATE EMPLOYEE’S RETIREMENT SYSTEM, as SEN Holder

By:	/s/ Stacey P. Agretelis
	Name:	Stacey P. Agretelis
	Title:	Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY, as SEN Holder

By:	/s/ Stacey P. Agretelis
	Name:	Stacey P. Agretelis
	Title:	Authorized Signatory

JOHN HANCOCK LIFE INSURANCE COMPANY, as SEN Holder

By:	/s/ Stacey P. Agretelis
	Name:	Stacey P. Agretelis
	Title:	Authorized Signatory

MELLON BANK, N.A., soley in its capacity as Trustee for the Bell Atlantic Master Trust (as directed by John Hancock Life Insurance Company), and not in its individual capacity, as SEN Holder

By:	/s/ Carole Bruno
	Name:	Carole Bruno
	Title:	Authorized Signatory

The decision to participate in the investment, any representations made herein by the participant, and any actions taken hereunder by the participant has/have been made solely at the direction of the investment fiduciary who has sole investment discretion with respect to this investment.

MELLON BANK, N.A., soley in its capacity as Trustee for the Long-Term Investment Trust (as directed by John Hancock Life Insurance Company), and not in its individual capacity, as SEN Holder

By:	/s/ Carole Bruno
	Name:	Carole Bruno
	Title:	Authorized Signatory

The decision to participate in the investment, any representations made herein by the participant, and any actions taken hereunder by the participant has/have been made solely at the direction of the investment fiduciary who has sole investment discretion with respect to this investment.

GRUPO MEXICO SERIES E PASS THROUGH TRUST, as SEN Holder

By:	HSBC Bank USA,
solely as Pass Through Trustee and not in its individual capacity

By:	/s/ Harriet Drandoff
	Name:	Harriet Drandoff
	Title:	Authorized Signatory

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as SEN Holder

By:	/s/ Paul G. Price
	Name:	Paul G. Price
	Title:	Authorized Signatory

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, as SEN Holder

By:	/s/ Ho Young Lee
	Name:	Ho Young Lee
	Title:	Associate Director
Special Situations

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, as SEN Holder

By:	/s/ Ho Young Lee
	Name:	Ho Young Lee
	Title:	Associate Director
Special Situations

NYLIM STRATFORD CDO 2001-1, as SEN Holder

By:	New York Life Investment Management LLC, Its Investment Manager

	By:	/s/ Edward J. Fitzgerald
		Name:	Edward J. Fitzgerald
		Title:	Managing Director

NEW YORK LIFE INSURANCE COMPANY, as SEN Holder

By:	/s/ Edward J. Fitzgerald
	Name:	Edward J. Fitzgerald
	Title:	Managing Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY; LIFE INSURANCE COMPANY OF NORTH AMERICA, as SEN Holders

Severally By: CIGNA Investments, Inc.

By:	/s/ Stephen A. Osborn
	Name:	Stephen A. Osborn
	Title:	Managing Director

ACE AMERICAN REINSURANCE COMPANY, as SEN Holder
By:	Columbia Management Advisers, Inc., as agent

By:	/s/ Richard A. Hegwood
	Name:	Richard A. Hegwood
	Title:	Senior Vice President

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY, as SEN Holder

By:	Delaware Investment Advisers, a Series of Delaware Management Business Trust, Attorney-In-Fact

By:	/s/ Charles M. Devereux
	Name:	Charles M. Devereux
	Title:	Vice President

SOUTHLAND LIFE INSURANCE COMPANY; LIFE INSURANCE COMPANY OF GEORGIA; SECURITY LIFE OF DENVER INSURANCE COMPANY, as SEN Holders

Severally By:	ING Investment Management LLC, as Agent

By:	/s/ Fred C. Smith
	Name:	Fred C. Smith
	Title:	Executive Vice President

METROPOLITAN LIFE INSURANCE COMPANY, as SEN Holder

By:	/s/ Jacqueline D. Jenkins
	Name:	Jacqueline D. Jenkins
	Title:	Managing Director

PACIFIC LIFE INSURANCE COMPANY, as SEN Holder

By:	/s/ Ronn C. Conelius
	Name:	Ronn C. Conelius
	Title:	Assistant Vice President

By:	/s/ Samuel Tang
	Name:	Samuel Tang
	Title:	Assistant Secretary

LUCENT TECHNOLOGIES INC. MASTER PENSION TRUST, as SEN Holder

By:	John Hancock Life Insurance Company,
as Investment Manager

By:	/s/ Stacey P. Agretelis
	Name:	Stacey P. Agretelis
	Title:	Director

JPMORGAN CHAS , as Bank Holder

By:	/s/ Manochere Alamgir
	Name:	Manochere Alamgir
	Title:	Vice President

THE BANK OF NOVA SCOTIA, as Bank Holder

By:	/s/ David Konarek
	Name:	David Konarek
	Title:	Managing Director & Industry Head - Mining

By:	/s/ Michael K. Eddy
	Name:	Micha K. Eddy
	Title:	Director –Mining

DEUTSCHE BANK AG NEW YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH, as Bank Holder

By:	/s/ Alan Delsman
	Name:	Alan Delsman
	Title:	Chief Credit Officer, Manager
	Date:	April 28, 2003

DEUTSCHE BANK AG NEW YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH, as Bank Holder

By:	/s/ C.H.
	Name:	C.H.
	Title:	Vice President

for and on behalf of HSBC BANK plc as Bank Holder

/s/ A.P. Wilkinson		/s/ R.K. Sandhu
Name	A.P. Wilkinson	Name:	R.K. Sandhu
Title:	Head of Emerging Markets	Title:	Assistant Manager, Emerging Markets

BNP PARIBAS, NEW YORK BRANCH, as Bank Holder

By:	/s/ Pierre-Joseph Costa
	Name:	Pierre-Joseph Costa
	Title:	Managing Director

By:	/s/ Vincent Aniort
	Name:	Vincent Aniort
	Title:	Director

ROYAL BANK OF CANADA, as Bank Holder

By:	/s/ Rizwan Ahmed
	Name:	Rizwan Ahmed
	Title:	Senior Manager

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Bank Holder

By:	/s/ Phillip J. Glass
	Name:	Phillip J. Glass
	Title:	Associate

By:	/s/ Sanjeev Malhotra
	Name:	Sanjeev Malhotra
	Title:	Associate

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., as Bank Holder

By:	/s/ Nicolas Eduardo Contla Gonzalez
	Name:	Nicolas Eduardo Contla Gonzalez
	Title:	Director Regional de Promocion de Credit Centro

By:	/s/ Emigdio Sanchez Gomez
	Name:	Emigdio Sanchez Gomez
	Title:	Gerente Juridico Regional Queretaro

BANK OF AMERICA, N.A., as Bank Holder

By:	/s/ Orlando J. Loera
	Name:	Orlando J. Loera
	Title:	Managing Director

BANK OF AMERICA, N.A., as Bank Holder

By:	/s/ Gustavo Muñiz
	Name:	Gustavo Muñiz(1)
	Title:	Managing Director

BANCO INBURSA, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA., as Bank Holder

By:	/s/ Luis Frias Humphrey
	Name:	Luis Frias Humphrey
	Title:	Director

EXPORT DEVELOPMENT CANADA, as Bank Holder

By:	/s/ Sean Mitchell
	Name:	Sean Mitchell
	Title:	Manager, Special Risks

By:	/s/ Vito Di Turi CA
	Name:	Vito Di Turi CA
	Title:	Asset Manager

(1)           With respect to the Notes guaranteed by Export-Import Bank of the United States

WESTLB AG, NEW YORK BRANCH, as Bank Holder

By:	/s/ Salvatore Battinelli
	Name:	Salvatore Battinelli
	Title:	Managing Director

By:	/s/ Daniel Hitchcock
	Name:	Daniel Hitchcock
	Title:	Associate Director

WESTLB AG, LONDON BRANCH, as Bank Holder

By:	/s/
Name:
	Title:	Executive Director

By:	/s/ J. K. Gray
	Name:	J. K. Gray
	Title:	Director

SIEMENS FINANCIAL SERVICES GMBH, as Bank Holder

By:	/s/ Miguel Schmidt
	Name:	Miguel Schmidt
Title:

By:	/s/ Schiffers
	Name:	Schiffers
Title:

SOCIÉTÉ GÉNÉRALE ACTING BY AND THROUGH ITS NEW YORK BRANCH, as Bank Holder

By:	/s/ Phillips Lee
	Name:	Phillips Lee
	Title:	Managing Director

Appendix A
To
Common Agreement, dated as of April 29, 2003

UNIFORM DEFINITIONS AND RULES OF INTERPRETATION

A. Interpretation.  In each Operative Document and each appendix, schedule or exhibit thereto, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(v) reference to any law (including any Applicable Law) means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) reference in such Operative Document to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to such Operative Document as a whole and not to any particular Article, Section or other provision thereof;

(viii) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision thereof;

(ix) “including” (and with correlative meaning, the term “include”) means including without limiting the generality of any description preceding such term;

(x) “or” is not exclusive;

(xi) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(xii) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; and

(xiii) “fiscal year” and “fiscal quarter” shall mean “fiscal year of Borrower” and “fiscal quarter of Borrower”, respectively.

B.            Accounting Terms.  In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with Mexican GAAP.

C.            Determination of Currency Rate.  Except as specifically provided in Section 14.06 of the Common Agreement (or any similar provision in any other Operative Document), any financial covenant or other provision of such Operative Document that requires the combination of Dollars, Pesos and/or any other currency shall be determined in Dollars applying the exchange rate in effect with respect to the respective currencies (without consideration of any fees or other charges applicable should any such conversion actually be made) as most recently published by Banco de México in the Diario Oficial de la Federación as the Tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas dentro de la República Mexicana (it being understood that any such determination to be made as of an earlier date shall be determined by applying such exchange rate most recently published on or before such earlier date); provided that the exchange rate used in connection with the preparation of any income statement or other financial statement that, unlike a balance sheet, is based upon events throughout a financial reporting period shall be calculated in accordance with Mexican GAAP, using the average of the exchange rates so published by Banco de México throughout the applicable fiscal quarter or other period; provided, further, that should any such exchange rate not be so published by Banco de México, then the applicable exchange rate shall be the official Mexican government exchange rate as of the date of the most recent publication of such rate by Banco de México (or such other competent Governmental Authority) in the Diario Oficial de la Federación or such other means that may be utilized to publish such rate, and such official Mexican government exchange rate is intended to replace the Tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas dentro de la República Mexicana; and provided, further, that if such replacement Mexican government rate is also not available, then the applicable exchange rate shall be the rate reasonably determined by the Shared Payment and Collateral Agent to be the rate customarily used in the international financial markets as the appropriate exchange rate for such type of currency conversion.

D.            Conflict in Operative Documents.  If there is any conflict between any Operative Documents, such Operative Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) the Common Agreement is one of the Operative Documents that is the subject of such conflict, the Common Agreement shall prevail and control.

E.             Legal Representation of the Parties.  The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring any Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

F.             Effect of Intercompany Payable Restructuring.  From and after the date of the Intercompany Payable Restructuring, for all purposes of the Common Agreement and each other Operative Document, (i) MM shall be the Borrower and (ii) MM shall no longer be a Guarantor.

G.            Defined Terms.  Unless a clear contrary intention appears, terms defined herein shall have the meanings set forth below:

“Acknowledgement Cash Trapping Amount” has the meaning set forth in Section 4.03(b) of the Common Agreement.

“Acknowledgement Percentage” has the meaning set forth in Section 4.03(b) of the Common Agreement.

“Accreted PIK Balance” means, as of any date of determination, the aggregate amount of PIK Interest that has accrued in all Interest Periods ending prior to such date.

“Action” has the meaning set forth in Section 13.13(c) of the Common Agreement.

“Additional Amount” has the meaning set forth in Section 12.01(b)(i) of the Common Agreement.

“Adjusted Working Capital” means, for any fiscal quarter, an amount equal to (a) the Net Working Capital as of the end of such fiscal quarter less (b) the sum of (i) the amount of any prepayments to the Lenders required as a result of a Metal Price Prepayment Event or an Early Asset Sale Prepayment Event or an Asset Disposition Prepayment Event (to the extent such amounts were not previously paid in such fiscal quarter), (ii) any Excess Cash Flow for such fiscal quarter, to the extent it is greater than zero and (iii) Excess Cumulative Asset Sale Net Available Proceeds for such fiscal quarter plus (c) the sum of (i) an amount equal to (x) Capital Expenditures made by Borrower or any consolidated Subsidiary during such period less (y) the amount determined in accordance with clause (b)(i) of the definition of Excess Cash Flow and (ii) an amount equal to (x) Capitalized Stripping during such period less (y) the amount determined in accordance with clause (b)(ii) of the definition of Excess Cash Flow.

“Affiliate” means, as to any specified Person, any other Person (a) directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person, (b) that beneficially owns or holds 10% or more of any class of Capital Stock  of such specified Person or (c) 10% or more of any class of Capital Stock of which is owned, directly or indirectly, by such specified Person.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Capital Stock or by contract or otherwise.

“Affiliate Guaranty” means the guaranty executed and delivered by the Guarantors pursuant to Section 2.01(h)(i) or Section 4.19(a) of the Common Agreement (and for the avoidance of doubt, does not for the purposes of any Operative Document include the GM Guaranty).

“Affirmative Covenant” has the meaning set forth in the preamble to Article IV of the Common Agreement.

“Agent” means any of the Bank Holders Administrative Agent, any Collateral Agent or the SEN Trustee.

“Agent-Related Person” means any Agent and any successor or replacement agent thereof, together with their respective Affiliates, and the officers, directors, employees, agents, attorneys, consultants, and attorneys-in-fact of such Persons and Affiliates; provided that for purposes of Article XIII of the Common Agreement, the term “Agent-Related Person” means the Shared Payment and Collateral Agent and any successor or replacement agent thereof, together with their respective Affiliates, and the officers, directors, employees, agents, attorneys, consultants and attorneys-in-fact of such Persons and Affiliates.

“Allocated Excess Cash Flow I” has the meaning set forth in Section 8.01(c)(i) of the Common Agreement.

“Allocated Excess Cash Flow II” has the meaning set forth in Section 8.01(c)(ii) of the Common Agreement.

“Allocated Excess Cash Flow III” has the meaning set forth in Section 8.01(c)(iii) of the Common Agreement.

“AMC” means Americas Mining Corporation, a Delaware corporation.

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Applicable Margin” means (i) with respect to the calculation of interest on any LIBOR Loan, 375 basis points and (ii) with respect to the calculation of interest on any Fixed Rate Loan, 0 basis points.

“Approving Counsel” means New York and Mexican legal counsel to the Bank Holders Administrative Agent and to the SEN Holders.

“ASARCO” means ASARCO Incorporated, a wholly-owned Subsidiary of GM.

“Asset Disposition” means the sale, lease, conveyance, transfer or other disposition of any asset or property (including any of the Capital Stock of any Subsidiary) or interest therein (other than Liens) by MM or any of its Subsidiaries to any Person other than Borrower or a Guarantor, or an agreement to do any of the foregoing; provided that Asset

Dispositions shall not include: (i) sales of inventory in the ordinary course of business; (ii) sales, conveyances, transfers or other dispositions of mining operating equipment being replaced within thirty (30) Business Days with equipment having substantially the same or better useful life and value as the equipment sold, conveyed, transferred or otherwise disposed of; and (iii) sales, conveyances, transfers or other dispositions of assets or property in the ordinary course of business in a single transaction or a related series of transactions in which the aggregate gross proceeds do not exceed $100,000.

“Asset Disposition Prepayment Amount” means, with respect to any Asset Disposition or two or more concurrent Asset Dispositions consummated in any fiscal year, an amount equal to (i) the excess of the aggregate Net Available Proceeds of all Asset Dispositions consummated during such fiscal year (excluding Net Available Proceeds from dispositions of Scheduled Assets) over $5,000,000 less (ii) the aggregate of all Asset Disposition Prepayment Amounts in respect of any Asset Dispositions previously consummated during such fiscal year.

“Asset Disposition Prepayment Event” has the meaning set forth in Section 8.01(e) of the Common Agreement.

“Assumption Agreement” means that certain Assumption Agreement, dated the date of the closing of the Intercompany Payable Restructuring, by and between MM, the SEN Trustee and each Agent, substantially in the form included in Exhibit 4.06(a) to the Common Agreement.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all reasonable and documented disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Mexican GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with Mexican GAAP if such lease were accounted for as a Capital Lease.

“Avoided Sales” has the meaning set forth in Section 5.06 of the Common Agreement.

“Bank Holders” has the meaning set forth in the preamble of the Common Agreement, and for the avoidance of doubt shall mean only those Persons that hold Bank Holders Notes from time to time.

“Bank Holders Administrative Agent” has the meaning set forth in the preamble of the Common Agreement.

“Bank Holders Notes” means (i) prior to the date of the Intercompany Payable Restructuring, the notes issued by GMM pursuant to the Bank Holders Restructured Loan Agreement and (ii) from and after the date of the Intercompany Payable Restructuring, the Notes issued by MM pursuant to the Bank Holders Restructured Loan Agreement.

“Bank Holders Operative Documents” means the Bank Holders Restructured Loan Agreement and the Bank Holders Notes.

“Bank Holders Restructured Loan Agreement” means that certain Amended and Restated Credit Agreement dated as of April 29, 2003, by and among the Bank Holders, Borrower, the Bank Holders Administrative Agent and the Guarantors.

“Bank Holders Restructured Principal” has the meaning set forth in the Bank Holders Restructured Loan Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto.

“Base Net Intercompany Account Balance Total” has the meaning set forth in Section 5.10 of the Common Agreement.

“Base Rate” means, for any day, the rate per annum equal to the higher of (i) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (ii) the Prime Rate for such day.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Borrower” means (i) prior to the date of the Intercompany Payable Restructuring, GMM and (ii) from and after the date of the Intercompany Payable Restructuring, MM.

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks in (A) New York City, (B) Mexico City, Mexico or (C) Toronto, Canada are authorized or required by law to close and (ii) relative to the continuing, prepaying or repaying of any LIBOR Loan, any day that is a Business Day described in the immediately preceding clause (i) and that is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Adequacy Regulation” means any guideline, law, rule, regulation, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period, all expenditures of Borrower and its Subsidiaries for fixed or capital assets made during such period that would be classified as capital expenditures in accordance with Mexican GAAP.

“Capital Lease” means, with respect to any Person, any lease of (or agreement conveying the right to use) real or personal property, required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with Mexican GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock (including common or preferred stock) or other equity participation rights or interests, including partnership interests, whether general or limited, fixed or variable capital of a sociedad anónima, membership or limited liability company interests in a limited liability company and any rights, warrants or options to acquire such capital stock or other equity participation rights or interests.

“Capitalized Stripping” means, for any period, all expenditures of Borrower and its Subsidiaries for stripping made during such period that would be classified as capitalized stripping in accordance with Mexican GAAP and the definition of capitalized stripping used in the Updated Projections.

“Cash Flow Prepayment Amount” has the meaning set forth in Section 8.01(c) of the Common Agreement.

“Cash Flow Prepayment Event” has the meaning set forth in Section 8.01(c) of the Common Agreement.

“Cash Interest” means, as of any Monthly Payment Date, the interest due on the Restructured Principal, determined in accordance with the provisions of the Operative Documents (it being understood that no Cash Interest shall be due and payable in respect of any outstanding GM Notes until such time as may be permitted pursuant to the provisions of the Subordination Agreement).

“Casualty” means, with respect to any real or personal property of Borrower or any Guarantor, the occurrence of an event or a series of related events in which Borrower and such Guarantor receive or are entitled to receive proceeds from insurance policies where the aggregate of such proceeds, with respect to such event or such series of related events, shall be in excess of $10,000,000.00.

“CEO Report” means a report, signed by the chief executive officer of GM, substantially in the form of Exhibit 4.05(c)(ii) of the Common Agreement.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date) (other than by the Larrea Family (as defined below) or, in the case of MM, by GM or AMC), of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of GM or MM; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of GM or MM by Persons who were neither (i) nominated by the Larrea Family (or, in the case of MM, by GM or AMC) nor (ii) appointed by directors so nominated; (c) prior to the date of the Intercompany Payable Restructuring, the failure of MM to beneficially own (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934), directly or indirectly, at least 51% of the issued and outstanding shares of voting stock of GMM; (d) the failure of AMC to beneficially own (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934), directly or indirectly, at least 51% of the issued and outstanding shares of voting stock of MM; (e) the failure of Borrower to beneficially own, directly or indirectly, at least 51% of the issued and outstanding shares of voting stock of any Principal Subsidiary; (f) the failure of GM to have the power, directly or indirectly, to elect or designate for election a majority of the board of directors of Borrower whether by ownership of share capital, contract or otherwise; or (g) the failure of Borrower to have the power to elect or designate for election a majority of the board of directors of any Principal Subsidiary whether by ownership of share capital, contract or otherwise.  For purposes of this definition, “Larrea Family” means Mr. German Larrea Mota-Velasco and his spouse, siblings, parent and trusts and other entities for the benefit of, or controlled by, such Persons.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 2.01 of the Common Agreement shall have been satisfied (or deemed satisfied) or waived.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral Agents” means, collectively, the Shared Payment and Collateral Agent, the SEN Collateral Agent and the Shared Mexican Trustee.

“Collateral Documents” means the U.S. Security Agreement, the SEN Security Agreement, the Mexican Security Trust Agreement, the Trust Acceptance Letter, the Shared Collateral Control Agreement, the Affiliate Guaranty and all Uniform Commercial Code financing statements or any similar perfection or transfer of ownership documents to be filed in any applicable jurisdiction relating to any of the foregoing.

“Collection Accounts” has the meaning set forth in the SEN Security Agreement.

“Common Agreement” means the Common Agreement dated as of April 29, 2003, by and among GMM, MM, the Principal Subsidiaries, the SEN Holders, the Bank Holders, the Bank Holders Administrative Agent, the Shared Payment and Collateral Agent, the SEN Collateral Agent and the SEN Trustee.

“Common Operative Documents” means the Operative Documents (other than the SEN Holders Operative Documents and the Bank Holders Operative Documents).

“Conduit” has the meaning set forth in Section 5.06 of the Common Agreement.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse: (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligation”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire any such primary obligation or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b)

with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of any Guaranty Obligation, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made if such Guaranty Obligation is in respect of the total stated or determinable amount thereof, or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of any other Contingent Obligation other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value, as defined in any Swap Contract.  Anything contained herein to the contrary notwithstanding, Contingent Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

“Contract” means any Domestic Contract or Export Contract.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Controlling Shareholder” has the meaning set forth in Section 14.23 of the Common Agreement.

“Cumulative Asset Sale Net Available Proceeds” means, for the applicable period, Net Available Proceeds resulting from Asset Dispositions in an aggregate amount equal to:  (x) $54 million in fiscal year 2003; (y) $58 million in fiscal year 2004; and (z) $81 million in fiscal year 2005 and each fiscal year thereafter.

“Current Assets” means, at any time of determination, the sum of the account balances of each of (a) the Unrestricted Cash of Borrower and its consolidated Subsidiaries, (b) trade accounts receivable of Borrower and its consolidated Subsidiaries, (c) the inventories of materials, supplies, secondary metals and by-products owned by Borrower and its consolidated Subsidiaries, (d) refundable taxes owed to Borrower and its consolidated Subsidiaries and (e) prepaid expenses of Borrower and its consolidated Subsidiaries.

“Current Cash Interest” means interest accruing prior to the Closing Date pursuant to the terms of the Existing Bank Agreements and the Existing SEN Agreements, in each case calculated at the current cash pay rates (including any applicable default rates) set forth therein.

“Current Liabilities” means, at any time of determination, the sum of the account balances of (a) all amounts noted under the heading “Suppliers” in the most recent consolidated balance sheet delivered by Borrower (and, with respect to any future consolidated financial statements delivered by Borrower, the equivalent of such amounts as may be noted therein) and (b) all amounts noted under the heading “Accounts Payable and Accrued Liabilities” in the most recent consolidated balance sheet delivered by Borrower (and, with respect to any future consolidated financial statements delivered by Borrower, the equivalents of such amounts as may be noted therein).

“Customer Notice and Acknowledgement” has the meaning set forth in the SEN Security Agreement.

“Customers” means, with respect to Borrower or any Guarantor, each of (i) its customers located outside Mexico or (ii) so long as any Affiliate of Borrower (other than any Guarantor) is directly or indirectly engaged in the business of selling production of Borrower or such Guarantor to customers located outside Mexico, such Affiliate.

“Debt Coverage Ratio” has the meaning set forth in Section 6.03 of the Common Agreement.

“Debt Service Reserve Account” has the meaning set forth in the Original Trust Indenture.

“Default” means any Event of Default or any act, condition or event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Interest Rate” has the meaning set forth in Section 8.04(b) of the Common Agreement.

“Dollars” or “$” means the lawful currency of the United States of America and, in relation to any amount to be advanced or paid under any Operative Document, funds having immediate value.

“Domestic Contract” means any contract entered into between any Principal Subsidiary and any customer that is located in Mexico for the sale of copper, zinc, lead or other metals or by-products extracted, processed, smelted or refined in whole or in part by Borrower or any Guarantor.

“Early Asset Sale Debt Amortization Amount” means, for any period, the amount by which the actual cumulative amount of the Net Available Proceeds from all Asset Dispositions of Scheduled Assets consummated after the Closing Date exceeds $81 million through the end of such period, less the total of all previous payments of Early Asset Sale Debt Amortization Amounts and less all prepayments made pursuant to Section 8.01(e) of the Common Agreement.

“Early Asset Sale Debt Prepayment Amount” has the meaning set forth in Section 8.01(d) of the Common Agreement.

“Early Asset Sale Debt Prepayment Event” has the meaning set forth in Section 8.01(d) of the Common Agreement.

“EBITDA” means, during any period, (a) the consolidated income from operations of Borrower and its consolidated Subsidiaries for such period determined in accordance with Mexican GAAP plus (b) depreciation of fixed or capital assets and amortization of intangibles and leasehold improvements of Borrower and its consolidated Subsidiaries for such period plus (c) other non-cash items included in the calculation of such consolidated income from operations, as set forth in Exhibit 6.

“Economic Effective Date” means December 12, 2002.

“Enron Obligations” means the obligations of Mexcobre pursuant to the various promissory notes dated June 27, 2001 made by Mexcobre in favor of Enron Trading Limited.

“Environmental Laws” means all applicable federal, state, local and foreign laws, rules or regulations (including the “Treaty of La Paz” between Mexico and the United States of America) or required permits, licenses or approvals relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Equity Contribution” means the remainder of (a) one hundred ten million dollars ($110,000,000) minus (b) the amount of the Equity Interim Contribution, which amount shall be treated as equity under Mexican GAAP.

“Equity Interim Contribution” means one or more cash equity contributions made by MM to GMM during the Interim Funding Period in the aggregate amount of $38,800,000, which amount shall be treated as equity under Mexican GAAP.

“Event of Default” has the meaning set forth in Section 9.01 of the Common Agreement.

“Excess Cash Flow” means, for any period, EBITDA of Borrower and its consolidated Subsidiaries:

(a)           plus each of the following:

(i)            any Net Available Proceeds from any Asset Disposition that are not included in EBITDA; and

(ii)           interest earned on cash or cash equivalents,

(b)           minus, to the extent previously paid in cash by Borrower or any consolidated Subsidiary, each of the following:

(i)            an amount equal to the Minimal Nominal Period Capital Expenditures for such period; provided that the amount of Minimal Nominal Period Capital Expenditures that shall be deducted by Borrower or such consolidated Subsidiaries in any period shall be limited to an amount that does not exceed either (A) an amount equal to 125% of the Scheduled Capital Expenditures for such period or (B) an amount that would cause the cumulative amount of Capital Expenditures from the Closing Date through such period to exceed 110% of the cumulative amount of Scheduled Capital Expenditures from the Closing Date through such period;

(ii)           an amount equal to the Minimal Nominal Period Capitalized Stripping for such period; provided that the amount of Minimal Nominal Period Capitalized Stripping that shall be deducted by Borrower or such consolidated Subsidiaries in any period shall be limited to an amount that does not exceed either (A) an amount equal to 125% of the Scheduled Capitalized Stripping for such period or (B) an amount that would cause the cumulative amount of Capitalized Stripping from the Closing Date through such period to exceed 110% of the cumulative amount of Scheduled Capitalized Stripping from the Closing Date through such period;

(iii)          an amount equal to the excess of the current period Excess Cumulative Asset Sale Net Available Proceeds over the prior period Excess Cumulative Asset Sale Net Available Proceeds to the extent that the current period Excess Cumulative Asset Sale Net Available Proceeds is greater than zero, or else zero;

(iv)          payments of principal (including any: Early Asset Sale Debt Prepayment Amount; Asset Disposition Prepayment Amount; and Metal Price Prepayment Amount), interest, fees and other amounts by Borrower or such consolidated Subsidiaries for such period in respect of Permitted Indebtedness;

(v)           severance payments made by Borrower or such consolidated Subsidiaries for such period;

(vi)          income taxes paid (or plus taxes recovered) by Borrower or such consolidated Subsidiaries for such period;

(vii)         asset taxes paid by Borrower or such consolidated Subsidiaries for such period;

(viii)        penalties assessed against MM or its consolidated Subsidiaries for such period on taxes for 2002 and 2003 related solely to events surrounding the Restructuring;

(ix)           withholding taxes assessed against Borrower or such consolidated Subsidiaries for such period;

(x)            any costs and expenses incurred by Borrower or such consolidated Subsidiaries for such period in connection with any statutory profit sharing plan; and

(xi)           expenses of Borrower or such consolidated Subsidiaries for such period relating to the Restructuring incurred on or prior to the Closing Date and ongoing monitoring expenses with respect thereto;

(c)           minus Borrower’s share of amounts in respect of the Metal Price Prepayment Event for such period.

“Excess Cumulative Asset Sale Net Available Proceeds” means, for any period, either:  (a) the excess of the aggregate Net Available Proceeds realized from the Closing Date to the end of such period from Asset Dispositions of Scheduled Assets over the Cumulative Asset Sale Net Available Proceeds if the aggregate Net Available Proceeds realized from the Closing Date to the end of such period from Asset Dispositions of Scheduled Assets are less than $81 million, or (b) the excess of $81 million over the Cumulative Asset Sale Net Available Proceeds, if the aggregate Net Available Proceeds realized from the Closing Date to the end of such period from Asset Dispositions of Scheduled Assets are equal to or greater than $81 million.

“Existing Bank Agreements” means each of the existing credit facilities to which Borrower or any Guarantor is a party with any Bank Holder, which facilities are listed in the Bank Holders Restructured Loan Agreement.

“Existing SEN Agreements” means each of the existing credit facilities to which Borrower or any Guarantor is a party with any SEN Holder, the SEN Trustee, or the SEN Collateral Agent, which facilities are listed in the Restructured Trust Indenture.

“Export Contract” means any contract entered into between Borrower or any Guarantor and any Customer for the sale of copper, zinc, lead or other metals or by-products extracted, processed, smelted or refined in whole or in part by Borrower or such Guarantor.

“Export Credit Agency” means the Export-Import Bank of the United States and any other export credit agency that has guaranteed debt under the Existing Bank Agreements.

“Export Receivables” means any and all accounts receivable arising from Export Sales.

“Export Receivables Collection Arrangement” means the process by which Export Receivables are delivered to, held in and distributed from the Collection Accounts, as set forth in the SEN Security Agreement.

“Export Sale” means, with respect to Borrower or any Guarantor, a sale by Borrower or such Guarantor to a Customer of copper, zinc, lead and other metals and by-products extracted, processed, smelted or refined in whole or in part by Borrower or such Guarantor pursuant to an Export Contract or otherwise.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Shared Payment and Collateral Agent on such day on such transactions as determined by the Shared Payment and Collateral Agent.

“Final Adjusted Working Capital” means, for any fiscal quarter, the sum of (a) the Adjusted Working Capital for such fiscal quarter plus (b) that portion of the Excess Cash Flow for such fiscal quarter that Borrower is not required to pay to the Shared Payment and Collateral Agent for the benefit of the Lenders in accordance with Section 8.01(c) of the Common Agreement.

“Financial Advisor” means FTI Consulting, Inc. or such other financial advisor as may be designated by the Shared Payment and Collateral Agent at the direction of the Required Lenders and with the consent of Borrower, which consent may not be unreasonably withheld.

“Financial Advisor’s Fee Cap” means, with respect to the duties to be performed by the Financial Advisor from the Closing Date to and including the first anniversary of the Closing Date, as described in the Operative Documents, $350,000.00.

“Financial Covenants” has the meaning set forth in the preamble to Article VI of the Common Agreement.

“Fixed Rate Loan” means, with respect to the Restructured Debt, any Restructured Debt bearing interest at all times at a fixed rate of interest.

“Floating Rate Lender” means any Lender holding one or more LIBOR Loans.

“Forms” has the meaning set forth in Section 12.01(f) of the Common Agreement.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System.

“General Security” means (a) the assets subject to the grant of a security interest under the U.S. Security Agreement and (b) the assets assigned to the Shared Mexican Trustee under the Mexican Security Trust Agreement.

“GM” means Grupo Mexico, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“GM Agent” has the meaning set forth in the GM Guaranty.

“GM Guaranty” means the guaranty executed and delivered by GM, MM and GMM pursuant to Section 2.01(h)(ii) of the Common Agreement.

“GM Guaranty Beneficiary” has the meaning set forth in the GM Guaranty.

“GMM” has the meaning set forth in the preamble of the Common Agreement.

“GM Note” means any Specified Note (as defined in the GM Guaranty) purchased by GM from a GM Guaranty Beneficiary, whether or not held thereafter by GM or any other Person (including any Lender).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means the Principal Subsidiaries and MM; provided that from and after the date of the Intercompany Payable Restructuring, MM shall no longer be a Guarantor.

“Hacienda” means the Secretaria de Hacienda y Crédito Público (the Ministry of Finance of Mexico).

“IMMSA” has the meaning set forth in the preamble of the Common Agreement.

“I.M.S.S.” means the Instituto Mexicano del Seguro Social (Mexican Social Security Institute).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Mexican GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under Surety Instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            Capital Leases and Synthetic Lease Obligations; and

(g)           all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made nonrecourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 11.01 of the Common Agreement.

“Indemnified Person” has the meaning set forth in Section 11.01 of the Common Agreement.

“Indemnifying Lender” has the meaning set forth in Section 13.07 of the Common Agreement.

“Independent Auditor” has the meaning set forth in Section 4.05(d)(i) of the Common Agreement.

“Infonavit” means the Instituto del Fondo Nacional de la Vivienda para los Trabajadores (National Worker’s Housing Fund Institute).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, concurso mercantil, reorganization, insolvency, custodianship, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition or marshalling of assets for creditors, or (c) any other similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under federal, state or foreign law, including the Ley de Concursos Mercantiles and the Bankruptcy Code.

“Insurance Proceeds” has the meaning set forth in Section 4.10(d) of the Common Agreement.

“Insurance Proceeds Account” has the meaning set forth in Section 4.10(d) of the Common Agreement.

“Intercompany Account Balance” means, as of any date of determination, the balance of all accounts between (a) MM and its Subsidiaries, on the one hand, and (b) GM and its Affiliates (excluding MM and its Subsidiaries), on the other hand.

“Intercompany Payable” means the intercompany obligation payable by MM to GMM and Mexcobre, which obligation as of March 31, 2003 was $870,304,872.95.

“Intercompany Payable Restructuring” means, collectively, the following series of actions taken or to be taken in the following order:  (a) the declaration by GMM of a

Dividend on December 31, 2002 in an aggregate amount of 13,450,800,000 Pesos payable ratably to the shareholders of GMM as follows:  (i) 13,304,159,569 Pesos payable in shares or assets other than cash to MM and (ii) 146,640,431 Pesos payable in shares or assets other than cash to the shareholders of GMM other than MM (the “Minority Shareholders”); (b) the payment of a portion of such dividend immediately following the Closing Date in the form of (i) 89,634,106 shares of common stock of Mexcobre transferred to MM and (ii) 987,960 shares of common stock of Mexcobre transferred to the Minority Shareholders; (c) the Merger; (d) upon consummation of the Merger, (i) the cancellation of the remaining portion of the dividend payable to MM against the obligation of GMM to pay such dividend and (ii) the cancellation of the Intercompany Payable against the related receivable on the books of GMM; and (e) the distribution of the remaining portion of the dividend payable to the Minority Shareholders in the form of 6,234,245 shares of Mexcobre.

“Intercompany Payable Restructuring Documents” means all of the documents relating to the consummation of the Intercompany Payable Restructuring, each of which shall be in form and substance satisfactory to the Approving Counsel; provided that the Assumption Agreement and the form of merger agreement attached as Exhibit 4.06(a) to the Common Agreement are deemed to be approved.

“Intercompany Payable Restructuring Opinions” means favorable legal opinions to be delivered in connection with the Intercompany Payable Restructuring, each dated as of the date of the closing of the Intercompany Payable Restructuring, from such counsel acceptable to the Approving Counsel and as to such matters as the Approving Counsel may reasonably request; provided that the form of opinion of New York counsel to GM included in Exhibit 4.06(a) to the Common Agreement is deemed to be approved.

“Interest Coverage Ratio” has the meaning set forth in Section 6.02 of the Common Agreement.

“Interest Period” shall mean (i) the period running from April 30, 2003 to the first Monthly Payment Date and (ii) thereafter, the period running from a Monthly Payment Date to the next Monthly Payment Date, subject, with respect to any applicable Note, to the provisions of Section 12.02(b) of the Common Agreement; provided that from and subsequent to the Maturity Date, Interest Periods shall be determined in accordance with Section 8.04(b) of the Common Agreement; and provided, further, that, notwithstanding the foregoing, the initial Interest Period for determining PIK Interest shall be the period running from the Economic Effective Date to April 30, 2003.

“Interim Funding Period” means the period from the Economic Effective Date to the Closing Date.

“Investment” means, for any Person: (a) the acquisition (whether for cash, securities or other property, services or otherwise) of Capital Stock, bonds, notes, debentures or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit (other than a bank deposit) with, or advance, loan or other extension of credit to, any Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business; or (c) the entering into of any Swap Contract.

“Investment Account” has the meaning set forth in the Restructured Trust Indenture.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lenders” means, collectively, the SEN Holders and the Bank Holders.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 14.14 to the Common Agreement, or such other office or offices as such Lender may from time to time notify Borrower and the Agents.

“LIBOR Loan” means, with respect to the Restructured Debt, any Restructured Debt bearing interest at all times during an Interest Period applicable to such Restructured Debt at the LIBOR Rate.

“LIBOR Rate” means, for any Interest Period, the rate of interest per annum determined by the Shared Payment and Collateral Agent to be the arithmetic mean (rounded upward to the next 1/100 of 1%) of the (a) offered rates for deposits in Dollars for a period equal to such Interest Period quoted on the second Business Day prior to the first day of such Interest Period, as such rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m. (London time) on such date, if at least two such offered rates appear on the Reuters Screen LIBOR Page, or (b) if, as of 11:00 a.m. (London time) on any such date fewer than two such rates appear on the Reuters Screen LIBOR Page, the rate for deposits in Dollars for a period equal to such Interest Period quoted on the second Business Day prior to the first day of such Interest Period, as such rate appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such date, in each case as determined by the Shared Payment and Collateral Agent.  If the LIBOR Rate cannot be determined based on either the Reuters Screen LIBOR Page or on Telerate Page 3750, LIBOR Rate means the rate per annum, as quoted by the Shared Payment and Collateral Agent’s London branch to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a period of time comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, assignment in trust, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement (including any conditional sale or other title retention agreement, any financing lease or any third party right to purchase having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“London” means London, England.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower or any Guarantor to perform its monetary obligations under any Operative Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Guarantor of any Operative Document or (ii) the rights and remedies of any Agent or the Lenders thereunder.

“Maturity Date” means the earliest of (i) the Scheduled Maturity Date, (ii) the date of any accelerated maturity pursuant to Article IX of the Common Agreement and (iii) the first date that all Restructured Principal has been indefeasibly paid in full in cash.

“MCI” has the meaning set forth in the preamble of the Common Agreement.

“Merger” means the merger of GMM with and into MM, with MM being the surviving corporation.

“Metal Price Prepayment Amount” has the meaning set forth in Section 8.01(b) of the Common Agreement.

“Metal Price Prepayment Event” has the meaning set forth in Section 8.01(b) of the Common Agreement.

“Mexarco” has the meaning set forth in the preamble of the Common Agreement.

“Mexcananea” has the meaning set forth in the preamble of the Common Agreement.

“Mexcobre” has the meaning set forth in the preamble of the Common Agreement.

“Mexican GAAP” means, as of any date of determination, generally accepted accounting principles that are applicable in Mexico as of the date of determination.

“Mexican Income Tax Law” means the Mexican Ley del Impuesto Sobre la Renta.

“Mexican Security Trust Agreement” means the Irrevocable Security Trust Agreement dated April 29, 2003, by and among GMM, MM, each Principal Subsidiary, AMC and the Shared Mexican Trustee.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos).

“Mimenosa” has the meaning set forth in the preamble of the Common Agreement.

“Minimal Nominal Period Capital Expenditures” means: (a) for any period ending after December 31, 2003, the higher of (i) 25% of the Scheduled Capital Expenditures for the fiscal year during which the calculation is being made and (ii) the actual Capital Expenditures during such period (other than Capital Expenditures to the extent financed with proceeds of any Permitted Indebtedness); and (b) for fiscal year 2003, the Capital Expenditures during such period.

“Minimal Nominal Period Capitalized Stripping” means: (a) for any period ending after December 31, 2003, the higher of (i) 25% of the Scheduled Capitalized Stripping for the fiscal year during which the calculation is being made and (ii) the actual Capitalized Stripping during such period; and (b) for fiscal year 2003, the Capitalized Stripping during such period.

“MM” has the meaning set forth in the preamble of the Common Agreement.

“MMI” has the meaning set forth in the preamble of the Common Agreement.

“MMM” has the meaning set forth in the preamble of the Common Agreement.

“Monthly Payment Date” means (i) (A) the twenty-fifth (25th) day of the month in which the Closing Date occurs, or (B) if the Closing Date occurs on or after the twenty-fifth (25th) day of a month, the twenty-fifth (25th) day of the next succeeding month, (ii) thereafter the twenty-fifth (25th) day of each month ending prior to the Maturity Date and (iii) the Maturity Date; provided that if any such day is not a Business Day, then such Monthly Payment Date shall be the immediately succeeding Business Day; and provided, further, that from and subsequent to the Maturity Date, Monthly Payment Dates shall be determined in accordance with Section 8.04(b) of the Common Agreement.

“Moody’s” means Moody’s Investor Services, Inc.

“Negative Covenant” has the meaning set forth in the preamble to Article V of the Common Agreement.

“Net Available Proceeds” means, with respect to any Asset Disposition by any Person, the aggregate amount of all cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, as and when received, but excluding any other consideration received in the form of an assumption by the acquiree of indebtedness or other obligations relating to the properties or assets that were the subject of such Asset Disposition) in respect thereof by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or any of its Subsidiaries on any Permitted Indebtedness that is secured by the assets that were the subject of such Asset Disposition in accordance with the terms of any Lien that is a Permitted Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by Applicable Law, be repaid out of the proceeds from such Asset Disposition and (iii) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with Mexican GAAP against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, in each case as determined by the chief executive officer or the chief financial officer of Borrower, with such determination evidenced by a certificate of such officer delivered to the Lenders.

“Net Capitalization” means, as of the end of any fiscal quarter of Borrower and its consolidated Subsidiaries, the total value of Borrower’s stockholder’s equity, as presented in the balance sheet of Borrower and its consolidated Subsidiaries as of such date, calculated in accordance with Mexican GAAP, and, prior to the Intercompany Payable Restructuring, less (a) the asset titled, “Minera Mexico, S.A. de C.V. (holding company)” as presented in such balance sheet, and (b) the asset titled, “Current: Notes and Accounts Receivable – Affiliated Companies” as presented in such balance sheet.

“Net Working Capital” means the result of Current Assets minus Current Liabilities.

“New York City” means the City of New York, State of New York, United States.

“New Bank Holders Notes” mean the notes issued by MM on the date of the closing of the Intercompany Payable Restructuring in replacement of the Bank Holders Notes issued by GMM pursuant to the Bank Holders Restructured Loan Agreement, which replacement notes shall also have been executed por aval by each of the Guarantors and, in the case of any such replacement note issued in replacement of a Specified Note (as defined in the GM Guaranty), by GM.

“New SEN Trustee Notes” mean the notes issued by MM on the date of the closing of the Intercompany Payable Restructuring in replacement of the SEN Trustee Notes issued pursuant to the Restructured Trust Indenture and designated therein as “Borrower Notes”.

“Notes” means, collectively, the SEN Trustee Notes, the SEN Holders Notes and the Bank Holders Notes.

“Obligations” means all debts, liabilities, obligations, covenants and duties, including for principal, fees, interest (including before and after judgment and during any Insolvency Proceeding, including at the rate specified in Section 8.04(b) of the Common Agreement), indemnities and all other amounts, in each case arising under any Operative Document and owed by Borrower or any Guarantor to any Lender, the SEN Trustee, any Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Operative Documents” means the following (for the avoidance of doubt, the term “Operative Documents” does not include the GM Guaranty):

(a)           the Common Agreement;

(b)           the Restructured Trust Indenture;

(c)           the Trust Agreement;

(d)           the Bank Holders Restructured Loan Agreement;

(e)           each Note;

(f)            the Collateral Documents;

(g)           all documents required to be delivered by MM and GMM to the Agents in connection with the Intercompany Payable Restructuring; and

(h)           the Subordination Agreement.

“Organizational Documents” means (i) with respect to any corporation, the estatutos sociales, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the shareholders or the board of directors (or any committee thereof) of such corporation and (ii) with respect to any other entity, as applicable to such type of entity, its certificate of formation or limited liability company certificate, limited liability company agreement, memorandum and articles of association, partnership agreement or similar constitutive documents and including all agreements, voting trusts and similar arrangements with or among the holders of such Person’s Capital Stock or other equity.

“Original Collection Accounts” shall mean the “Collection Accounts” as defined in the Original Trust Indenture.

“Original Trust Indenture” means the Trust Indenture, Security Agreement and Guaranty dated as of November 20, 1995, by and among the SEN Trust, Mexico Desarrollo Industrial Minero, S.A. de C.V., IMMSA, MMI, Mexcobre, Mimenosa, Mexcananea and Chemical Bank, as collateral agent.

“Pass-through Investor” means any holder of a certificate of beneficial interest in a Pass-through Vehicle.

“Pass-through Surety” means any Person providing credit enhancement, for the benefit of a Pass-through Vehicle holding one or more SEN Holders Notes or for the benefit of the related Pass-through Investors, in respect of such SEN Holders Notes.

“Pass-through Vehicle” means any entity that is a SEN Holder and was formed to hold SEN Holders Notes and credit enhancement contracts in respect thereof.

“Payment Office” means, with respect to any Agent, the address of such Agent for payments as set forth on Schedule 14.14 to the Common Agreement or such other address as such Agent may from time to time specify to Borrower, the other Agents and the Lenders.

“Percentage Calculation Date” has the meaning set forth in Section 4.03(b) of the Common Agreement.

“Permitted Indebtedness” shall mean (a) all Restructured Debt, (b) Indebtedness (i) evidencing the deferred purchase price of newly acquired items of equipment to be used in the ordinary business operations of Borrower or any Guarantor or their respective Subsidiaries, (ii) incurred to finance the acquisition of items of equipment of Borrower or any Guarantor or their respective Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party; provided that such items of equipment may not be encumbered with any Lien other than a Permitted Lien) or (iii) arising under any Surety Instrument issued by a Pass-through Surety, for the benefit of a Pass-through Vehicle holding one or more SEN Holders Notes or for the benefit of the related Pass-through Investors, in respect of such SEN Holders Notes, (c) other unsecured intercompany Indebtedness incurred in the ordinary course of business between Borrower and its Subsidiaries or between Borrower’s Subsidiaries and (d) other unsecured Indebtedness incurred in the ordinary course of business.

“Permitted Investments” means:

(a)           for Permitted Investments denominated in Dollars:

(i)            direct obligations of, or obligations, the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof,

(ii)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000; and

(iii)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) of this definition and entered into with a financial institution satisfying the criteria described in clause (iii) of this definition; and

(b)           for Permitted Investments denominated in Pesos or Dollars:

(i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, Mexico (or by any agency thereof to the extent such obligations are backed by the full faith and credit of Mexico) so long as the Dollar denominated short-term unsecured debt obligations of Mexico are rated “investment grade” by each of S&P and Moody’s, in each case maturing within one year from the date of acquisition thereof;

(ii)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of such acquisition, the highest credit rating obtainable from S&P or from Moody’s; and

(iii)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by, and deposit accounts issued or offered by, Scotiabank Inverlat, Banco Nacional de Mexico, S.A. (“Banamex”) or BBVA Bancomer, S.A. (“Bancomer”) and so long as, in the case of any such investment issued or offered by Banamex or Bancomer, the Dollar denominated short-term unsecured debt obligations of such institution are rated “investment grade” by each of S&P and Moody’s.

“Permitted Liens” has the meaning set forth in Section 5.01 of the Common Agreement.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of Borrower and the Guarantors existing or arising under Swap Contracts; provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business primarily for the purpose of mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision equivalent to Section 6(e)(i)(1) or (2) of the 1992 Master Agreement (Multicurrency-Cross Border) in the form published by the International Swap Dealers Association, Inc.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, other entity or Governmental Authority.

“Pesos” or “P$” means the lawful money of Mexico.

“PIK Interest” means (a) non-cash interest that accrues at the PIK Interest Rate and commences accruing on the Economic Effective Date on the outstanding SEN Series C Restructured Principal and (b) additional non-cash interest that accrues at the rate of 11.01% per annum on the Accreted PIK Balance and commences accruing on April 30, 2003.

“PIK Interest Rate” means a rate of 0.75% per annum.

“Prepayment Event” means the occurrence of (i) a Working Capital Prepayment Event, (ii) a Metal Price Prepayment Event, (iii) a Cash Flow Prepayment Event, (iv) an Early Asset Sale Debt Prepayment Event or (v) an Asset Disposition Prepayment Event.

“Primary Accounts” means all primary Mexican, U.S. and other bank accounts of Borrower and the Guarantors (other than accounts constituting SEN Collateral), each of which accounts in existence as of the Closing Date is listed in Schedule A-1 to the Common Agreement.

“Prime Rate” means, for any day, the rate that the Shared Payment and Collateral Agent announces from time to time at its principal office in New York City as its prime lending rate for Dollar loans in effect as of such day.

“Principal Subsidiary” means each of IMMSA, MMI, Mexcobre, Mimenosa, Mexcananea, Mexarco, MMM, TISLP, MCI, PU and any other direct or indirect Subsidiary of Borrower whose net worth, on a non-consolidated basis in accordance with Mexican GAAP, exceeds $1,000,000 at any time or whose net revenues (other than revenues from MM and its Subsidiaries), on a non-consolidated basis in accordance with Mexican GAAP, exceeds $3,000,000 in any fiscal year.

“Process Agent” has the meaning set forth in Section 14.22 of the Common Agreement.

“PU” has the meaning set forth in the preamble of the Common Agreement.

“Public Utility Holding Company Act” means the Public Utility Holding Company Act of 1935.

“Receivables” means accounts, receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

“Required Bank Holders” means, at any time, Bank Holders holding more than 50% of the then aggregate outstanding principal amount of the Restructured Debt held by the Bank Holders.

“Required Floating Rate Lenders” means, at any time, Floating Rate Lenders then holding more than 50% of the then aggregate outstanding principal amount of all LIBOR Loans.

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate outstanding principal amount of the Restructured Principal voting as a single class; provided, however, that during any period when (a) cash is being trapped by the SEN Collateral Agent (other than solely as a result of cash trapping pursuant to the terms of Section 4.03(b) of the Common Agreement) in accordance with Section 7.01(b) of the Common Agreement following an Event of Default and (b) the Restructured Debt has not been accelerated, the term “Required Lenders” shall, for purposes of (and only for purposes of) (i) Sections 8.04, 10.01, 13.04, 13.09, 13.11, 13.13, 13.14 and 14.09 of the Common Agreement and (ii) the Subordination Agreement, mean the Required Bank Holders.

“Required SEN Holders” means, at any time, the SEN Holders then holding more than 50% of the then aggregate outstanding principal amount of the Restructured Debt held by the SEN Holders (other than the Tranche C Restructured Debt and any PIK Interest).

“Responsible Officer” means, (a) with respect to any Person other than the SEN Trustee, the chief executive officer or the president of such Person, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer having substantially the same authority and responsibility and (b) with respect to the SEN Trustee, any officer within the corporate trust department of the SEN Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the SEN Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the Operative Documents to which the SEN Trustee is a party.

“Restricted Payment” means the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or the setting apart of assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of Borrower, any Guarantor or any of their respective Subsidiaries, or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of Borrower, any Guarantor or any of their respective Subsidiaries or otherwise.

“Restructured Debt” means, collectively, the Tranche A Restructured Debt, the Tranche B Restructured Debt and the Tranche C Restructured Debt.

“Restructured Debt Payment Schedule” means the payment schedule set forth as Schedule 4.01(b) to the Common Agreement.

“Restructured Principal” means, collectively, the Tranche A Restructured Debt and the Tranche B Principal Amount.

“Reuters Screen LIBOR Page” means the display designated as page “LIBOR” on the Reuters Monitor Money Rates service or such other page as may replace the “LIBOR” page of that service for the purpose of displaying LIBOR rates of major banks.

“Restructured Trust Indenture” means that certain Amended and Restated Trust Indenture dated as of April 29, 2003, by and among the SEN Trustee, GMM and the SEN Collateral Agent.

“Restructuring” means the restructuring of the Existing Bank Agreements and the Existing SEN Agreements under the Operative Documents.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Scheduled Assets” means those assets described in Schedule A-2 the Common Agreement.

“Scheduled Capitalized Expenditures” means, as of any date, the applicable amount set forth on Schedule 5.11 to the Common Agreement.

“Scheduled Capitalized Stripping” means , as of any date, the applicable amount set forth on Schedule 5.11 to the Common Agreement.

“Scheduled Maturity Date” means March 31, 2007.

“Scotiabank Unpaid Default Interest” means the excess of (x) $588,888 over (y) the excess of (1) the interest actually paid in cash to The Bank of Nova Scotia in respect of the loan made and held by it under the Existing Bank Agreements during the Interim Funding Period (which interest accrued thereon at a per annum rate equal to the LIBOR Rate plus 425 basis points) over (2) the amount of interest that would have accrued on such loan had the interest rate applicable to such loan been reduced on the Economic Effective Date to the LIBOR Rate plus 375 basis points per annum.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEN Cash Trapping Arrangement” has the meaning set forth in Section 7.01(b) of the Common Agreement.

“SEN Closing Date Contribution” means an amount equal to (a) the aggregate amount of all funds held in the Original Collection Accounts and the Debt Service Reserve Account on the Closing Date prior to the closing of the transactions contemplated by the Operative Documents minus (b) the sum of (1) the SEN Interest Reserve Account Required Balance as of the Closing Date, (2) the aggregate amount necessary to pay, in full, the fees and expenses of the SEN Holders incurred in connection with the transactions contemplated by the Operative Documents as provided in Section 2.01(u) of the Common Agreement, and (3) the aggregate amount necessary to pay any accrued and unpaid Current Cash Interest to any of the SEN Holders on the Closing Date.

“SEN Collateral” has the meaning set forth in the SEN Security Agreement.

“SEN Collateral Agent” has the meaning set forth in the preamble of the Common Agreement.

“SEN Contribution” means, collectively, (a) the SEN Interim Contribution and (b) the SEN Closing Date Contribution.

“SEN Holders” has the meaning set forth in the preamble of the Common Agreement, and for the avoidance of doubt shall mean only those Persons that hold SEN Holders Notes from time to time.

“SEN Holders Notes” means the notes issued by the SEN Trustee pursuant to the terms of the Restructured Trust Indenture, and designated therein as the “Secured Notes”.

“SEN Holders Operative Documents” means the Restructured Trust Indenture, the SEN Trustee Notes, the SEN Holders Notes, the SEN Security Agreement, the Trust Agreement and any other document relating specifically to the SEN Collateral, and for the avoidance of doubt shall not include the Common Agreement and the Mexican Security Trust Agreement.

“SEN Holders Restructured Principal” means that portion of the Restructured Principal held by the SEN Holders.

“SEN Interest Reserve Account” has the meaning set forth in the SEN Security Agreement.

“SEN Interest Reserve Account Required Balance” means, as of the Closing Date or any Monthly Payment Date, the aggregate amount of Cash Interest scheduled to come due in respect of the Tranche A Restructured Debt held by SEN Holders and the Tranche B Restructured Debt held by SEN Holders during the three (3) next succeeding months, calculated as if the applicable interest rates on such Restructured Debt in effect on the Closing Date or such Monthly Payment Date, as the case may be, will remain in effect throughout such three-month period; provided, however, that with respect to the three (3) month period prior to the Scheduled Maturity Date, such amount shall exclude Cash Interest payable with respect to PIK Interest on the Scheduled Maturity Date.

“SEN Interim Contribution” means an amount equal to $38,800,000.

“SEN Make-Whole Amount” means an amount due to holders of SEN Series C Restructured Principal or holders of SEN Series D Restructured Principal pursuant to Section 7.01(f) or Section 7.01(g) of the Common Agreement.

“SEN Security Agreement” means that certain SEN Security Agreement dated as of April 29, 2003, by and among GMM, MM, the Principal Subsidiaries, the SEN Trustee and the SEN Collateral Agent.

“SEN Series C Restructured Principal” has the meaning set forth in the Restructured Trust Indenture.

“SEN Series D Restructured Principal” has the meaning set forth in the Restructured Trust Indenture.

“SEN Series E Restructured Principal” has the meaning set forth in the Restructured Trust Indenture.

“SEN Series E Cash Interest Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“SEN Trust” has the meaning set forth in the preamble of the Common Agreement.

“SEN Trustee” has the meaning set forth in the preamble of the Common Agreement.

“SEN Trustee Notes” means (i) prior to the Intercompany Payable Restructuring, the notes issued by GMM pursuant to the Restructured Trust Indenture and designated therein as the “Borrower Notes” and (ii) from and after the date of the Intercompany Payable Restructuring, the notes issued by MM pursuant to the Restructured Trust Indenture and designated therein as the “Borrower Notes”.

“Shared Collateral” has the meaning set forth in Section 7.01(c) of the Common Agreement.

“Shared Collateral Control Agreement” has the meaning set forth in the U.S. Security Agreement.

“Shared Mexican Trustee” means GE Capital Bank, S.A., Institución de Banca Múltiple, GE Capital Grupo Financiero.

“Shared Payment and Collateral Agent” has the meaning set forth in the preamble of the Common Agreement.

“Shared Yankee Bond Collateral” means all Shared Collateral of Borrower and its Subsidiaries other than the Excluded Assets (as defined in the Mexican Security Trust Agreement).

“Solvent” means, with respect to any Person on a particular date, that on such date: (a) the fair market value of the property of such Person is greater than the total amount of its liabilities, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital, (e) no more than 35% of such Person’s payment obligations are thirty (30) or more days past due, and (f) such Person owns enough “Liquid Assets” (as hereafter defined) with which to pay at least 80% of its past due payment obligations.  For purposes hereof, the term “Liquid Assets” means, at any time, (i) cash on hand, (ii) demand cash deposits, (iii) cash deposits and investments redeemable within ninety (90) days, (iv) receivables becoming due within ninety (90) days and (v) securities for which a liquid market exists in which the value of such securities on such date can be determined and such securities can be sold within thirty (30) Mexican banking days.

“Specified Participant” has the meaning set forth in Section 4.20 of the Common Agreement.

“Subordination Agreement” has the meaning set forth in Section 14.23 of the Common Agreement.

“Subsidiary” means, with respect to any specified Person, any corporation, association, partnership, limited liability company, joint venture or other business Person of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such specified Person, by one or more of the Subsidiaries of such specified Person, or by a combination thereof.

“Substitute Rate” has the meaning set forth in Section 12.05 of the Common Agreement.

“Super-Majority Lenders” means, at any time, Lenders holding greater than 60% of the then aggregate outstanding principal amount of the Restructured Principal voting as a single class.

“Surety Instrument” means any letter of credit (including standby and commercial), bankers’ acceptance, bank guarantee, surety bond or similar instrument.

“Swap Contract” mean any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, compulsory loans, withholdings or similar charges, and all liabilities with respect thereto, and any and all stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies, if any, that arise from any payment under the Common Agreement or any other Operative Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Common Agreement or any other Operative Document, and all liabilities with respect to any of the foregoing, excluding, in the case of each Lender and each Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Agent, as the case may be, is organized or maintains a Lending Office.

“Telerate Page 3750” means the display designated as page “3750” on the Telerate Service (formerly known as the Dow Jones Market Service) or such other page as may replace the “3750” page on the Telerate Service or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits.

“TISLP” has the meaning set forth in the preamble to the Common Agreement.

“Total Debt” means, as of the end of any fiscal quarter of Borrower and its consolidated Subsidiaries, the sum, without duplication, of (a) the Restructured Debt as of such date (excluding the principal amount of any GM Notes then outstanding (including any such principal resulting from the capitalization of interest thereon)), (b) all other direct and indirect obligations for money borrowed by Borrower or any of its Subsidiaries outstanding as of such date, (c) all Capital Leases of Borrower and its Subsidiaries outstanding as of such date, and (d) the face value of any and all obligations for money borrowed by other Persons and guaranteed by Borrower or any of its Subsidiaries.

“Total Debt to Net Capitalization Ratio” means, as of any date of determination, Total Debt divided by Net Capitalization.

“Tranche A Restructured Debt” means, collectively, (i) with respect to the Bank Holders, each “Tranche A Loan” (as such term is defined in the Bank Holders Restructured Loan Agreement) and (ii) with respect to the SEN Holders, each “Tranche A Loan” (as such term is defined in the Restructured Trust Indenture).

“Tranche B Principal Amount” means, at any time, an amount equal to the Tranche B Restructured Debt minus prepayments of the Tranche B Restructured Debt resulting from Prepayment Events.  For the avoidance of doubt, Tranche B Principal Amount shall not include PIK Interest.

“Tranche B Restructured Debt” means, collectively, (i) with respect to the Bank Holders, each “Tranche B Loan” (as such term is defined in the Bank Holders Restructured Loan Agreement) and (ii) with respect to the SEN Holders, each “Tranche B Loan” (as such term is defined in the Restructured Trust Indenture).

“Tranche C Restructured Debt” means any SEN Make-Whole Amount due and owing in accordance with Section 7.01(f) or Section 7.01(g) of the Common Agreement.

“Trust Acceptance Letter” means that certain letter agreement dated as of April 29, 2003, whereby the Shared Payment and Collateral Agent accepts the benefits of the Mexican Security Trust Agreement.

“Trust Agreement” has the meaning set forth in the Restructured Trust Indenture.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York and in any other jurisdiction the laws of which control the creation or perfection of security interests under the Operative Documents, with the exception of the Mexican Security Trust Agreement.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Cash” means, as of any date, the amount of cash and any Permitted Investments that are cash equivalents on hand as of such date less any cash held as a reserve against the payment of the Restructured Debt, the payment of any Indebtedness outstanding under the Yankee Bond Indenture or any similar obligation.

“Updated Projections” has the meaning set forth in Section 2.01(k) of the Common Agreement.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) in effect as of the date of determination, applied on a consistent basis both as to amounts and classification of items.

“U.S. Security Agreement” means the U.S. Security Agreement dated as of April 29, 2003, by and among GMM, MM and the Principal Subsidiaries in favor of the Shared Payment and Collateral Agent.

“Working Capital Prepayment Amount” has the meaning set forth in Section 8.01(a) of the Common Agreement.

“Working Capital Prepayment Event” has the meaning set forth in Section 8.01(a) of the Common Agreement.

“Yankee Bond Indenture” means that certain Indenture dated as of March 31, 1998, by and among GMM, as issuer, certain of its Subsidiaries, as guarantors, and The Bank of New York, as trustee.